As filed with the Securities and Exchange Commission on December 20, 2021

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREENWAVE TECHNOLOGY SOLUTIONS, INC. (f/k/a MassRoots, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	7370	46-2612944
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code	Identification Number)

277 Suburban Drive, Suffolk, VA 23434

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

(757) 966-1432

Danny Meeks

Chief Executive Officer

277 Suburban Drive

Suffolk, VA 23434

(757) 966-1432

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

M. Ali Panjwani

Pryor Cashman LLP

7 Times Square

New York, NY 10036

212-326-0820

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Each Class of Securities to be Registered (1)	to be Registered	Price Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.001 per share (3)	4,525,795,918	$0.06	$271,547,755.08	$25,172.48
Total	4,525,795,923	$0.06	$271,547,755.08	$25,172.48

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling security holders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTC Pink on December 16, 2021.

(3)	Represents shares of common stock issuable upon (a) conversion outstanding convertible debt into shares of common stock and (b) shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock, in each case, offered by the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION

Dated December 20, 2021

4,525,795,918 Shares of Common Stock

This prospectus relates to the sale or other disposition from time to time by the selling stockholders of Greenwave Technology Solutions, Inc., a Delaware corporation (f/k/a MassRoots, Inc.) (the “Company”) identified in this prospectus of up to 4,525,795,918 shares of our common stock, par value par value $0.001 per share (“Common Stock”), including 754,299,325 shares of Common Stock issuable upon conversion of outstanding convertible debt and 754,299,323 shares of Common Stock issuable upon exercise of outstanding warrants (collectively, the “Resale Shares”). All of the Resale Shares were initially purchased from the Company in private placement transactions and are being offered for resale by the selling stockholders. For a description of the transactions pursuant to which this resale registration statement relates, please see “Recent Unregistered Financings.”

The Resale Shares may be sold by the selling stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The prices at which the selling stockholders may sell the Resale Shares will be determined by the prevailing market price for shares of the Company’s Common Stock or in negotiated transactions. We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders; however, we will receive the proceeds from any cash exercise of warrants.

We will bear all costs relating to the registration of the Resale Shares, other than any selling stockholders legal or accounting costs or commissions. We will not be paying any underwriting discounts or commissions in this offering.

Our Common Stock is presently quoted on the OTC Pink tier of the OTC Markets Group, Inc. (“OTC Pink”) under the symbol “MSRT.” The closing price of our Common Stock on December 16, as reported by OTC Markets Group, Inc., was $0.05 per share.

Investing in our Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our Common Stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We have not registered the sale of the Resale Shares under the securities laws of any state. Brokers or dealers effecting transactions in the Resale Shares should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Greenwave Technology Solutions, Inc., or the Resale Shares that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December ___, 2021.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements” within the meaning of the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our current beliefs, goals and expectations about matters such as our expected financial position and operating results, our business strategy and our financing plans. The forward-looking statements in this prospectus are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events. The forward-looking statements generally can be identified by the use of terms such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “guidance,” “estimate,” “potential,” “outlook,” “target,” “forecast,” “likely” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons. You should review carefully all information, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus or under similar headings in any accompanying prospectus supplement. Any forward-looking statements in this prospectus are made only as of the date hereof and, except as may be required by law, we do not have any obligation to publicly update any forward-looking statements contained in this prospectus to reflect subsequent events or circumstances.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the information under “Risk Factors” set forth in this prospectus and the information included in any prospectus supplement or free writing prospectus that we have authorized for use in connection with this offering. This prospectus contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may vary materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth under “Risk Factors,” as well as other matters described in this prospectus. See “Cautionary Notice Regarding Forward-Looking Statements.”

Unless the context indicates or otherwise requires, the “Company,” “we,” “us,”, “our” “Greenwave” of the “Registrant” refer to Greenwave Technology Solutions, Inc., a Delaware corporation, and its subsidiaries.

Unless otherwise indicated, all share and per share information relating to our Common Stock in this prospectus has been adjusted to reflect the Exchange which occurred during our Reorganization. See “The Reorganization And Exchange” for additional discussion of the Exchange and Reorganization.

Overview

As used herein, the terms “we,” “us,” “our,” and “our Company” and “the Company” refer to Greenwave Technology Solutions, Inc., a Delaware corporation, and/or its related subsidiaries, as the context may require. Greenwave was formed in April 2013 as a technology platform developer under the name MassRoots, Inc. On September 30, 2021, we closed our acquisition of Empire Services, Inc. (“Empire”), which operates 11 metal recycling facilities in Virginia and North Carolina.  The acquisition was effective October 1, 2021 upon the effectiveness of the Certificate of Merger in Virginia.

At these facilities, Empire collects, classifies and processes appliances, construction material, end-of-life vehicles, boats, and industrial machinery. We process these items by crushing, shearing, shredding, separating, and sorting, into smaller pieces and categorize these recycled ferrous, nonferrous, and mixed metal pieces based on density and metal prior to sale. In cases of scrap cars, we remove the catalytic converters, aluminum wheels, and batteries for separate processing and sale prior to shredding the vehicle. We have designed our systems to maximize the value of metals produced from this process.

We operate an industrial shredder at our Kelford, North Carolina location. Our shredder is designed to produce a denser product and, in concert with advanced separation equipment, more refined recycled ferrous metals, which are more valuable as they require less processing to produce recycled steel products. In totality, this process reduces large metal objects like auto bodies into baseball-sizes pieces of shredded recycled metal.

The shredded pieces are then placed on a conveyor under magnetized drums to separate the ferrous metal from the mixed nonferrous metal and residue, producing consistent and high-quality ferrous scrap metal. The nonferrous metals and other materials then go through a number of additional mechanical systems which separate the nonferrous metal from any residue. The remaining nonferrous metal is further processed to sort the metal by type, grade, and quality prior to being sold as products, such as zorba (mainly aluminum), zurik (mainly stainless steel), and shredded insulated wire (mainly copper and aluminum).

One of our main corporate priorities is to open a facility with rail or deep-water port access to enable the Company to efficiently transport its products to domestic steel mills and overseas foundries. Because this would greatly expand the number of potential buyers of our processed scrap products, we believe opening a facility with port or rail access would result in an increase both the revenue and profitability of our existing operations.

Empire is headquartered in Suffolk, Virginia and employs 73 people as of December 9, 2021.

Products and Services

Our main product is recycling ferrous metal, which is used in the recycling and production of finished steel. It is categorized into heavy melting steel (“HMS”), plate and structural (“bonus”), and shredded scrap (“shred”), with various grades of each of those categorized based on the content, size and consistency of the metal. All of these attributes affect the metal’s value.

We also process nonferrous metals such as aluminum, copper, stainless steel, nickel, brass, titanium, lead, alloys and mixed metal products. Additionally, we sell the catalytic converters recovered from end-of-life vehicles to processors which extract the nonferrous precious metals such as platinum, palladium and rhodium.

We provide metal recycling services to a wide range of customers, including large corporations, industrial manufacturers, retail customers, and government organizations.

Pricing and Customers

Prices for our ferrous and nonferrous products are based on prevailing market rates and are subject to market cycles, worldwide steel demand, government regulations and policy, and supply of products that can be processed into recycled steel. Our main buyer, Sims Metal Management, adjusts the prices they pay for scrap metal products based on market rates usually on a monthly or bi-weekly basis. We are paid for the scrap metal we deliver to Sims on the same business day that we deliver the metal.

Based on any prices changes from Sims or our other buyers, we in turn adjust the price for unprocessed scrap we pay customers in order to manage the impact on our operating income and cashflows.

The spread we are able to realize between the sales prices and the cost of purchasing scrap metal is determined by a number of factors, including transportation and processing costs. Historically, we have experienced sustained periods of stable or rising metal selling prices, which allow us to manage or increase our operating income. When selling prices decline, we adjust the prices we pay customers to minimize the impact to our operating income.

Sources of Unprocessed Metal

Our main source of unprocessed metal we purchase are end-of-life vehicles, old equipment, appliances and other consumer goods, and scrap metal from construction or manufacturing operations. We acquire this unprocessed metal from a wide base of suppliers including large corporations, industrial manufacturers, retail customers, and government organizations who unload their metal at our facilities or we pick it up and transport it from the supplier’s location. Currently, all of our operations and the suppliers are located in the Hampton Roads and northeastern North Carolina markets.

Our supply of scrap metal is influenced by overall health of economic activity in the United States, changes in prices for recycled metal, and, to a lesser extent, seasonal factors such as severe weather conditions, which may prohibit or inhibit scrap metal collection.

Competition

We compete with a several large, well-financed recyclers of scrap metal, steel mills which own their own scrap metal processing operations, and with smaller metal recycling companies. Demand for metal products are sensitive to global economic conditions, the relative value of the U.S. dollar, and availability of material alternatives, including recycled metal substitutes. Prices for recycled metal are also influenced by as tariffs, quotas, and other import restrictions, and by licensing and government requirements.

We aim to create a competitive advantage through our ability to process significant volumes of metal products, our use of processing and separation equipment, the number and location of our facilities, and the operating synergies we have been able to develop based on our experience.

Company Information

We were incorporated in the state of Delaware on April 26, 2013 as a technology company. Our address is 277 Suburban Drive, Suffolk, Virginia 23434, our telephone number is (757) 966-1432 and our website is www.GreenwaveTechnologySolutions.com. The information on our website is not a part of this prospectus.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion, as adjusted, or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Corporate Actions Approved at a Meeting of Stockholders

On September 3, 2021, the Company held its 2021 annual meeting of stockholders. At the annual meeting, stockholders approved (i) the two director nominees, (ii) an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.001, of the Company from 500,000,000 shares to 1,200,000,000 shares, (iii) the grant of discretionary authority to the Company’s Board of Directors to amend the Certificate of Incorporation to effect one or more consolidations of the issued and outstanding shares of Common Stock, pursuant to which the shares of Common Stock would be combined and reclassified into one share of Common Stock at a ratio within the range from 1-for-2 up to 1-for-1,000 (each, a “Reverse Stock Split”), provided that, (X) the Company shall not effect Reverse Stock Splits that, in the aggregate, exceed 1-for-1,000, and (Y) any Reverse Stock Split is completed no later than the first anniversary of the Record Date, (iv) the Company’s 2021 Equity Incentive Plan and the availability of 50,000,000 shares of common stock for issuance thereunder, (v) the ratification of RBSM LLP as the Company’s independent public account for the fiscal year ending December 31, 2021, and (vi) an advisory vote on executive compensation.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to an aggregate 4,525,795,918 shares of our Common Stock, consisting of: 754,299,325 shares of Common Stock issuable upon conversion of convertible Notes and warrants to purchase up to 754,299,323 shares of Common Stock issued pursuant to a November 2021 Private Placement.

Common stock offered by selling stockholders:	4,525,795,918 shares which includes 754,299,325 shares of common stock issuable upon conversion of convertible debt and 754,299,323 shares of Common Stock issuable upon exercise of outstanding warrants.

Offering price:	Market price or privately negotiated prices.

Common stock outstanding after the offering:	2,563,469,978 shares, including shares of Common Stock issuable upon exercise of warrants.

Use of proceeds:	We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders; however, we will receive the proceeds from any cash exercise of warrants.

Risk factors:	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 5.

Symbol on OTC Pink:	MSRT

Assumptions Used Throughout This Prospectus

Unless otherwise stated in this prospectus, the number of shares of our common stock to be outstanding after this offering is based on 994,871,337 shares of our common stock outstanding as of December 9, 2021.

Unless otherwise stated in this prospectus, the number of shares of our common stock to be outstanding after this offering excludes the following other securities that may be issuable in the future:

●	825,874,319 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.0659 per share;

●	27,621,765 shares of common stock issuable upon the exercise of outstanding stock options;

●	50,190,000 shares of common stock available for future issuance under our 2021 Equity Incentive Plan; and

●	754,299,325 shares of common stock issuable upon conversion of outstanding convertible notes at a conversion price of $0.05 per share.

RISK FACTORS

An investment in our common stock involves a high degree of risk. The risks described below include all material risks to our company or to investors in this offering that are known to our company. You should carefully consider such risks before participating in this offering. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus.

Risks Relating to Our Business and Industry

The coronavirus disease 2019 (COVID-19) pandemic has had, and may continue to have, an adverse effect on our business, results of operations, financial condition and cash flows. Future epidemics or other public health emergencies could have similar effects.

Our operations expose us to risks associated with pandemics, epidemics or other public health emergencies, such as the COVID-19 pandemic which spread from China to many other countries including the United States. In March 2020, the World Health Organization characterized COVID-19 as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency. The outbreak resulted in governments around the world implementing stringent measures to help control the spread of the virus, followed by phased regulations and guidelines for reopening communities and economies. In addition, governments and central banks in several parts of the world have enacted fiscal and monetary stimulus measures to counteract the impacts of COVID-19.

We are a company operating in a critical infrastructure industry, as defined by the U.S. Department of Homeland Security. Consistent with federal guidelines and with state and local orders to date, we have continued to operate across our footprint. Notwithstanding our continued operations, COVID-19 has negatively impacted and may have further negative impacts on our financial performance, operations, supply chain and flows of raw materials, transportation and logistics networks and customers. Due in large part to the impacts of and response to the spread of COVID-19, global economic conditions declined sharply during the second quarter of fiscal 2020, resulting in historic unemployment levels, rapid changes in supply and demand in certain industry sectors, businesses switching to remote work or ceasing operations, and consumers eliminating, restricting or redirecting spending. The economic downturn adversely affected demand for our products and contributed to weaker supply and demand conditions affecting prices and volumes in the markets for our products, services and raw materials. During fiscal 2020, in particular the second quarter, our operations, margins and results were adversely impacted by lower sales volumes of recycled metals driven by severely constrained supplies of scrap metal including end-of-life vehicles, leading to lower processed volumes at our recycling facilities. We also experienced significant decreases in selling prices for our recycled metal products, softer demand, supply chain disruptions, reduced availability of shipping containers, and other logistics constraints.

The COVID-19 pandemic could further negatively impact our business or results of operations through the temporary closure of our operating locations or those of our customers or suppliers, disrupting scrap metal inflows to our recycling facilities, limiting our ability to process scrap metal through our shredder, inhibiting the manufacture of steel products at our steel mill, and delaying or preventing deliveries to our customers, among others. In addition, the ability of our employees and our suppliers’ and customers’ employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19, or as a result of prevention and control measures, which may significantly hamper our production throughout the supply chain and constrict sales channels.

Because the severity, magnitude and duration of the COVID-19 pandemic and its economic consequences are uncertain, continually changing and difficult to predict, the pandemic’s impacts on our operations and financial performance, as well as its impact on our ability to successfully execute our business strategies and initiatives, are also uncertain and difficult to predict. Further, the ultimate impact of the COVID-19 pandemic on our operations and financial performance depends on many factors that are not within our control, including, but not limited to: governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic (including restrictions on travel and transportation and workforce pressures); the impact of the pandemic and actions taken in response on global and regional economies and on levels of economic activity; the availability of federal, state or local funding programs; general economic uncertainty in key global markets and financial market volatility; global economic conditions and levels of economic growth; and the pace of recovery when the COVID-19 pandemic subsides. While we expect the COVID-19 pandemic to continue to negatively impact our results of operations, cash flows and financial position, the current level of uncertainty over the economic and operational impacts of COVID-19 means the related financial impact cannot be reasonably estimated at this time.

We operate in industries that are cyclical and sensitive to general economic conditions, which could have a material adverse effect on our operating results, financial condition and cash flows

Demand for most of our products is cyclical in nature and sensitive to general economic conditions. The timing and magnitude of the cycles in the industries in which our products are used, including global steel manufacturing and nonresidential and infrastructure construction in the U.S., are difficult to predict. The cyclical nature of our operations tends to reflect and be amplified by changes in economic conditions, both domestically and internationally, and foreign currency exchange fluctuations. Economic downturns or a prolonged period of slow growth in the U.S. and foreign markets or any of the industries in which we operate could have a material adverse effect on our results of operations, financial condition and cash flows.

Changing conditions in global markets including the impact of sanctions and tariffs, quotas and other trade actions and import restrictions may adversely affect our operating results, financial condition and cash flows

A significant portion of the metal we process is sold to end customers located outside the U.S., including countries in Asia, the Mediterranean region and North, Central and South America. Our ability to sell our products profitably, or at all, is subject to a number of risks including adverse impacts of political, economic, military, terrorist or major pandemic events; labor and social issues; legal and regulatory requirements or limitations imposed by foreign governments including quotas, tariffs or other protectionist trade barriers, sanctions, adverse tax law changes, nationalization, currency restrictions, or import restrictions for certain types of products we export; and disruptions or delays in shipments caused by customs compliance or other actions of government agencies. The occurrence of such events and conditions may adversely affect our operating results, financial condition and cash flows.

For example, in fiscal 2017, regulators in China began implementing the National Sword initiative involving inspections of Chinese industrial enterprises, including recyclers, in order to identify rules violations with respect to discharge of pollutants or illegally transferred scrap imports. Restrictions resulting from the National Sword initiative include a ban on certain imported recycled products, lower contamination limits for permitted recycled materials, and more comprehensive pre- and post-shipment inspection requirements. Disruptions in pre-inspection certifications and stringent inspection procedures at certain Chinese destination ports have limited access to these destinations and resulted in the renegotiation or cancellation of certain nonferrous customer contracts in connection with the redirection of such shipments to alternate destinations. Commencing July 1, 2019, China imposed further restrictions in the form of import license requirements and quotas on certain scrap products, including certain nonferrous products we sell. Chinese import licenses and quotas are issued to Chinese scrap consumers on a quarterly basis for the importation of scrap products. Since the implementation of this program, the size of import quotas has been steadily reduced on a quarter-over-quarter basis. We have continued to sell our recycled metal products into China; however, additional or modified license requirements and quotas, as well as additional product quality requirements, may be issued in the future. We believe that the potential impact on our recycling operations of the Chinese regulatory actions described above could include requirements that would necessitate additional processing and packaging of certain nonferrous recycled scrap metal products, increased inspection and certification activities with respect to exports to China, or a change in the use of our sales channels in the event of delays in the issuance of licenses, restrictive quotas or an outright ban on certain or all of our recycled metals products by China. As regulatory developments progress, we may need to make further investments in nonferrous processing equipment beyond existing planned investments where economically justified, incur additional costs in order to comply with new inspection requirements, or seek alternative markets for the impacted products, which may result in lower sales prices or higher costs and may adversely impact our business or results of operations.

In March 2018, the U.S. imposed a 25 percent tariff on certain imported steel products and a 10 percent tariff on certain imported aluminium products under Section 232 of the Trade Expansion Act of 1962. These new tariffs, along with other U.S. trade actions, have triggered retaliatory actions by certain affected countries, and other foreign governments have initiated or are considering imposing trade measures on other U.S. goods. For example, China has imposed a series of retaliatory tariffs on certain U.S. products, including a 25 percent tariff on all grades of U.S. scrap and an additional 25 percent tariff on U.S. aluminium scrap. These tariffs and other trade actions could result in a decrease in international steel demand beyond that already experienced and further negatively impact demand for our products, which would adversely impact our business. Given the uncertainty regarding the scope and duration of these trade actions by the U.S. or other countries, the impact of the trade actions on our operations or results remains uncertain, but this impact could be material.

Changes in the availability or price of inputs such as raw materials and end-of-life vehicles could reduce our sales

Our businesses require certain materials that are sourced from third party suppliers. Industry supply conditions generally involve risks, including the possibility of shortages of raw materials, increases in raw material and other input costs, and reduced control over delivery schedules. We procure our scrap inventory from numerous sources. These suppliers generally are not bound by long-term contracts and have no obligation to sell scrap metal to us. In periods of declining or lower scrap metal prices suppliers may elect to hold scrap metal to wait for higher prices or intentionally slow their metal collection activities, tightening supply. If a substantial number of suppliers cease selling scrap metal to us, we will be unable to recycle metal at desired levels, and our results of operations and financial condition could be materially adversely affected. For instance, in the second quarter of fiscal 2020 a lower price environment for recycled metals in combination with economic and other restrictions on suppliers relating to COVID-19 severely constricted the supply of scrap metal including end-of-life vehicles, which resulted in significantly reduced processed volumes. A slowdown of industrial production in the U.S. may also reduce the supply of industrial grades of metal to the metals recycling industry, resulting in less recyclable metal available to process and market. Increased competition for domestic scrap metal, including as a result of overcapacity in the scrap recycling industry in the U.S. and Canada, may also reduce the supply of scrap metal available to us. Failure to obtain a steady supply of scrap material could both adversely impact our ability to meet sales commitments and reduce our operating margins. Failure to obtain an adequate supply of end-of-life vehicles could adversely impact our ability to attract customers and charge admission fees and reduce our parts sales. Failure to obtain raw materials and other inputs to steel production such as graphite electrodes, alloys and other required consumables, could adversely impact our ability to make steel to the specifications of our customers.

Significant decreases in scrap metal prices may adversely impact our operating results

The timing and magnitude of the cycles in the industries in which we operate are difficult to predict and are influenced by different economic conditions in the domestic market, where we typically acquire our raw materials, and foreign markets, where we typically sell the majority of our products. Purchase prices for scrap metal including end-of-life vehicles and selling prices for recycled scrap metal are subject to market forces beyond our control. While we attempt to respond to changing recycled scrap metal selling prices through adjustments to our metal purchase prices, our ability to do so is limited by competitive and other market factors. As a result, we may not be able to reduce our metal purchase prices to fully offset a sharp reduction in recycled scrap metal sales prices, which may adversely impact our operating income and cash flows. In addition, a rapid decrease in selling prices may compress our operating margins due to the impact of average inventory cost accounting, which causes cost of goods sold recognized in the Consolidated Statements of Operations to decrease at a slower rate than metal purchase prices.

For instance, in fiscal 2020, weaker market conditions for recycled metals, including as a result of the sharp decline in global economic conditions during the third quarter of fiscal 2020 in large part due to the impacts of the COVID-19 pandemic, and structural changes to the market for certain recycled nonferrous products primarily from Chinese import restrictions and tariffs, resulted in periods of sharply declining commodity prices and lower average net selling prices for our ferrous and nonferrous recycled metal products compared to fiscal 2019. As a result, operating margins in fiscal 2020 compressed as the decline in average net selling prices for our recycled metal products outpaced the reduction in purchase costs for raw materials.

Imbalances in supply and demand conditions in the global steel industry may reduce demand for our products

Economic expansions and contractions in global economies can result in supply and demand imbalances in the global steel industry that can significantly affect the price of commodities used and sold by our business, as well as the price of and demand for finished steel products. In a number of foreign countries, such as China, steel producers are generally government-owned and may therefore make production decisions based on political or other factors that do not reflect free market conditions. In the past, overcapacity and excess steel production in these foreign countries resulted in the export of aggressively priced semi-finished and finished steel products. This led to disruptions in steel-making operations within other countries, negatively impacting demand for our recycled scrap metal. Existing or new trade laws and regulations may cause or be inadequate to prevent disadvantageous trade practices, which could have a material adverse effect on our financial condition and results of operations. Although trade regulations restrict or impose duties on the importation of certain products, if foreign steel production significantly exceeds consumption in those countries, global demand for our recycled scrap metal products could decline and imports of steel products into the U.S. could increase, resulting in lower volumes and selling prices for our recycled metal products and finished steel products.

Impairment of long-lived assets and equity investments may adversely affect our operating results

Our long-lived asset groups are subject to an impairment assessment when certain triggering events or circumstances indicate that their carrying value may be impaired. If the carrying value exceeds our estimate of future undiscounted cash flows of the operations related to the asset group, an impairment is recorded for the difference between the carrying amount and the fair value of the asset group. The results of these tests for potential impairment may be adversely affected by unfavourable market conditions, our financial performance trends, or an increase in interest rates, among other factors. If, as a result of the impairment test, we determine that the fair value of any of our long-lived asset groups is less than its carrying amount, we may incur an impairment charge that could have a material adverse effect on our financial condition and results of operations.

We may be unable to renew facility leases, thus restricting our ability to operate

We lease a significant portion of our facilities. The cost to renew such leases may increase significantly, and we may not be able to renew such leases on commercially reasonable terms or at all. Failure to renew these leases or find suitable alternative locations for our facilities may impact our ability to continue operations within certain geographic areas, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Increases in the value of the U.S. dollar relative to other currencies may reduce the demand for our products

A significant portion of our recycled scrap metal revenues is generated from sales to foreign customers, which are denominated in U.S. dollars, including customers located in Asia, the Mediterranean region and North, Central and South America. A strengthening U.S. dollar, as experienced during recent years including fiscal 2020, makes our products more expensive for non-U.S. customers, which may negatively impact export sales. A strengthening U.S. dollar also makes imported metal products less expensive, which may result in an increase in imports of steel products into the U.S. As a result, our finished steel products, which are made in the U.S., may become more expensive for our U.S. customers relative to imported steel products thereby reducing demand for our products.

Equipment upgrades, equipment failures and facility damage may lead to production curtailments or shutdowns

Our business operations and recycling and manufacturing processes depend on critical pieces of equipment, including information technology equipment, shredders, nonferrous sorting technology, furnaces and a rolling mill, which may be out of service occasionally for scheduled upgrades or maintenance or as a result of unanticipated failures. Our facilities are subject to equipment failures and the risk of catastrophic loss due to unanticipated events such as fires, earthquakes, accidents or violent weather conditions. Interruptions in our processing and production capabilities and shutdowns resulting from unanticipated events could have a material adverse effect on our financial condition, results of operations and cash flows.

We are subject to legal proceedings and legal compliance risks that may adversely impact our financial condition, results of operations and liquidity

We spend substantial resources ensuring that we comply with domestic and foreign regulations, contractual obligations and other legal standards. Notwithstanding this, we are subject to a variety of legal proceedings and compliance risks in respect of various matters, including regulatory, safety, environmental, employment, transportation, intellectual property, contractual, import/export, international trade and governmental matters that arise in the course of our business and in our industry. An outcome in an unusual or significant legal proceeding or compliance investigation in excess of insurance recoveries could adversely affect our financial condition and results of operations. For information regarding our current significant legal proceedings and contingencies, see “Legal Proceedings” in Part I, Item 3 and “Contingencies – Other” within Note 9 - Commitments and Contingencies in Part II, Item 8 of this report.

Climate change may adversely impact our facilities and our ongoing operations

The potential physical impacts of climate change on our operations are highly uncertain and depend upon the unique geographic and environmental factors present, for example rising sea levels at deep water port facilities, changing storm patterns and intensities, and changing temperature levels. As many of our recycling facilities are located near deep water ports, rising sea levels may disrupt our ability to receive scrap metal, process the scrap metal through our shredders and ship products to our customers. Extreme weather events and conditions, such as hurricanes, thunderstorms, tornadoes, wildfires and snow or ice storms, may increase our costs or cause damage to our facilities, and any damage resulting from extreme weather may not be fully insured. Increased frequency and duration of adverse weather events and conditions may also inhibit construction activity utilizing our products, scrap metal inflows to our recycling facilities, and retail admissions and parts sales at our auto parts stores. Potential adverse impacts from climate change, including rising temperatures and extreme weather events and conditions, may create health and safety issues for employees operating at our facilities and may lead to an inability to maintain standard operating hours.

We may not realize our deferred tax assets in the future

The assessment of recoverability of our deferred tax assets is based on an evaluation of existing positive and negative evidence as to whether it is more-likely-than-not that they will be realized. If negative evidence outweighs positive evidence, a valuation allowance is required. Impairment of deferred tax assets may result from significant negative industry or economic trends, a decrease in earnings performance and projections of future taxable income, adverse changes in laws or regulations, and a variety of other factors. Impairment of deferred tax assets could have a material adverse impact on our results of operations and financial condition and could result in not realizing the deferred tax assets. Deferred tax assets may require further valuation allowances if it is not more-likely-than-not that the deferred tax assets will be realized.

Tax increases and changes in tax rules may adversely affect our financial results

As a company conducting business on a global basis with physical operations throughout North America, we are exposed, both directly and indirectly, to the effects of changes in U.S., state, local and foreign tax rules. Taxes for financial reporting purposes and cash tax liabilities in the future may be adversely affected by changes in such tax rules. In many cases, such changes put us at a competitive disadvantage compared to some of our major competitors, to the extent we are unable to pass the tax costs through to our customers.

One or more cybersecurity incidents may adversely impact our financial condition, results of operations and reputation

Our operations involve the use of multiple systems, some of which are outsourced to certain third party service and hosting providers, that process, store and transmit sensitive information about our customers, suppliers, employees, financial position, operating results and strategies. We face global cybersecurity risks and threats on a continual and ongoing basis, which include, but are not limited to, attempts to access systems and information, computer viruses, or denial-of-service attacks. These risks and threats range from uncoordinated individual attempts to sophisticated and targeted measures. Increased numbers of employees working remotely increases our exposure to cyber-threats. While we are not aware of any material cyber-attacks or breaches of our systems to date, we have and continue to implement measures to safeguard our systems and information and mitigate potential risks, including employee training around phishing, malware and other cyber risks, but there is no assurance that such actions will be sufficient to prevent cyber-attacks or security breaches that manipulate or improperly use our systems, compromise sensitive information, destroy or corrupt data, or otherwise disrupt our operations. The occurrence of such events, including breaches of our security measures or those of our third party service providers, could negatively impact our reputation and our competitive position and could result in litigation with third parties, regulatory action, loss of business due to disruption of operations and/or reputational damage, potential liability and increased remediation and protection costs, any of which could have a material adverse effect on our financial condition and results of operations. Additionally, as cybersecurity risks become more sophisticated, we may need to increase our investments in security measures which could have a material adverse effect on our financial condition and results of operations.

Environmental compliance costs and potential environmental liabilities may have a material adverse effect on our financial condition and results of operations

Compliance with environmental laws and regulations is a significant factor in our business. We are subject to local, state and federal environmental laws and regulations in the U.S. and other countries relating to, among other matters:

●	Waste disposal;

●	Air emissions;

●	Waste water and storm water management, treatment and discharge;

●	The use and treatment of groundwater;

●	Soil and groundwater contamination and remediation;

●	Climate change;

●	Generation, discharge, storage, handling and disposal of hazardous materials and secondary materials; and

●	Employee health and safety.

We are also required to obtain environmental permits from governmental authorities for certain operations. Violation of or failure to obtain permits or comply with these laws or regulations could result in our business being fined or otherwise sanctioned by regulators or becoming subject to litigation by private parties. Future environmental compliance costs, including capital expenditures for environmental projects, may increase because of new laws and regulations, changing interpretations and stricter enforcement of current laws and regulations by regulatory authorities, expanding emissions, groundwater and other testing requirements and new information on emission or contaminant levels, uncertainty regarding adequate pollution control levels, the future costs of pollution control technology and issues related to climate change. We have seen an increased focus by federal, state and local regulators on metals recycling and auto dismantling facilities and new or expanding regulatory requirements.

Our operations use, handle and generate hazardous substances. In addition, previous operations by others at facilities that we currently or formerly owned, operated or otherwise used may have caused contamination from hazardous substances. As a result, we are exposed to possible claims, including government fines and penalties, costs for investigation and clean-up activities, claims for natural resources damages and claims by third parties for personal injury and property damage, under environmental laws and regulations, especially for the remediation of waterways and soil or groundwater contamination. These laws can impose liability for the cleanup of hazardous substances even if the owner or operator was neither aware of nor responsible for the release of the hazardous substances. We have, in the past, been found not to be in compliance with certain of these laws and regulations, and have incurred liabilities, expenditures, fines and penalties associated with such violations. Environmental compliance costs and potential environmental liabilities could have a material adverse effect on our financial condition, results of operations and cash flows. See “Contingencies – Environmental” in Note 9 – Commitments and Contingencies in the Notes to the Consolidated Financial Statements in Part II, Item 8 of this report.

Governmental agencies may refuse to grant or renew our licenses and permits, thus restricting our ability to operate

We conduct certain of our operations subject to licenses, permits and approvals from state and local governments. Governmental agencies often resist the establishment of certain types of facilities in their communities, including auto parts facilities. Changes in zoning and increased residential and mixed-use development near our facilities are reducing the buffer zones and creating land use conflicts with heavy industrial uses such as ours. This could result in increased complaints, increased inspections and enforcement including fines and penalties, operating restrictions, the need for additional capital expenditures and increased opposition to maintaining or renewing required approvals, licenses and permits. In addition, from time to time, both the U.S. and foreign governments impose regulations and restrictions on trade in the markets in which we operate. In some countries, governments require us to apply for certificates or registration before allowing shipment of recycled metal to customers in those countries. There can be no assurance that future approvals, licenses and permits will be granted or that we will be able to maintain and renew the approvals, licenses and permits we currently hold. Failure to obtain these approvals could cause us to limit or discontinue operations in these locations or prevent us from developing or acquiring new facilities, which could have a material adverse effect on our financial condition and results of operations.

Compliance with existing and future climate change and greenhouse gas emission laws and regulations may adversely impact our operating results

Future legislation or increased regulation regarding climate change and GHG emissions could impose significant costs on our business and our customers and suppliers, including increased energy, capital equipment, emissions controls, environmental monitoring and reporting and other costs in order to comply with laws and regulations concerning and limitations imposed on climate change and GHG emissions. The potential costs of allowances, taxes, fees, offsets or credits that may be part of “cap and trade” programs or similar future legislative or regulatory measures are still uncertain and the future of these programs or measures is unknown. Future climate change and GHG laws or regulations could negatively impact our ability (and that of our customers and suppliers) to compete with companies situated in areas not subject to such requirements. Until the timing, scope and extent of any future laws or regulations becomes known, we cannot predict the effect on our financial condition, operating performance or ability to compete. Furthermore, even without such laws or regulations, increased awareness and any adverse publicity in the global marketplace about the GHGs emitted by companies in the metals recycling and steel manufacturing industries could harm our reputation and reduce customer demand for our products. See “Business - Environmental Matters” in Part I, Item 1 of this report for further detail.

We Have Substantial Customer Concentration, with a Limited Number of Customers Accounting for a Substantial Portion of our 2019 and 2020 Revenues.

We currently derive a significant portion of our revenues from two customers, Sims Metal Management (“Sims”) and Techemet LP (“Techemet”), each of which accounted for more than 10% of our revenues in each of 2019 and 2020. Combined, these two customers accounted for approximately 98% of our revenues for each of the years ended December 31, 2019 and 2020. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our services that will be generated by these customers or the future demand for the products and services of these customers in the end-user marketplace. In addition, revenues from these larger customers, especially our two largest customers, Sims and Techemet, may fluctuate from time to time based on the commencement and completion of projects, the timing of which may be affected by market conditions or other facts, some of which may be outside of our control. Further, some of our contracts with these larger customers permit them to terminate our relationship at any time (subject to notice and certain other provisions).  If any of these customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce the prices we charge for our services which could have an adverse effect on our margins and financial position, and could negatively affect our revenues and results of operations and/or trading price of our common stock.  If either of our two largest customers, Sims or Techemet, terminates our services, such termination would negatively affect our revenues and results of operations and/or trading price of our common stock.

We have a limited history upon which an evaluation of our prospects and future performance can be made and have no history of profitable operations.

We were incorporated in April 2013 and have a limited operating history and our business is subject to all of the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with development and expansion of a new business enterprise. We may sustain losses in the future as we implement our business plan. There can be no assurance that we will operate profitably.

Since we have a limited operating history, it is difficult for potential investors to evaluate our business.

Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. As an early stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive and evolving environment. Our business is dependent upon the implementation of our business plan. We may not be successful in implementing such plan and cannot guarantee that, if implemented, we will ultimately be able to attain profitability.

We are highly dependent on the services of key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team, specifically our Chief Executive Officer, Danny Meeks. While we have an employment agreement with Danny Meeks, such employment agreement permits Mr. Meeks to terminate such agreement upon notice. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our key management personnel and our ability to identify, hire, and retain additional personnel. We carry “key-man” life insurance on the life of our executive officer. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We will need to obtain additional financing to fund our operations.

We will need additional capital in the future to continue to execute our business plan. Therefore, we will be dependent upon additional capital in the form of either debt or equity to continue our operations. At the present time, we do not have arrangements to raise all of the needed additional capital, and we will need to identify potential investors and negotiate appropriate arrangements with them. We may not be able to arrange enough investment within the time the investment is required or that if it is arranged, that it will be on favorable terms. If we cannot obtain the needed capital, we may not be able to become profitable and may have to curtail or cease our operations. Additional equity financing, if available, may be dilutive to the holders of our capital stock. Debt financing may involve significant cash payment obligations, covenants and financial ratios that may restrict our ability to operate and grow our business.

The failure to enforce and maintain our intellectual property rights could enable others to use trademarks used by our business which could adversely affect the value of the Company.

The success of our business depends on our continued ability to use our existing tradename in order to increase our brand awareness. As of the date hereof, MASSROOTS is a federally registered trademark owned by us. The unauthorized use or other misappropriation of any of the foregoing trademarks could diminish the value of our business which would have a material adverse effect on our financial condition and results of operation.

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our securities.

In the past we have experienced material weaknesses in our internal control over financial reporting, which if continued, could impair our financial condition.

As reported in our Annual Report on Form 10-K, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020 and 2019 due to material weaknesses regarding our controls and procedures. The Company did not have sufficient segregation of duties to support its internal control over financial reporting. Due to our small size and limited resources, segregation of all conflicting duties has not always been possible and may not be economically feasible in the near term; however, we do expect to hire additional accounting personnel in the near future. We have and do endeavor to take appropriate and reasonable steps to make improvements to remediate these deficiencies. If we have continued material weaknesses in our internal financial reporting, our financial condition could be impaired or we may have to restate our financials, which could cause us to expend additional funds that would have a material impact on our ability to generate profits and on the success of our business.

Risks Relating to our Common Stock

There can be no assurance that our common stock will ever be approved for listing on a national securities exchange.

Currently, shares of our common stock are quoted on the OTC Pink Market and are not traded or listed on any securities exchange. While we remain determined to work towards getting our securities listed on a national exchange, there can be no assurance that this will occur. As a result we may never develop an active trading market for our securities which may limit our investors’ ability to liquidate their investments.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to: our ability to execute our business plan; operating results below expectations; our issuance of additional securities, including debt or equity or a combination thereof, necessary to fund our operating expenses; announcements of technological innovations or new products by us or our competitors; and period-to-period fluctuations in our financial results.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We are a “smaller reporting company” within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to smaller reporting companies, our common stock could be less attractive to investors.

We qualify as a “smaller reporting company,” which allows us to take advantage of exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock or warrants less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

You could lose all of your investment.

An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

Our management controls a large block of our common stock that will allow them to control us.

As of the date of this prospectus, members of our management team beneficially own approximately 49.97% of our outstanding common stock.

As a result, management may have the ability to control substantially all matters submitted to our stockholders for approval including:

●	Election and removal of our directors;

●	amendment of our Certificate of Incorporation or Bylaws; and

●	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. Any additional investors will own a minority percentage of our common stock and will have minority voting rights.

Because we can issue additional shares of Common Stock, purchasers of our Common Stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 1,200,000,000 shares of Common Stock, of which 994,871,337 shares of Common Stock are issued and outstanding as of December 9, 2021. Our Board of Directors has the authority to cause us to issue additional shares of Common Stock without consent of any of stockholders. Consequently, our stockholders may experience further dilution in their ownership of our stock in the future, which could have an adverse effect on the trading market for our Common Stock.

Our Second Amended and Restated Certificate of Incorporation contains an exclusive forum provision with respect to all Internal Corporate Claims, which may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable and discourage lawsuits against us or our current or former directors or officers and/or stockholders in such capacity.

Our Second Amended and Restated Certificate of Incorporation provides that all Internal Corporate Claims must be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware). The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes based upon Internal Corporate Claims, which may discourage lawsuits against us or our current or former directors or officers and/or stockholders in such capacity. In addition, if a court were to find this exclusive-forum provision to be inapplicable or unenforceable in an action, we may incur costs associated with resolving the dispute in other jurisdictions, which could have a material adverse effect on our business and operations.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock will likely decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts, over whom we have no control, publish about us and our business.  We may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the market price for our common stock could decline. In the event we obtain securities or industry analyst coverage, the market price of our common stock could decline if one or more equity analysts downgrade our common stock or if those analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

The reverse stock split could decrease the liquidity of our common stock.

The reverse stock split could adversely affect the liquidity of our common stock given the reduced number of shares that will be outstanding after the reverse stock split. In addition, the reverse stock split could increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Even after the reverse stock split, the trading price of our common stock may not be high enough to attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Even after the reverse stock split, there can be no assurance that the reverse stock split would result in a share price that will attract new investors, including institutional investors, or that the share price will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve, our share price may decline and you may lose all or part of your investment.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Resale Shares offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders covered by this prospectus. If the warrants issued pursuant to the November 2021 are exercised for cash, such proceeds will be used by the Company for working capital.

DIVIDEND POLICY

We have not paid any cash dividends on our Common Stock and have no present intention of paying any dividends on the shares of our Common Stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our Board of Directors.

ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

On November 29, 2021, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional investors as purchasers (the “Investors”). Pursuant to the Securities Purchase Agreement, we sold, and the Investors purchased, approximately $37,700,000, which consisted of approximately $30.0 million in cash. $1.9 million in an original issuance discount, and $5.8 million of existing debt of the Company which was exchanged for the notes and warrants issued in the offering (collectively, the “Purchase Price”) in principal amount of senior secured convertible notes (the “Senior Notes”) and warrants (the “Warrants”). The transaction closed on November 30, 2021.

The Senior Notes were issued with an original issue discount of 6%, bear interest at the rate of 6% per annum, and mature after 6 months, on May 30, 2022. The Senior Notes are convertible into shares of the Company’s common stock at a conversion price per share of $0.05, subject to adjustment under certain circumstances described in the Senior Notes. To secure its obligations thereunder and under the Securities Purchase Agreement, we have granted a security interest over substantially all of its assets to the collateral agent for the benefit of the Investors, pursuant to a pledge and security agreement. Upon the listing of our common stock on a national exchange and certain other conditions being met, the Senior Notes will automatically convert into common stock at the conversion price set forth in the Senior Notes.

We may extend the maturity date of the Senior Notes prior to the initial maturity date to November 30, 2022 if no Equity Conditions Failure (as defined in the Senior Notes) is occurring. The maturity date of the Senior Notes also may be extended by the holders under other circumstances specified therein. If we are unable to extend the Senior Notes or elect not to do so, we will be required to repay the Senior Notes through equity issuances, additional borrowings, cash flows from operations and/or other sources of liquidity.

The Warrants are exercisable for five (5) years to purchase an aggregate of 754,299,323 shares of common stock at an exercise price of $0.065, subject to adjustment under certain circumstances described in the Warrants.

We utilized the proceeds of the offering of the Senior Notes and Warrants to redeem all of our outstanding shares of Series X and Series Y Preferred Stock, retire debt outstanding prior to such offering, and to expand operations aimed at accelerating growth.

This prospectus relates to the resale by the selling stockholders named herein of the shares of common stock issuable upon conversion of the Senior Notes and exercise of the Warrants.

A holder will not have the right to exercise any portion of a Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of the Senior Notes and the Warrants. For additional information regarding the issuances of those shares of common stock underlying the Senior Notes and Warrants, see “Issuance of Securities to Selling Stockholders” above. We are registering the shares of common stock underlying the Senior Notes and Warrants in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Senior Notes and the Warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock directly owned by each selling stockholder. The third and fourth columns list the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the Senior Notes and Warrants, respectively, as of December 9, 2021, assuming conversion of the Senior Notes and exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises.

The fifth column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of 300% of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the Senior Notes, determined as if the outstanding notes were converted in full and (ii) the maximum number of shares of common stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full, in each case, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the conversion of the Senior Notes or the exercise of the Warrants. The fifth and sixth columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Senior Notes and the Warrants, a selling stockholder may not convert the Senior Notes or exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such conversion or exercise, as applicable, excluding for purposes of such determination shares of common stock issuable upon conversion of such notes or exercise of such warrants which have not been converted or exercised. The number of shares in the third and fourth columns do not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Number of Shares of Common Stock Underlying Convertible Debt (1)	Number of Shares of Common Stock Underlying Warrants (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering (2)	Percentage of Common Stock Owned After Offering
Anson Investments Master Fund LP (3)	-	42,553,191	42,553,191	255,319,149	-	-
155 University Avenue, Suite 207, Toronto, Ontario, M5H 3B7
Iroquois Master Fund Ltd. (4)	-	21,276,596	21,276,596	127,659,574	-	-
125 Park Ave., 25th Fl., New York, NY 10017
Iroquois Capital Investment Group LLC (5)	-	10,638,298	10,638,298	63,829,787	-	-
125 Park Ave., 25th Fl., New York, NY 10017
Hudson Bay Master Fund Ltd. (6)	-	63,829,787	63,829,787	382,978,723	-	-
C/o Hudson Bay Capital Management LP 28 Havermeyer Place, 2nd Floor Greenwich, CT 06830
L1 Capital Global Opportunities Master Fund (7)	-	31,914,894	31,914,894	191,489,362	-	-
1688 Meridian Ave., Level 6, Miami Beach, FL 33139
Intracoastal Capital, LLC (8)	-	2,127,660	2,127,660	12,765,957	-	-
245 Palm Trail, Delray Beach, FL 33483
Arena Special Opportunities Fund, LP (9)	-	11,289,852	11,289,852	67,739,111	-	-
405 Lexington Ave., 59th Fl., New York, NY 10174
Arena Special Opportunities Partners I, LP (10)	-	24,662,185	24,662,185	147,973,108	-	-
405 Lexington Ave., 59th Fl., New York, NY 10174
Arena Special Opportunities Partners II, LP (11)	-	70,430,942	70,430,942	422,585,653	-	-
405 Lexington Ave., 59th Fl., New York, NY 10174
Sabby Volatility Warrant Master Fund, Ltd. (12)	-	63,829,787	63,829,787	382,978,723	-	-
c/o Sabby Mgt. LLC, 10 Mountainview Rd., Suite 205, Upper Saddle River, NJ 07458
Kingsbrook Opportunities Master Fund LP (13)	-	5,319,149	5,319,149	31,914,894	-	-
c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, NY 10022
3i, LP (14)	-	31,914,894	31,914,894	191,489,362	-	-
140 Broadway - 38th Floor, New York, NY 10005
Empery Tax Efficient, LP (15)	-	20,706,341	20,706,340	124,238,046	-	-
c/o Empery Asset Management LP 1 Rockefeller Plaza, Suite 1205, New York, NY 10020
Empery Debt Opportunity Fund, LP (16)	-	47,872,341	47,872,340	287,234,045	-	-
c/o Empery Asset Management LP 1 Rockefeller Plaza, Suite 1205, New York, NY 10020
Empery Asset Master, LTD (17)	-	37,804,298	37,804,298	226,825,787	-	-
c/o Empery Asset Management LP 1 Rockefeller Plaza, Suite 1205, New York, NY 10020
Sixth Borough Capital Fund LP (18)	-	5,319,149	5,319,149	31,914,894	-	-
1515 N. Federal Highway Suite 300, Boca Raton, FL 33431
Brio Capital Master Fund, Ltd. (19)	-	21,276,596	21,276,596	127,659,574	-	-
100 Merrick Road Suite 401W, Rockville Centre, NY 11570
Richard Molinsky	-	3,191,489	3,191,489	19,148,936	-	-
52 Lord’s Hwy East, Weston, CT 06883
32 Entertainment LLC (20)	-	12,765,957	12,765,957	76,595,745	-	-
9 Westerleigh Road, Purchase, NY 10577
Gregory Castaldo	-	21,276,596	21,276,596	127,659,574	-	-
3776 Steven James Drive, Garnet Valley, PA 19060
Rampart Capital Group, LLC (21)	-	21,276,596	21,276,596	127,659,574	-	-
6111 W 74th Street, Westchester, CA 90045
Leonard R. Warner Jr.	-	2,127,660	2,127,660	12,765,957	-	-
220 Victory Drive, Massapequa Park, NY 11762
William Cobb	-	2,127,660	2,127,660	12,765,957	-	-
38 Oakwood Road, Allendale, NJ 07401
SRAX Inc. (22)	-	5,319,149	5,319,149	31,914,894	-	-
2629 Towngate Road, Westlake Village, CA 91361
Jaime Taicher	-	1,595,745	1,595,745	9,574,468	-	-
475 2nd Street N, Unit 204, Saint Petersburg, FL 33701
David Jenkins	-	1,063,830	1,063,830	6,382,979	-	-
9611 North US Hwy 1 Box 390, Sebastian, FL 32958
Ryan Warner	-	531,915	531,915	3,191,489	-	-
220 Victory Drive, Massapequa Park, NY 11762
James Patrick McIlree	-	1,063,830	1,063,830	6,382,979	-	-
4 Bishop’s Gate Road, Darien, CT, 06820
Seafield Brothers Holdings, LLC (23)	-	1,063,830	1,063,830	6,382,979	-	-
720 N.4th Street, Montpelier, ID 83254
Elizabeth River Recycling LLC (24)	-	6,382,979	6,382,979	38,297,872	-	-
2649 South Military Highway, Chesapeake, VA 23324
Living Full Blast Inc. (25)	-	2,127,660	2,127,660	12,765,957	-	-
15030 Ventura Blvd, Ste 395, Sherman Oaks, CA 91403
Leonite Fund I, LP (26)	-	10,638,298	10,638,298	63,829,787	-	-
1 Hillcrest Center Drive, Ste 232, Spring Valley, NY 10977
LGH Investments, LLC (27)	-	8,510,638	8,510,638	51,063,830	-	-
6170 Tiki Ct, San Diego, CA 92130
Joseph Reda	-	21,276,596	21,276,596	127,659,574	-	-
1324 Manor Circle, Pelham, NY 10803
The Special Equities Opportunity Fund, LLC (28)	-	21,276,596	21,276,596	127,659,574	-	-
135 Sycamore Drive, Roslyn, NY 11576
Timothy Tyler Berry	-	2,127,660	2,127,660	12,765,957	-	-
4 Millers Way, Old Lyme, CT 06371
Michael Scrobe	-	531,915	531,915	3,191,489	-	-
46 Bartlett Drive, Manhasset, NY 11030
Danny Meeks	507,495,258	95,256,766	95,256,766	571,540,598	507,495,258	19.8%
c/o Greenwave Technology Solutions, Inc., 277 Suburban Drive, Suffolk, VA 23434

*	Less than 1%.

(1)	This table is based upon information supplied by the selling stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Because the selling shareholders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders at the time of this registration statement. Therefore, unless otherwise noted, we have assumed for purposes of this table that the selling shareholders will sell all of the shares beneficially owned by them as of December 9, 2021.

(3)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands

(4)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC , Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Management and Iroquois Master Fund.

(5)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Investment Group LLC.

(6)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(7)	David Feldman, the Portfolio Manager of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(8)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal.

(9)	Lawrence Cutler, the Authorized Signatory of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(10)	Lawrence Cutler, the Authorized Signatory of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(11)	Lawrence Cutler, the Authorized Signatory of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(12)	Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by Sabby Volatility Warrant Master Fund, Ltd., except to the extent of their respective pecuniary interest therein.

(13)	Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(14)	The business address of 3i, LP is 140 Broadway, 38th Floor, New York, NY 10005. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by 3i Management, LLC and 3i, LP. Mr. Tarlow disclaims any beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC.

(15)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(16)	Empery Asset Management LP, the authorized agent of Empery Debt Opportunity Fund, LP (“EDOF”), has discretionary authority to vote and dispose of the shares held by EDOF and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EDOF. EDOF, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(17)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(18)	Robert D. Keyser, Jr., the CEO of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(19)	Shaye Hirsch, the Director of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(20)	Robert Wolf, the Founder of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(21)	Peter Abskharon, the Partner of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(22)	Michael Malone, the CFO of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(23)	Robert Haag, the Managing Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(24)	Owen Walsh, a Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(25)	Marc Savas, the CEO of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(26)	Avi Geller, the CIO of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(27)	Lucas Hoppel, the Managing Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(28)	Jonathan Schechter, a Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

DESCRIPTION OF SECURITIES

Common Stock

The following description of our Common Stock is intended as a summary only and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Bylaws, as amended (“Bylaws”), which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized Common Stock consists of 1,200,000,000 shares, par value $0.001 per share, of which 994,871,337 shares were issued and outstanding as of December 9, 2021.

Each share of our Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders. Our stockholders have no cumulative voting. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of our Company. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities, subject to rights, if any, of the holders of any of our other securities. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

As of the date of this prospectus, 500 shares of our Series Z Preferred Stock are outstanding. Pursuant to our Certificate of Incorporation, our Board has the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Our Board, without stockholder approval, can issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock.

Warrants

In August 2017, we issued five-year warrants to purchase up to 2,090,000 shares of Common Stock at an exercise price of $0.50 per share. Our December 2017 private placement and November 2018 warrant repricing triggered the price protection provisions of the warrants issued in the August 2017 private placement, and as a result of such adjustment, as of December 9, 2021, warrants to purchase up to 1,925,000 shares were outstanding.

In December 2017, we issued five-year warrants to purchase up to 4,850,000 shares of Common Stock at an exercise price of $0.20 per share. Our November 2018 warrant repricing lowered the exercise price of the warrants to $0.075 per share. As of December 9, 2021, warrants to purchase up to 4,550,000 shares were outstanding.

In December 2017, we issued five-year warrants to purchase up to 10,250,000 shares of Common Stock at an exercise price of $0.40 per share. As December 9, 2021, warrants to purchase up to 125,000 shares were outstanding.

In January 2018, we issued five-year warrants to purchase up to 250,000 shares of Common Stock at an exercise price of $0.20 per share. As of December 9, 2021, warrants to purchase up to 250,000 shares were outstanding.

In November 2021, we issued five-year warrants to purchase up to 814,299,319 shares of Common Stock at an exercise price of $0.065 per share. As of December 9, 2021, warrants to purchase up to 814,299,319 shares were outstanding.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF BUSINESS

Overview

Greenwave was formed in April 2013 as a technology company. In September 2021, we closed our acquisition of Empire Services, Inc., which operates 11 metal recycling facilities in Virginia and North Carolina.

Background

We were incorporated in the state of Delaware on April 26, 2013 as a technology platform. Our principal executive office is located at 277 Suburban Drive, Suffolk, VA 23434, and our telephone number is (757) 966-1432.

On January 25, 2017, we consummated a reverse triangular merger (the “Whaxy Merger”) pursuant to which we acquired all of the outstanding common stock of DDDigtal Inc. (“DDDigtal”), a Colorado corporation. Upon closing of the Whaxy Merger, each share of DDDigtal’s common stock was exchanged for such number of shares of our common stock (or a fraction thereof) based on an exchange ratio equal to approximately 5.273-for-1, such that 1 share of our common stock was issued for every 5.273 shares of DDDigtal’s common stock. At the closing of the Whaxy Merger, all shares of common stock of our newly-formed merger subsidiary formed for the sole purpose of effectuating the Whaxy Merger, were converted into and exchanged for one share of common stock of DDDigtal, and all shares of DDDigtal’s common stock that were outstanding immediately prior to the closing of the Whaxy Merger were automatically cancelled and retired. Upon the closing of the Whaxy Merger, DDDigtal continued as our surviving wholly-owned subsidiary, and the merger subsidiary ceased to exist.

On July 13, 2017, we consummated a reverse triangular merger (the “Odava Merger”) pursuant to which we acquired all of the outstanding common stock of Odava Inc. (“Odava”), a Delaware corporation. Upon closing of the Odava Merger, each share of Odava’s common stock was exchanged for such number of shares of our common stock (or a fraction thereof), based on an exchange ratio equal to approximately 4.069-for-1, such that 1 share of our common stock was issued for every 4.069 shares of Odava’s common stock. At the closing of the Odava Merger, all shares of common stock of our newly-formed merger subsidiary formed for the sole purpose of effectuating the Odava Merger, were converted into and exchanged for one share of common stock of Odava, and all shares of Odava’s common stock that were outstanding immediately prior to the closing of the Odava Merger automatically cancelled and retired. Upon the closing of the Odava Merger, Odava continued as our surviving wholly-owned subsidiary, and the merger subsidiary ceased to exist.

On September 30, 2021, we consummated a reverse triangular merger (the “Empire Merger”) pursuant to which we acquired all of the outstanding common stock of Empire Services, Inc. (“Empire”), a Virginia corporation. Upon closing of the Empire Merger, each share of Empire’s common stock was exchanged 495,000,000 shares of our common stock. At the closing of the Empire Merger, all shares of common stock of our newly-formed merger subsidiary formed for the sole purpose of effectuating the Empire Merger, were converted into and exchanged for one share of common stock of Empire, and all shares of Empire’s common stock that were outstanding immediately prior to the closing of the Empire Merger automatically cancelled and retired. Upon the closing of the Empire Merger, Empire continued as our surviving wholly-owned subsidiary, and the merger subsidiary ceased to exist.

Our Products and Services

Empire operates 11 metal recycling facilities in Virginia and North Carolina. At these facilities, Empire collects, classifies and processes raw scrap metal (ferrous and nonferrous) for recycling. Steel is one of the world’s most recycled products with the ability to be re-melted and re-cast into numerous times while offering significant economic and environmental benefits when compared with virgin materials. Empire recycles metals such as iron, steel, aluminum, copper, lead, stainless steel and zinc.

Empire purchases scrap metal from retail customers, municipal governments, and large corporations and sells both processed and unprocessed scrap metal to Sims Metal and steel mills across the country. There continues to be robust demand for recycled metals which is attributable to the continual development of processing technology and the significant environmental benefits of recycling.

The Company competes with other scrap metal recyclers and is focused utilizing technology to create operating efficiencies and competitive advantages over its peers. Empire is headquartered in Suffolk, Virginia and employs approximately 65 people as of October 2021.

Intellectual Property

MASSROOTS is a federally registered trademark of Greenwave.

Employees and Consultants

Greenwave has 73 full-time employees as of December 9, 2021.

Legal Proceedings

On December 1, 2020, Sheppard, Mullin, Richter& Hampton LLP (“Sheppard Mullin”), the Company’s former securities counsel, filed a demand for arbitration at JAMS in New York, New York against the Company, alleging the Company’s breach of an engagement agreement dated January 4, 2018, and a failure of the Company to pay $487,390.73 of outstanding legal fees to Sheppard Mullin. Sheppard Mullin was awarded $459,250.88 in unpaid legal fees, disbursements and interest on June 25, 2021. A judgement confirming the arbitration award was entered on September 8, 2021 in the Federal District Court located in Denver, Colorado.

On September 23, 2021, the Company entered into a Resolution Agreement and Release (the “Resolution Agreement”) with Sheppard Mullin concerning the $459,250.88 judgement entered against the Company. Under the terms of the Resolution Agreement, the Company was required to make a $25,000 initial payment by September 30, 2021 and is required to make $15,000 monthly payments from October 2021 to January 2023 with a final $10,000 payment due in February 2023. The Company has made the September, October and November 2021 payments.

Properties

We lease our scrap yard located at 22097 Brewers Neck Blvd., Carrollton, VA 23314, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $14,959 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 1576 Millpond Rd., Elizabeth City, NC 27909, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $10,874 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 130 Courtland Rd., Emporia, VA 23847, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $10,874 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 623 Highway 903 N., Greenville, NC 27834, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $10,874 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 8952 Richmond Rd., Toano, VA 23168, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $10,874 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 945 NC 11N, Kelford, NC 27805, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $37,132 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 1100 E Princess Anne Rd, Norfolk, VA 23504, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $15,914 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 4091 Portsmouth Blvd., Portsmouth, VA 23701, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $10,874 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 277 Suburban Drive, Suffolk, VA 23434, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $14,959 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 9922 Hwy 17 S., Vanceboro, NC 28586, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $8,487 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 1040 Oceana Blvd, Virginia Beach, VA 23454, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $15,000 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease office space at 505 Crawford Street, Portsmouth, VA 23704 for $1,150 per month. The lease expires on March 31, 2024.

We do not own any properties or land.

We believe that our facilities are adequate for our current needs and that, if required, we will be able to expand our current space or locate suitable new office space and obtain a suitable replacement for our executive and administrative headquarters.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

From April 9, 2015 to October 16, 2019, our common stock was quoted on the OTCQB under the symbol “MSRT.” Since October 17, 2019, our common stock has been quoted on the OTC Pink Tier of the OTC Markets under the symbol “MSRT.”

The following table presents, for the periods indicated, the high and low sales prices of Common Stock, and is based upon information provided by the OTC Marketplace. These quotations below reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

	2021
	High	Low
First Quarter	$0.0570	$0.0061
Second Quarter	$0.0879	$0.0175
Third Quarter	$0.0583	$0.0280

	2020
	High	Low
First Quarter	$0.0085	$0.0015
Second Quarter	$0.0069	$0.0010
Third Quarter	$0.0052	$0.0015
Fourth Quarter	$0.0084	$0.0016

	2019
	High	Low
First Quarter	$0.0990	$0.0500
Second Quarter	$0.0980	$0.0130
Third Quarter	$0.0249	$0.0031
Fourth Quarter	$0.0060	$0.0028

The last reported sale price of Common Stock as of December 13, 2021 on OTC Pink was $0.0527 per share.

As of December 9, 2021, there were 138 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our Common Stock is Pacific Stock Transfer Company, located at 173 Keith Street, Suite 3, Warrenton, Virginia 20186.

As of December 9, 2021, there were 994,871,337 shares of our Common Stock issued and outstanding.

As of December 9, 2021, 27,621,765 shares of Common Stock were issuable upon the exercise of options granted under Plans to certain employees and directors with a weighted average exercise price of $0.51 per share, as set forth below:

Exercise Price	Number of Options	Remaining Life In Years	Number of Options Exercisable
$0.01 – 0.25	13,306,786	6.51	13,306,786
0.26 – 0.50	1,939,631	5.51	1,939,631
0.51 – 0.75	1,820,112	4.87	1,820,112
0.76 – 1.00	9,926,072	4.96	9,926,072
1.01 – 2.00	629,164	4.86	629,164
	27,621,765	5.74	27,621,765

In addition, 825,874,319 shares of Common Stock were issuable upon the exercise of warrants outstanding as of December 9, 2021, with a weighted average exercise price of $0.0659, as set forth below:

Exercise Price	Warrants Outstanding	Weighted Avg. Remaining Life	Warrants Exercisable
$0.0001 – 0.25	825,749,319	4.92	825,749,319
0.26 – 0.50	125,000	1.05	125,000
	825,874,319	4.92	825,874,319

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto, as well as the “Risk Factors” and “Description of Business” sections included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

Overview

Greenwave was formed in April 2013 as a technology platform developer. On September 30, 2021, we closed our acquisition of Empire Services, Inc., which operates 11 metal recycling facilities in Virginia and North Carolina.

At these facilities, Empire collects, classifies and processes raw scrap metal (ferrous and nonferrous) for recycling. Steel is one of the world’s most recycled products with the ability to be re-melted and re-cast into numerous times while offering significant economic and environmental benefits when compared with virgin materials. Empire recycles metals such as iron, steel, aluminum, copper, lead, stainless steel and zinc.

Empire purchases scrap metal from retail customers, municipal governments, and large corporations and sells both processed and unprocessed scrap metal to Sims Metal and steel mills across the country. There continues to be robust demand for recycled metals which is attributable to the continual development of processing technology and the significant environmental benefits of recycling.

Empire is headquartered in Suffolk, Virginia and employs approximately 73 people as of December 9, 2021.

Competitors

We compete with other metal recycling facility operators, such as Schnitzer Steel Industries, and are focused on utilizing technology to create operating efficiencies and competitive advantages over our peers.

Recent Developments and Other Sources of Funding

Financings

On January 7, 2020, we issued and sold a convertible note in the principal amount of $55,000 (including a $5,000 original issuance discount) to an accredited investor which note matures on July 7, 2020.

On March 5, 2020, we issued and sold a convertible note in the aggregate principal amount of $72,600 (including a $6,600 original issuance discount) to an accredited investor which note matures on September 5, 2020.

On March 17, 2020, we issued and sold a convertible note in the aggregate principal amount of $17,600 (including a $1,600 original issuance discount) to an accredited investor which note matures on September 17, 2020.

On April 17, 2020, we issued and sold convertible notes in the aggregate principal amount of $330,000 (including an aggregate of $30,000 original issuance discount) to accredited investors which notes mature on October 17, 2020.

On May 4, 2020, we received a loan in the principal amount of $50,000 pursuant to the PPP of the CARES Act. The PPP loan matures in May 2022 and bears an interest rate of 1% per annum. The Company has applied for forgiveness of the principal and accrued interest due under the loan.

On June 26, 2020, we issued and sold a secured promissory note in the principal amount of $60,000 with 10% annual interest. On the two-year anniversary of the issuance of this note, June 26, 2022, all principal and interest becomes due and payable.

On July 8, 2020, we issued and sold a promissory note in the principal amount of $22,911 with 10% annual interest maturing on December 31, 2020.

On July 13, 2020, we issued and sold convertible notes in the aggregate principal amount of $110,000 (including an aggregate of $10,000 original issuance discount) to accredited investors which notes mature on January 13, 2021.

On August 31, 2020, we issued and sold convertible notes in the aggregate principal amount of $66,000 (including an aggregate of $6,000 original issuance discount) to accredited investors which notes mature on March 1, 2021.

On September 1, 2020, we issued and sold convertible notes in the aggregate principal amount of $49,500 (including an aggregate of $4,500 original issuance discount) to accredited investors which notes mature on March 1, 2021.

On November 25, 2020, the Company entered into a securities purchase agreement with an accredited investor for the sale of 3.3 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $66,000. The purchase and issuance of such shares of Series X Preferred Stock closed on December 1, 2020.

On December 21, 2020, the Company entered into a securities purchase agreement with an accredited investor for the sale 7.5 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $150,000. The purchase and issuance of such shares of Series X Preferred Stock closed on December 23, 2020.

On December 22, 2020, the Company entered into a securities purchase agreement with an accredited investor for the sale 5.25 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $105,000. The purchase and issuance of such shares of Series X Preferred Stock closed on December 29, 2020.

On February 16, 2021, the Company entered into a securities purchase agreement with an accredited investor for the sale 5 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $100,000. The purchase and issuance of such shares of Series X Preferred Stock closed on February 18, 2021.

On February 22, 2021, the Company entered into a securities purchase agreement with an accredited investor for the sale 1.25 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $25,000. The purchase and issuance of such shares of Series X Preferred Stock closed on February 24, 2021.

On March 10, 2021, the Company entered into a securities purchase agreement with an accredited investor for the sale 3.75 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $75,000. The purchase and issuance of such shares of Series X Preferred Stock closed on March 12, 2021.

During the nine months ended June 30, 2021, the Company received proceeds from the issuance of non-convertible notes and advances of $357,053 from Empire Services, Inc.

On November 30, 2021, the Company entered into securities purchase agreements with accredited investors for the placement of secured convertible promissory notes in the principal amount of $37,714,966 together with warrants to purchase 754,299,319 shares of common stock. The Company paid $2,200,000 and a warrant to purchase 60,000,000 shares of common stock as commission for the offering. The Company’s Chief Executive Officer rolled $4,762,838 of debt into the offering. Aggregate proceeds from the offering were $27,775,000.

Results of Operations For the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

	For the Fiscal Year ended
	31-Dec-20	31-Dec-19	$ Change	% Change
Revenues	$6,964	$23,703	$(16,739)	(70.6)%

Operating expenses	1,167,175	3,469,139	(2,301,964)	(66.4)%

Loss from Operations	(1,160,211)	(3,445,436)	2,285,225	(66.3)%

Other Expense	(13,550,249)	(30,823,476)	17,273,227	(56.0)%

Net Loss	$(14,710,460)	$(34,268,912)	$19,558,452	(57.1)%

Net loss per share - basic and diluted	$(0.08)	$(0.19)	$0.11	57.9%

Since inception on April 26, 2013, and during the year ended December 31, 2020, our business operations have been primarily focused developing our mobile applications, web platform and blockchain features for our products, and increasing our User-base.

Revenues

For the year ended December 31, 2020, we generated $6,964 in revenues, as compared to $23,703 for the year ended December 31, 2019, a decrease of $16,739. This decrease is primarily related to service interruptions on our platform and downsizing of our sales and corporate staff.

Operating Expenses

For the years ended December 31, 2020 and 2019, our operating expenses were $1,167,175 and $3,469,139, respectively, a decrease of $2,301,964. The decrease was mainly attributed to stock-based compensation to our employees and key consultants which, for 2020, was $0 as compared to $222,700 for 2019, a non-cash decrease of $222,700. In addition, impairment expense decreased by $196,315 as impairment expense was $0 in 2020 as compared to $196,315 in 2019, which was mainly attributed to impairment expenses associated with our business portal. There was an decrease in payroll and related expenses of $853,064 as payroll and related expenses were $303,850 for 2020 as compared to $1,156,914 for the same period in 2019, which was the result of a decrease in our labor force. Advertising expense increased by $29,197 to $58,961 for 2020 as compared to $29,764 for 2019 due to a re-focus on the Company’s YouTube channel. For the years ended December 31, 2020 and 2019, we recorded amortization of software costs of $0 and $38,549, respectively.

Our other general and administrative expenses decreased to $803,081 for the year ended December 31, 2020 from $1,460,867 for the year ended December 31, 2019, a decrease of $657,786. This decrease was mainly attributed to the following:

●	Consulting and accounting expenses decreased during the year ended December 31, 2020 to $355,963 from $452,477 during the year ended December 31, 2019. This decrease was primarily a result of us having fewer consulting projects with firms in fiscal year 2020.

●	Independent contractor expenses decreased from $284,328 during the year ended December 31, 2019 to $51,442 during the year ended December 31, 2020 due to us engaging fewer individual consultants.

●	Travel and related expenses decreased to $3,372 during the year ended December 31, 2020 from $21,506 during the year ended December 31, 2019. This was a result of our team attending fewer conferences and meetings with potential clients in 2020 as compared to 2019.

The decrease of these expenditures resulted in our total operating expenses declining to $1,167,175 during the year ended December 31, 2020 compared to $3,469,139 during the year ended December 31, 2019, a decrease of $2,301,964.

Loss from Operations

Our loss from operations decreased $2,285,225 to $1,160,211 during the year ended December 31, 2020, from $3,445,436 during the year ended December 31, 2019.

Other (Expense)

During the year ended December 31, 2020, we incurred other (expense) of $(13,550,249), as compared to $(30,823,476) for the year ended December 31, 2019, a decrease of $17,273,227. This decrease is primarily due to a gain of the forgiveness of debt of $250,000 and a gain on settlement of convertible notes payable and accrued interest, warrants and accounts payable of $162,109,131 for the year ended December 31, 2020. The Company’s derivative liability for authorized shares shortfall expense increased by $(151,398,053) to $(170,319,590) in fiscal year 2020 from ($18,921,537) during fiscal year 2019. Preferred stock issuance costs fell to $0 during the year ended December 31, 2020 from $(5,585,594) during the same period in 2019. The Company realized a $882 gain on the conversion of convertible debentures during fiscal year 2020 as compared to a $(603,529) loss in fiscal year 2020. In addition, interest expense increased by $203,851 to $(5,139,321) during fiscal year 2020 as compared to $(4,935,470) during fiscal year 2019. Lastly, the expense for the loss on change in fair value of derivative liabilities decreased by $234,064, to $(451,351) during fiscal year 2020, as compared to $(685,415) during the prior year.

Net Loss

Our net loss decreased by $19,558,452 to $14,710,460 during the year ended December 31, 2020, from $34,268,912 during the year ended December 31, 2019.

Liquidity and Capital Resources

Net cash used in operations for the year ended December 31, 2020 and 2019 was $1,037,843 and $1,797,227, respectively. The decrease in 2020 resulted primarily from the net loss of $14,710,460, partially offset by non-cash items including derivative liability for authorized shares shortfall of $170,319,590, gain on settlement of convertible notes payable and accrued interest, warrants and accounts payable of $162,109,131, interest and amortization of debt discount of $5,139,321, change in fair value of derivative liabilities of $451,351, gain on forgiveness of debt of $250,000 and gain on conversion of convertible notes payable of $882, as well as an increase in accrued payroll and related expenses of $140,005 and an increase in accounts payable and accrued expenses of $77,520. The decrease in 2019 resulted primarily from the net loss of $34,268,912, partially offset by non-cash items including derivative liability for authorized shares shortfall of $18,921,537, preferred stock issuance costs of $5,585,594, interest and amortization of debt discount of $4,716,970, change in fair value of derivative liabilities of $685,415, and loss on conversion of convertible notes payable of $603,529, as well as an increase in accrued payroll and related expenses of $732,027 and an increase in accounts payable and accrued expenses of $557,360.

Net cash provided by (used in) investing activities for the year ended December 31, 2020 and 2019 was $0 and $90,981, respectively. Net cash provided by investing activities for the year ended December 31, 2019 was attributed to proceeds from sale of investments of $90,981.

Net cash provided by financing activities for the year ended December 31, 2020 and 2019 was $1,038,208 and $1,677,798, respectively. For the year ended December 31, 2020, these funds came mainly from the sale of Series X Preferred Stock amounting to $321,000, proceeds from issuance of convertible debt of $637,000, proceeds from issuance of non-convertible notes payable of $82,911, proceeds from the issuance of a $50,000 PPP loan, offset by repayment of advances in the amount of $3,009, repayment of non-convertible notes in the amount of $39,641, and the repayment of $13,749 in bank overdrafts. Comparatively, for the year ended December 31, 2019, these funds came mainly from the sale of Series B Preferred Stock and warrants amounting to $1,407,500, proceeds from issuance of convertible debt of $549,000 and proceeds from issuance of non-convertible notes payable of $175,000, offset by repayment of advances in the amount of $595,000.

Capital Resources

As of December 31, 2020, we had cash on hand of $1,485. We currently have no external sources of liquidity such as arrangements with credit institutions that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs; however, no assurance can be given that additional financing will be available on terms favorable to us, or at all.

Fundraising

During the year ended December 31, 2020, the Company received proceeds of $637,000, $132,911, and $321,000 from the issuance of convertible notes, non-convertible notes, and Series X preferred shares, respectively.

Required Capital over the Next Fiscal Year

We do not believe that we have sufficient capital to become cash-flow positive from operations. We expect that we will need to raise additional funds to continue to fund operations.

We prepared the accompanying consolidated financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. Our ability to continue as a going concern depends on our ability to obtain adequate capital to fund operating losses until we generate adequate cash flows from operations to fund our operating costs and obligations. If we are unable to obtain adequate capital, we could be forced to cease operations.

We depend upon our ability to secure equity and/or debt financing. We cannot be certain that additional funding will be available on acceptable terms, or at all. Our management has determined that there is substantial doubt about our ability to continue as a going concern within one year after the consolidated financial statements are issued.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Results Of Operations For the Nine Months Ended September 30, 2021 Compared to the Nine Months Ended September 30, 2020

	For the nine months ended
	Sept 30, 2021	Sept 30, 2020	$ Change	% Change
Revenue	$1,660	$2,316	$(656)	(28.32%)

Operating Expenses	1,197,952	696,357	501,595	72.03%

Loss from Operations	(1,196,292)	(694,041)	(502,251)	72.37%

Other Income (Expense)	12,060,441	(46,708,918)	58,769,359	(125.82%)

Deemed Dividends	(34,798,923)	(95,002,933)	60,204,010	(67.37%)

Net Income (Loss) Available to Common Stockholders	$(23,934,774)	$(142,405,892)	$118,471,118	(83.19%)

Revenues

For the nine months ended September 30, 2021 and 2020, we generated revenues of $1,660 and $2,316, respectively, a decrease of $656 primarily due to the relaunch of product placements on the Company’s YouTube and social media channels.

Operating Expenses

For the nine months ended September 30, 2021 and 2020, our operating expenses were $1,197,952 and $696,357, respectively, an increase of $501,595. There was a decrease in advertising expenses from $43,020 for the nine months ended September 30, 2020 to $18,125 for the same period in 2021, a decrease of $24,895. There was a decrease in payroll and related expenses of $14,167 due to reduction in the number of employees, as payroll and related expenses decreased to $225,603 for the nine months ended September 30, 2021 from $ 239,770 for same period in 2020. Other general and administrative expenses increased by $540,510 from $413,417 for the nine months ended September 30, 2020, to $953,927 for the nine months ended September 30, 2021. This increase was attributable to higher travel and legal costs for the nine months ended September 30, 2021 as compared to the same period in 2020.

Loss from Operations

During the nine months ended September 30, 2021, we incurred losses of $1,196,292 from operations, as compared to losses of $694,041 during the same period in 2020, a difference of $502,251, for the reasons stated above.

Other Income (Expense)

For the nine months ended September 30, 2021 and 2020, the Company recorded interest expense of $2,147,364 and $3,607,210, respectively, primarily related to Company’s convertible notes. The Company recorded a $880 loss and $882 gain on the conversion of convertible notes payable for the nine months ended September 30, 2021 and 2020, respectively. For the nine months ended September 30, 2021 and 2020, the Company recorded a $300,885 and a $303,593 gain, respectively, on the change in fair value of derivative liabilities. For the nine months ended September 30, 2021 and 2020, the Company recorded losses of $159,633,797 and $43,406,183, respectively, of changes in the fair value of the derivative liability for the authorized shares shortfall. The Company recorded a $173,349,076 gain on settlement of convertible notes payable and accrued interest, warrants and accounts payable during the nine months ended September 30, 2021, as compared to $0 during the same period in 2020. There was a $192,521 gain on the forgiveness of debt for the nine months ended September 30, 2021, as compared to $0 during the same period in 2020.

Net Income (Loss) Available to Common Stockholders

For the nine months ended September 30, 2021, we had net losses available to common stockholders of $23,934,774 as compared to a net loss of $142,405,892 for the same period in 2020, a difference of $118,471,118 for the reasons discussed above.

Liquidity and Capital Resources

Net cash used in operations for the nine months ended September 30, 2021 and 2020 was $390,269 and $717,062, respectively. This $326,793 decrease was primarily caused by an increase in accounts payable and accrued expenses, accrued payroll and related expenses, and deferred revenue. Net cash used in operations for the nine months ended September 30, 2020 was primarily based on the loss for the nine months ended September 30, 2020, partially offset by decreases in accounts payable and accrued payroll.

Net cash provided by financing activities for the nine months ended September 30, 2021 and 2020 was $389,866 and $716,592 respectively. During the nine months ended September 30, 2021, these funds were derived mainly from proceeds related to the issuance of preferred shares and non-convertible notes. During the nine months ended September 30, 2020, net cash provided by financing activities was derived from the issuance of convertible notes, offset by repayment of non-convertible notes.

Capital Resources

As of September 30, 2021, the Company had cash of $1,082 and working capital deficit (current liabilities in excess of current assets) of $17,539,723. During the nine months ended September 30, 2021, the net loss available to common stockholders was $23,934,774 and net cash used in operating activities was $390,269. These conditions raise substantial doubt about our ability to continue as a going concern for one year from the issuance of the condensed consolidated financial statements. Our primary source of operating funds since inception has been cash proceeds from the public and private placements of our securities, including debt securities, and proceeds from the exercise of warrants and options. We have experienced net losses and negative cash flows from operations since inception and expect these conditions to continue for the foreseeable future. For the foreseeable future, our ability to continue our operations is dependent upon our ability to obtain additional capital through public or private equity offerings, debt financings or other sources; however, financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy and we may be forced to curtail or cease operations.

Management’s plans regarding these matters encompass the following actions: 1) obtain funding from new and current investors to alleviate our working capital deficiency; and 2) implement a plan to generate revenues. Our continued existence is dependent upon our ability to translate our audience into revenues. However, the outcome of our plans cannot be determined with any degree of certainty.

Accordingly, the accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business for one year from the date the condensed consolidated financial statements are issued. The carrying amounts of assets and liabilities presented in the condensed consolidated financial statements do not necessarily purport to represent realizable or settlement values. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty such as the final settlement amounts of our notes payable and accrued interest.

Off-Balance Sheet Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. We expect the elimination of these models will reduce reported interest expense and increase reported net income for the Company’s convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.

In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes certain disclosure requirements, including the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. ASU 2018-13 also adds disclosure requirements, including changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments on changes in unrealized gains and losses, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. ASU 2018-13 became effective for us on January 1, 2020. The adoption of this update did not have a material impact on the Company’s consolidated financial statements and related disclosures.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

JOBS Act Transition Period

As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay our adoption of such new or revised accounting standards. As a result of this election, our financial statements may not be comparable to the financial statements of other public companies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

The name and age of our Director and Executive Officer is set forth below. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. The officers are elected by our Board.

Name	Age	Executive Position
Danny Meeks	47	Chief Executive Officer, Chairman and Director

Danny Meeks, Chief Executive Officer and Chairman – Danny Meeks is the Chief Executive Officer of the Company, a position he has held since September 30 2021. He has served as a director and Chairman of the Board of Directors since June 2021. He has served as interim Chief Financial Officer since November 30, 2021. He was the sole owner and President of Empire Services, Inc., a metal recycling company he founded in 2002, until its acquisition by the Company in September 2021. Additionally, Mr. Meeks has been serving as the President of DWM Properties, LLC, his real estate holding company, since 2002 and as the President of Select Recycling and Waste Services, Inc., a waste disposal and recycling company, from October 2016 to present. Mr. Meeks graduated from Manor High School in 1993. Mr. Meeks is well-suited to serve on our Board due to his significant business and management experience and deep knowledge of growth and commercialization strategies. Mr. Meeks joined the Company’s Board to foster revenue-generating capabilities of the Company.

Family Relationships

There are no family relationships among our directors and executive officers.

Involvement in Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

CORPORATE GOVERNANCE

Governance of Our Company

We seek to maintain high standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our Stockholders well and maintaining our integrity in the marketplace. Our corporate governance guidelines and Code of Conduct and Ethics, together with our Certificate of Incorporation, Bylaws and the charters for each of our Board committees, form the basis for our corporate governance framework. We also are subject to certain provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC. The full text of the Code of Conduct and Ethics is available on our website at https://www.greenwavetechnologysolutions.com/code-of-conduct and is also filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC on April 1, 2015.

There are currently no members of the Board serving on our Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee, and our Board will act in place of such committees until such time that members are appointed to such committees.

Our Board of Directors

Our Board currently consists of two members. The number of directors on our Board can be evaluated and amended by action of our Board.

Our Board has decided that it would judge the independence of its directors by the heightened standards established by the Nasdaq Stock Market, despite the Company not being subject to these standards at this time. Our Board considers a director to be independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of the Nasdaq Stock Market and the rules and regulations of the SEC. Based on the foregoing, the Board has determined that none of our directors currently meet the independence standards established by the Nasdaq Stock Market and the applicable independence rules and regulations of the SEC, including the rules relating to the independence of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Stockholder Communications. Although we do not have a formal policy regarding communications with the Board, Stockholders may communicate with the Board by writing to us at 277 Suburban Drive, Suffolk, VA 23434, Attention: Chairman. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate. Please note that the foregoing communication procedure does not apply to (i) Stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

Board and Committee Meetings

During the fiscal year ended December 31, 2020, our Board held no meetings and operated solely by unanimous written consent. For the fiscal year ended December 31, 2020, our Board was composed of a sole member who attended every meeting of our Board. Our Audit Committee, Compensation Committee, Nominating and Corporate Governance committee did not have any members and did not meet during the fiscal year ended December 31, 2020. The Company did not have an annual meeting of Stockholders during the prior year.

Board Committees

On December 9, 2015, our Board designated the following three committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Company’s designated committees currently do not have any members and the Board acts in place of such committees.

Audit Committee. The Audit Committee is responsible for, among other things, overseeing the financial reporting and audit process and evaluating our internal controls over financial reporting. The Audit Committee currently does not have any members nor does it have an audit committee financial expert and the Board acts in place of such committee. Our Board has determined that given its relatively small size, the function of the Audit Committee could be performed by our Board as a whole without unduly burdening the duties and responsibilities of our Board member. A copy of the Audit Committee Charter is available on our website at https://www.greenwavetechnologysolutions.com/audit-committee-charter.

Compensation Committee. The Compensation Committee is responsible for, among other things, establishing and overseeing the Company’s executive and equity compensation programs, establishing performance goals and objectives, and evaluating performance against such goals and objectives. The Compensation Committee currently does not have any members and the Board acts in place of such committee. Our Board has determined that given its relatively small size, the function of the Compensation Committee could be performed by our Board as a whole without unduly burdening the duties and responsibilities of our Board member. A copy of the Compensation Committee Charter is available on our website at https://www.greenwavetechnologysolutions.com/compensation-committee-charter.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying and recommending candidates to fill vacancies occurring between annual Stockholder meetings and reviewing the Company’s policies and programs relating to matters of corporate citizenship, including public issues of significance to the Company and its Stockholders. The Nominating and Corporate Governance Committee currently does not have any members and the sole member of the Board acts in place of such committee. Our Board has determined that given its relatively small size, the function of the Nominating and Corporate Governance Committee could be performed by our Board as a whole without unduly burdening the duties and responsibilities of our Board member. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at https://www.greenwavetechnologysolutions.com/ncg-charter.

Risk Oversight

The Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel and others, as appropriate, regarding the Company’s assessment of risks. The Board focuses on the most significant risks facing the Company and our general risk management strategy, and also ensures that the risks we undertake are consistent with the Board’s risk parameters. While the Board oversees the risk management process, our management is responsible for day-to-day risk management and, if management identifies new or additional significant risks, it brings such risks to the attention of the Board.

Board Leadership Structure

Danny Meeks is the Chairman of our Board of Directors and Chief Executive Officer of the Company. The Chairman of the Board presides at all meetings of the Board, unless such position is vacant, in which case, the Chief Executive Officer of the Company would preside.

EXECUTIVE COMPENSATION

Named Executive Officer

Our named executive officer for the year ended December 31, 2020 was Isaac Dietrich, then our Chief Executive Officer.

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to our named executive officer for the year ended December 31, 2019 and December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($) (1)		Option awards ($) (1)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($) (1)		Total ($)
Isaac Dietrich	2020	145,000	38,330	—		—	—	—	—		183,330
Chief Executive Officer	2019	145,000	—	10,000	(2)	—	—	—	252,000	(3)	407,000

(1)	These amounts are the aggregate fair value of the equity compensation incurred by the Company for payments to executives during the fiscal year. The aggregate fair value is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The fair market value was calculated using the Black-Scholes options pricing model.

(2)	On October 21, 2019, Mr. Dietrich was issued 1,000 shares of Series C Preferred Stock with a stated value of $10,000. Mr. Dietrich forfeited all 1,000 shares of Series C Preferred Stock on December 16, 2021.

(3)	During fiscal year 2019, Mr. Dietrich received a housing and relocation allowance of $252,000 (of which $95,500 was attributable to state and federal tax liability).

Outstanding Equity Awards at December 31, 2020

There were no outstanding equity awards held by our named executive officer as of December 31, 2020.

Narrative Disclosure to the Summary Compensation Table

Isaac Dietrich

On December 12, 2017, the Company entered into an employment agreement with Isaac Dietrich pursuant to which Mr. Dietrich serves as the Company’s Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Dietrich shall receive an annual base salary of $145,000. In addition, Mr. Dietrich shall be eligible to receive an annual bonus and shall be eligible to receive such awards under the Company’s incentive plans as determined by the Company’s Compensation Committee. Mr. Dietrich may be terminated by the Company or may voluntarily resign, at any time, with or without cause. Either the Company or Mr. Dietrich may terminate Mr. Dietrich’s employment upon two weeks prior written notice.

Upon termination except by death (the “Termination Date”), the Company shall pay Mr. Dietrich (i) any accrued but unpaid compensation, (ii) a pro-rata portion of his annual bonus calculated as of the Termination Date and (iii) reimbursement of expenses incurred on or prior to the Termination Date. In addition, Mr. Dietrich may elect to receive Consolidated Omnibus Budget Reconciliation Act of 1985 benefits for up to twelve months from the Termination Date. Upon termination of Mr. Dietrich’s employment for death, the Company shall pay Mr. Dietrich (i) any accrued but unpaid compensation and (ii) reimbursement of expenses incurred on or prior to such date. Mr. Dietrich is also entitled to participate in any and all benefit plans such as health, dental and life insurance, from time to time, in effect for senior executives, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. In the fiscal years ended December 31, 2020 and December 31, 2019, Mr. Dietrich received $38,330 and $0 in bonuses, respectively. Mr. Dietrich did not receive any compensation related to his position as a director.

Except for the modification of the vesting criteria in connection with the issuance of the Series C Preferred Stock to Isaac Dietrich, all of which has since been forfeited by Mr. Dietrich, and the housing and relocation allowance of $252,000 paid to Isaac Dietrich, at no time during the periods listed in the above tables, with respect to any named executive officers, was there:

●	any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);

●	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;

●	any non-equity incentive plan award made to a named executive officer;

●	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or

●	any payment for any item to be included under the “All Other Compensation” column in the Summary Compensation Table.

Director Compensation

Our directors do not receive any additional compensation for their service as directors.

Indemnification of Officers and Directors

Our Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys’ fees) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We shall be required to indemnify a director or officer in connection with an action or proceeding commenced by such director or officer only if the commencement of such action or proceeding by the director or officer was authorized in advance by the Board of Directors.

Our Equity Incentive Plans

Our Stockholders approved our 2014 Equity Incentive Plan (“2014 Plan”) in June 2014, our 2015 Equity Incentive Plan (the “2015 Plan”) in December 2015, our 2016 Equity Incentive Plan (“2016 Plan”) in October 2016, our 2017 Equity Incentive Plan (“2017 Plan”) in December 2016, our 2018 Equity Incentive Plan (“2018 Plan”) in June 2018, and our 2021 Equity Incentive Plan (“2021 Plan” and together with the 2014 Plan, 2015 Plan, 2016 Plan, 2017 Plan, and 2018 Plan the “Prior Plans”) in September 2021. The Prior Plans are identical, except for the number of shares of Common Stock reserved for issuance under each.

The Prior Plans provide for the grant of incentive stock options, nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. Our Prior Plans also provide that the grant of performance stock awards may be paid out in cash as determined by the Committee (as defined herein).

Plan Details

The following table and information below sets forth information as of September 30, 2021 with respect to our Plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2014 Equity Incentive Plan	1,685,792	$0.31	—
2015 Equity Incentive Plan	3,059,157	$0.94	—
2016 Equity Incentive Plan	1,715,104	$0.51	—
2017 Equity Incentive Plan	7,660,850	$0.87	—
2018 Equity Incentive Plan	13,700,000	$0.20	190,000
2021 Equity Incentive Plan	-	-	50,000,000
Equity compensation plans not approved by security holders
Total	27,820,903	$0.50	50,190,000

Summary of the Prior Plans

Authorized Shares

No shares of our Common Stock are reserved for issuance pursuant to the 2014 Plan, 2015 Plan, the 2016 Plan, the 2017 Plan, the 2018 Plan, or the 2021 Plan. There are currently 190,000 shares of our Common Stock available for issuance pursuant to the 2018 Plan and 50,000,000 shares of our Common Stock available for issuance pursuant to the 2021 Plan. Shares of Common Stock issued under our Prior Plans may be authorized but unissued or reacquired shares of our Common Stock. Shares of Common Stock subject to stock awards granted under our Prior Plans that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares of Common Stock, will not reduce the number of shares of Common Stock available for issuance under our Prior Plans. Additionally, shares of Common Stock issued pursuant to stock awards under our Prior Plans that we repurchase or that are forfeited, as well as shares of Common Stock reacquired by us as consideration for the exercise or purchase price of a stock award, will become available for future grant under our Prior Plans.

Administration

Our Board, or a duly authorized committee thereof (collectively, the “Committee”), has the authority to administer our Prior Plans. Our Board may also delegate to one or more of our officers the authority to designate employees other than Directors and officers to receive specified stock, which, in respect to those awards, said officer or officers shall then have all authority that the Committee would have.

Subject to the terms of our Prior Plans, the Committee has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares of Common Stock subject to each stock award, the fair market value of a share of our Common Stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the Prior Plans. The Committee has the power to modify outstanding awards under the Prior Plans, subject to the terms of the Prior Plans and applicable law. Subject to the terms of our Prior Plans, the Committee has the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options

Stock options may be granted under the Prior Plans. The exercise price of options granted under our Prior Plans must at least be equal to the fair market value of our Common Stock on the date of grant. The term of an ISO may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed 5 years and the exercise price must equal at least 110% of the fair market value on the grant date. The Committee will determine the methods of payment of the exercise price of an option, which may include cash, shares of Common Stock or other property acceptable to the Committee, as well as other types of consideration permitted by applicable law. No single participant may receive more than 25% of the total options awarded in any single year. Subject to the provisions of our Prior Plans, the Committee determines the other terms of options.

Performance Shares

Performance shares may be granted under our Prior Plans. Performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The Committee will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance shares to be paid out to participants. After the grant of a performance share, the Committee, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance shares. The Committee, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares of Common Stock or in some combination thereof, per the terms of the agreement approved by the Committee and delivered to the participant. Such agreement will state all terms and condition of the agreement.

Restricted Stock

The terms and conditions of any restricted stock awards granted to a participant will be set forth in an award agreement and, subject to the provisions in the Prior Plans, will be determined by the Committee. Under a restricted stock award, we issue shares of our Common Stock to the recipient of the award, subject to vesting conditions and transfer restrictions that lapse over time or upon achievement of performance conditions. The Committee will determine the vesting schedule and performance objectives, if any, applicable to each restricted stock award. Unless the Committee determines otherwise, the recipient may vote and receive dividends on shares of restricted stock issued under our Prior Plans.

Other Share-Based Awards and Cash Awards

The Committee may make other forms of equity-based awards under our Prior Plans, including, for example, deferred shares, stock bonus awards and dividend equivalent awards. In addition, our Prior Plans authorizes us to make annual and other cash incentive awards based on achieving performance goals that are pre-established by our compensation committee.

Merger, Consolidation or Asset Sale

If the Company is merged or consolidated with another entity or sells or otherwise disposes of substantially all of its assets to another company while awards or options remain outstanding under the Prior Plans, unless provisions are made in connection with such transaction for the continuance of the Prior Plans and/or the assumption or substitution of such awards or options with new options or stock awards covering the stock of the successor company, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, then all outstanding options and stock awards which have not been continued, assumed or for which a substituted award has not been granted shall, whether or not vested or then exercisable, unless otherwise specified in the relevant agreements, terminate immediately as of the effective date of any such merger, consolidation or sale.

Change in Capitalization

If the Company shall effect a subdivision or consolidation of shares of Common Stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding, without receiving consideration therefore in money, services or property, then awards amounts, type, limitations, and other relevant consideration shall be appropriately and proportionately adjusted. The Committee shall make such adjustments, and its determinations shall be final, binding and conclusive.

Prior Plan Amendment or Termination

Our Board has the authority to amend, suspend, or terminate our Prior Plans, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Each of the Prior Plans will terminate ten years after the earlier of (i) the date that each such Prior Plan is adopted by the Board, or (ii) the date that each such Prior Plan is approved by the Stockholders, except that awards that are granted under the applicable Prior Plan prior to its termination will continue to be administered under the terms of the that Prior Plan until the awards terminate, expire or are exercised.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock, and Series Z Preferred Stock by (i) each person who, to our knowledge, owns more than 5% of our Common Stock or Series Z Preferred Stock, (ii) our current directors and the named executive officers identified under the heading “Executive Compensation” and (iii) all of our current directors and executive officers as a group. We have determined beneficial ownership in accordance with applicable rules of the SEC, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days after December 9, 2021 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The information set forth in the table below is based on 994,871,337 shares of our Common Stock and 500 shares of Series Z Preferred Stock issued and outstanding on December 9, 2021. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Common Stock subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after December 9, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the principal address of each of the Stockholders below is in care of Greenwave Technology Solutions, Inc., 277 Suburban Drive, Suffolk, VA 23434.

	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned	Number of Shares of Series Z Preferred Stock Beneficially Owned	Percentage of Series Z Preferred Stock Beneficially Owned	% of Total Voting Power
Directors and Named Executive Officers
Danny Meeks	796,501,053	(1)	80.06%	250	50%	80.06%
All directors and named executive officers as a group (1 person)	796,501,053	(1)	80.06%	250	50%	80.06%
Other 5% Stockholder
None.

(1)	Consists of (i) 507,495,258 shares of Common Stock, (ii) 95,256,766 shares of Common Stock underlying convertible debt, (iii) 95,256,766 of Common Stock underlying warrants, and (iv) 98,492,262 shares of Common Stock underlying the shares of Series Z Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except for the below, from January 1, 2019 through the date of this prospectus, we have not been a party to any transaction or proposed transaction in which the amount involved in the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation which are described elsewhere in this prospectus.

Agreements with Jesus Quintero and Affiliates of Jesus Quintero

On December 15, 2020, the Company entered into a settlement agreement (the “Settlement Agreement”) with JDE Development, LLC (“JDE”), a Florida limited liability company wholly-owned and managed by Jesus Quintero, the Company’s Chief Financial Officer, in connection with the outstanding sum of $89,143.50 due to JDE for the services of Jesus Quintero as the Chief Financial Officer of the Company pursuant to that certain CFO Services Agreement entered into as of April 1, 2018, by and between the Company and Jesus Quintero. Pursuant to the Settlement Agreement, the Company agreed to pay JDE $25,000 (the “Cash Settlement”) and to enter into a convertible note with JDE in the principal amount of $64,143 (the “Note”). In addition, both parties agreed, on behalf of themselves, their past and present shareholders, members, directors, employees, managers, parents, affiliates, subsidiaries, principals, officers, related entities, assigns and successors, to irrevocably and fully release each other, and their respective past and present shareholders, members, directors, employees, managers, parents, affiliates, subsidiaries, principals, officers, related entities, assigns and successors, from any and all claims and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever at law or in equity, upon or by reason of any matter, cause or thing of any nature whatsoever, including but not limited to claims related to sums payable by the Company to JDE.

In accordance with the Settlement Agreement, (i) on December 23, 2020, the Company paid JDE the Cash Settlement, and (ii) on December 15, 2020 the Company entered into the Note with JDE for a principal amount of $64,143.15. The Note had a maturity date of June 15, 2021 and accrued interest at a rate of twelve percent annually.

On December 23, 2020, the Company entered into an exchange agreement with JDE, pursuant to which the Company exchanged the Note, for 3.20716 shares of its Series Y Preferred Stock. On January 11, 2021, the Company issued such shares of Series Y Preferred Stock to JDE. Each share of Series Y Preferred Stock has a stated value of $20,000 and is convertible into 10,000,000 shares of the Company’s Common Stock, subject to certain adjustments. The shares of Series Y Preferred Stock are not convertible to the extent that (i) the Company’s Certificate of Incorporation has not been amended to increase the number of authorized shares of Common Stock of the Company, or (ii) the holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.99% by the holder by written notice from such holder to the Company, which notice shall be effective 61 calendar days after the date of such notice). As of December 9, 2021, no such shares of Series Y Preferred Stock are outstanding. The Series Y shares issued to JDE were redeemed for $49,390 on November 30, 2021 per a redemption agreement dated November 17, 2021.

Leases with Danny Meeks

We lease our scrap yard located at 22097 Brewers Neck Blvd., Carrollton, VA 23314, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $14,959 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 1576 Millpond Rd., Elizabeth City, NC 27909, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $10,874 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 130 Courtland Rd., Emporia, VA 23847, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $10,874 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 623 Highway 903 N., Greenville, NC 27834, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $10,874 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 8952 Richmond Rd., Toano, VA 23168, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $10,874 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 945 NC 11N, Kelford, NC 27805, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $37,132 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 1100 E Princess Anne Rd, Norfolk, VA 23504, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $15,914 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 4091 Portsmouth Blvd., Portsmouth, VA 23701, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $10,874 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 277 Suburban Drive, Suffolk, VA 23434, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $14,959 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

We lease our scrap yard located at 9922 Hwy 17 S., Vanceboro, NC 28586, from DWM Properties, LLC, which is owned by our Chairman and Chief Executive Officer for $8,487 per month. The lease expires on January 1, 2024, with two one year options to extend at the Company’s election.

LEGAL MATTERS

Unless otherwise indicated, Pryor Cashman LLP, New York, New York, will pass upon the validity of the shares of our Common Stock to be sold in this offering.

EXPERTS

The financial statements of Greenwave Technology Solutions, Inc. for the year ended December 31, 2020 and December 31, 2019 have been included herein in reliance upon the reports of RBSM LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Resale Shares being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us the Resale Shares by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Greenwave Technology Solutions, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 277 Suburban Drive, Suffolk, VA 23434 or telephoning us at (757) 966-1432.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.GreenwaveTechnologySolutions.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

Table of Contents

Page No.

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2020 and 2019	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	F-4

Consolidated Statements of Stockholders’ Deficit for the Years Ended December 31, 2020 and 2019	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-6

Notes to Audited Financial Statements	F-7

Condensed Consolidated Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-29

Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2021 and 2020 (unaudited)	F-30

Condensed Consolidated Statements of Stockholders’ Deficit for the Three and Nine Months Ended September 30, 2021 and 2020 (unaudited)	F-31

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2021 and 2020 (unaudited)	F-33

Notes to Condensed Consolidated Financial Statements (unaudited)	F-34

Audited consolidated financial statements of Empire Services, Inc. and Subsidiaries as of and for the years ended December 31, 2020 and 2019 and accompanying Report of RBSM, LLP	F-60

Unaudited condensed consolidated financial statements of Empire Services, Inc. and Subsidiaries as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020	F-80

Unaudited pro forma condensed combined financial statements and explanatory notes for Greenwave Technology Solutions, Inc. as of December 31, 2020, for the nine months ended September 30, 2021 and for the year ended December 31, 2020	F-97

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

MassRoots, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MassRoots, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2020 and 2019 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, recurring losses, and expects continuing future losses that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2017.

Henderson, Nevada
April 15, 2021

MASSROOTS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash	$1,485	$1,120
Prepaid expenses	97,132	1,975
Total current assets	98,617	3,095

Total assets	$98,617	$3,095

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Bank overdrafts	$-	$13,749
Accounts payable and accrued expenses	4,948,890	5,455,063
Accrued payroll and related expenses	3,864,055	3,724,050
Advances	88,187	337,500
Non-convertible notes payable, current portion	159,520	115,750
Derivative liabilities	25,475,514	20,236,870
Convertible notes payable, net of debt discount of $0 and $380,431, respectively	3,186,303	6,989,039
Total current liabilities	37,722,469	36,872,021

Non-convertible notes payable	60,000	-
PPP note payable	50,000	-
Total liabilities	37,832,469	36,872,021

Commitments and contingencies (See Note 8)

Stockholders’ deficit:
Preferred stock - 10,000,000 shares authorized, 9,989,900 shares undesignated
Preferred stock - Series X, $0.0001 par value, $20,000 stated value, 100 shares authorized; 16.05 and 0 shares issued and outstanding, respectively	-	-
Preferred stock - Series Y, $0.001 par value, $20,000 stated value, 1,000 shares authorized; 654.781794 and 0 shares issued; 626.995464 and 0 shares outstanding, and 27.786334 and 0 to be issued, respectively	1	-
Preferred stock - Series C, $0.001 par value, 1,000 shares authorized; 1,000 shares issued and outstanding	1	1
Preferred stock - Series A, $0.001 par value, 6,000 shares authorized; 0 shares issued and outstanding	-	-
Preferred stock - Series B, $0.001 par value, 2,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized; 493,726,405 and 384,266,948 shares issued and outstanding, respectively	493,727	384,267
Common stock to be issued, 907,379,814 and 944,659,814 shares, respectively	907,380	944,660
Additional paid in capital	283,024,527	151,364,371
Discount on preferred stock	(20,973,776)	-
Accumulated deficit	(301,185,712)	(189,562,225)
Total stockholders’ deficit	(37,733,852)	(36,868,926)

Total liabilities and stockholders’ deficit	$98,617	$3,095

The accompanying notes are an integral part of these consolidated financial statements.

MASSROOTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020	2019

Revenues	$6,964	$23,703

Operating Expenses:
Cost of revenues	1,283	3,530
Advertising	58,961	29,764
Payroll and related expense	303,850	1,156,914
Stock-based compensation	-	222,700
Amortization of software costs	-	38,549
Impairment of software costs	-	196,315
Allowance for uncollectible advances to COWA Science Corporation (“COWA”)	-	360,500
Other general and administrative expenses	803,081	1,460,867
Total Operating Expenses	1,167,175	3,469,139

Loss From Operations	(1,160,211)	(3,445,436)

Other Income (Expense):
Interest expense	(5,139,321)	(4,935,470)
Preferred stock issuance costs	-	(5,585,594)
Change in derivative liability for authorized shares shortfall	(170,319,590)	(18,921,537)
Change in fair value of derivative liabilities	(451,351)	(685,415)
Impairment on investment	-	(91,931)
Gain on forgiveness of debt	250,000	-
Gain on settlement of convertible notes payable and accrued interest, warrants and accounts payable	162,109,131	-
Gain (loss) on conversion of convertible notes	882	(603,529)
Total Other Income (Expense)	(13,550,249)	(30,823,476)

Net Loss Before Income Taxes	(14,710,460)	(34,268,912)

Provision for Income Taxes (Benefit)	-	-

Net Loss	(14,710,460)	(34,268,912)

Deemed dividend from warrant price protection	(95,838,488)	(28,933,472)
Deemed dividend resulting from amortization of preferred stock discount	(1,074,539)	-
Contingent beneficial conversion feature on preferred shares issuance	-	(45,147,093)
Deemed dividend for issuance of common shares to settle warrant provision	-	(437,400)
Deemed dividend from exchange of preferred shares for convertible notes	-	(1,476,280)

Net Loss Available to Common Stockholders	$(111,623,487)	$(110,263,157)

Net loss per common share:
Basic	$(0.08)	$(0.19)
Diluted	$(0.08)	$(0.19)

Weighted average common shares outstanding:
Basic	1,390,934,274	576,802,421
Diluted	1,390,934,274	576,802,421

The accompanying notes are an integral part of these consolidated financial statements.

MASSROOTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Preferred Stock
	Series X		Series Y		Series B		Series C		Common Stock		Common Stock to be Issued		Additional Paid	Discount on Preferred	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Stock	Deficit	Total

Balance at December 31, 2018	-	$-	-	$-	-	$-	-	$-	168,706,472	$168,707	80,000	$80	$73,770,195	$-	$(80,775,348)	$(6,836,366)

Issuance of common shares previously to be issued	-	-	-	-	-	-	-	-	80,000	80	(80,000)	(80)	-	-	-	-

Issuance of Series A preferred shares in exchange for warrants canceled	-	-	-	-	-	-	-	-	-	-	-	-	(296,746)	-	-	(296,746)

Sale of Series B Convertible Preferred Stock and warrants	-	-	-	-	1,126	1	-	-	-	-	-	-	1,407,499	-	-	1,407,500

Conversion of Series A Convertible Preferred Stock to common shares	-	-	-	-	-	-	-	-	80,000,000	80,000	903,823,564	903,824	2,153,424	-	-	3,137,248

Common shares issued as origination shares	-	-	-	-	-	-	-	-	1,250,000	1,250	-	-	140,083	-	-	141,333

Common shares issued upon conversion of convertible notes and accrued interest	-	-	-	-	-	-	-	-	111,174,464	111,174	37,160,000	37,160	1,583,984	-	-	1,732,318

Common shares issued upon exercise of warrants for cash	-	-	-	-	-	-	-	-	1,555,160	1,555	1,126,250	1,126	170,268	-	-	172,949

Common shares issued in settlement of a warrant provision	-	-	-	-	-	-	-	-	9,000,000	9,000	-	-	428,400	-	(437,400)	-

Common shares issued upon cashless exercise of warrants	-	-	-	-	-	-	-	-	3,997,661	3,998	-	-	(3,998)	-	-	-

Preferred and common shares issued for services	-	-	-	-	-	-	1,000	1	2,950,000	2,950	2,550,000	2,550	203,199	-	-	208,700

Options issued for services	-	-	-	-	-	-	-	-	-	-	-	-	14,000	-	-	14,000

Common shares issued to settle a true-up provision	-	-	-	-	-	-	-	-	5,553,191	5,553	-	-	16,661	-	-	22,214

Contingent beneficial conversion feature on Preferred Shares issuance	-	-	-	-	-	-	-	-	-	-	-	-	45,147,093	-	(45,147,093)	-

Deemed dividend related to warrant price protection	-	-	-	-	-	-	-	-	-	-	-	-	28,933,472	-	(28,933,472)	-

Deemed dividend resulting from exchange of preferred Series A and B shares for convertible notes	-	-	-	-	-	-	-	-	-	-	-	-	(1,476,280)	-	-	(1,476,280)

Preferred Series B shares exchanged for convertible notes	-	-	-	-	(1,126)	(1)	-	-	-	-	-	-	(826,883)	-	-	(826,884)

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(34,268,912)	(34,268,912)

Balance at December 31, 2019	-	-	-	-	-	-	1,000	1	384,266,948	384,267	944,659,814	944,660	151,364,371	-	(189,562,225)	(36,868,926)

Issuance of common shares previously to be issued	-	-	-	-	-	-	-	-	37,160,000	37,160	(37,160,000)	(37,160)	-	-	-	-

Common shares issued upon conversion of convertible notes and accrued interest	-	-	-	-	-	-	-	-	72,368,457	72,369	-	-	298,386	-	-	370,755

Common shares contributed back to the Company and promptly retired	-	-	-	-	-	-	-	-	(69,000)	(69)	-	-	69	-	-	-

Rescission of warrants exercised in prior year	-	-	-	-	-	-	-	-	-	-	(120,000)	(120)	(5,880)	-	-	(6,000)

Deemed dividend related to warrant price protection	-	-	-	-	-	-	-	-	-	-	-	-	95,838,488	-	(95,838,488)	-

Convertible note issued to CFO with BCF	-	-	-	-	-	-	-	-	-	-	-	-	64,143	-	-	64,143

Sale of Series X preferred shares	16.05	-	-	-	-	-	-	-	-	-	-	-	321,000	-	-	321,000

BCF recognized upon issuance of Series X preferred shares	-	-	-	-	-	-	-	-	-	-	-	-	454,200	(454,200)	-	-

Series Y preferred shares issued in exchange for convertible notes, accrued interest and warrants	-	-	654.781794	1	-	-	-	-	-	-	-	-	13,095,635	-	-	13,095,636

BCF recognized upon issuance of Series Y preferred shares	-	-	-	-	-	-	-	-	-	-	-	-	21,594,115	(21,594,115)	-	-

Deemed dividend resulting from amortization of preferred stock discount	-	-	-	-	-	-	-	-	-	-	-	-	-	1,074,539	(1,074,539)	-

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-		(14,710,460)	(14,710,460)

Balance at December 31, 2020	16.05	$-	654.781794	$1	-	$-	1,000	$1	493,726,405	$493,727	907,379,814	$907,380	$283,024,527	$(20,973,776)	$(301,185,712)	$(37,733,852)

The accompanying notes are an integral part of these consolidated financial statements.

MASSROOTS, INC.

CONSOLIDATED STATEMENTS OF CASHFLOWS

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(14,710,460)	$(34,268,912)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities	451,351	685,415
Change in derivative liability for authorized shares shortfall	170,319,590	18,921,537
Depreciation and amortization	-	45,282
Interest and amortization of debt discount	5,139,321	4,716,970
(Gain) loss on conversion of convertible notes payable	(882)	603,529
Gain on settlement of convertible notes payable and accrued interest, warrants and accounts payable	(162,109,131)	-
Gain on forgiveness of debt	(250,000)	-
Stock-based compensation	-	222,700
Impairment on COWA advances	-	360,500
Impairment of investment	-	65,000
Loss on sale of investment in Canna Regs	-	91,931
Impairment loss on software costs	-	196,315
Preferred stock issuance costs	-	5,585,594
Changes in operating assets and liabilities:
Prepaid expenses	(95,157)	12,025
Advance to COWA, net	-	(360,500)
Security deposit	-	36,000
Accounts payable and accrued expenses	77,520	557,360
Accrued payroll and related expenses	140,005	732,027
Net cash used in operating activities	(1,037,843)	(1,797,227)

Cash flows from investing activities:
Proceeds from sale of Reg Tech and High Times	-	90,981
Net cash provided by investing activities	-	90,981

Cash flows from financing activities:
Bank overdrafts	(13,749)	13,749
Proceeds from sale of Series X preferred shares	321,000	-
Proceeds from sale of Series B preferred shares and warrants	-	1,407,500
Proceeds from exercise of warrants	-	172,949
Proceeds from issuance of convertible notes payable	637,000	549,000
Proceeds from issuance of non-convertible notes payable	82,911	175,000
Repayment of non-convertible notes payable	(39,641)	(45,400)
Proceeds from advances	3,696	-
Proceeds from PPP note payable	50,000	-
Repayments of advances	(3,009)	(595,000)
Net cash provided by financing activities	1,038,208	1,677,798

Net increase (decrease) in cash	365	(28,448)

Cash, beginning of year	1,120	29,568

Cash, end of year	$1,485	$1,120

Supplemental disclosures of cash flow information:
Cash paid during period for interest	$-	$218,500
Cash paid during period for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock previously to be issued	$37,160	$80
Issuance of preferred Series A shares in exchange for warrants canceled	$-	$296,746
Conversions of preferred Series A shares to common shares	$-	$3,137,248
Common stock issued as origination shares	$-	$141,333
Common stock issued upon conversion of convertible notes and accrued interest	$370,755	$1,732,318
Common shares contributed back to the Company and promptly retired	$69	$-
Common stock issued in settlement of a warrant provision	$-	$437,400
Common stock issued in exercise of cashless warrants	$-	$3,998
Deemed dividend related to warrant price protection	$95,838,488	$28,933,472
Contingent beneficial conversion feature on preferred Series A shares	$-	$45,147,093
Deemed dividend resulting from exchange of preferred Series A and Series B shares for convertible notes	$-	$1,476,280
Preferred Series B shares exchanged for convertible notes	$-	$826,884
Convertible note payable issued to CFO with BCF	$64,143	$-
Derivative liability recognized as debt discount on newly issued convertible notes	$573,230	$-
Series Y preferred shares issued as settlement for convertible notes payable, accrued interest and warrants	$13,095,636	$-
Amortization of discount on preferred stock	$1,074,539	$-
Reclassify accrued interest to convertible notes payable	$1,049,329	$-
Recission of warrants exercised in prior year	$6,000

The accompanying notes are an integral part of these consolidated financial statements.

MASSROOTS, INC.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

MassRoots, Inc. (“MassRoots” or the “Company”) has created a technology platform for the cannabis industry focused on enabling users to share their cannabis content, follow their favorite dispensaries, and stay connected with the legalization movement. The Company was incorporated in the State of Delaware on April 26, 2013.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Our consolidated financial statements include the accounts of DDDigtal, Inc., Odava, Inc., MassRoots Supply Chain, Inc., and MassRoots Blockchain Technologies, Inc., our wholly-owned subsidiaries. All intercompany transactions were eliminated during consolidation.

NOTE 2 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of December 31, 2020, the Company had cash of $1,485 and a working capital deficit (current liabilities in excess of current assets) of $37,623,852. During the year ended December 31, 2020, the net loss available to common stockholders was $111,623,487 and net cash used in operating activities was $1,037,843. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the audited consolidated financial statements.

During the year ended December 31, 2020, the Company received proceeds of $637,000, $132,911, and $321,000 from the issuance of convertible notes, non-convertible notes, and Series X preferred shares, respectively. The Company does not have sufficient cash to fund operations for the next fiscal year.

The Company’s primary source of operating funds since inception has been cash proceeds from the public and private placements of the Company’s securities, including debt and equity securities, and proceeds from the exercise of warrants and options. The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. The Company’s ability to continue its operations is dependent upon its ability to obtain additional capital through public or private equity offerings, debt financings or other sources; however, financing may not be available to the Company on acceptable terms, or at all. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue its business strategy, and the Company may be forced to curtail or cease operations.

Management’s plans regarding these matters encompass the following actions: 1) obtain funding from new and current investors to alleviate the Company’s working capital deficiency; and 2) implement a plan to increase revenues. The Company’s continued existence is dependent upon its ability to translate its audience into revenues.  However, the outcome of management’s plans cannot be determined with any degree of certainty.

Accordingly, the accompanying audited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for one year from the date the consolidated financial statements are issued. The carrying amounts of assets and liabilities presented in the audited consolidated financial statements do not necessarily purport to represent realizable or settlement values. The audited consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, customers, economies, and financial markets globally, leading to an economic downturn. It has also disrupted the normal operations of many businesses, including ours. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak of COVID-19 and its effects on our business including our financial condition, liquidity, or results of operations at this time. Management is actively monitoring the global situation and its impact on the Company’s financial condition, liquidity, operations, customers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects that the COVID-19 outbreak will have on its results of operations, financial condition, or liquidity for fiscal year 2021. As of the date of this Annual Report on Form 10-K, the Company has experienced delays in securing new customers and related revenues and the longer this pandemic continues there may be additional impacts. Furthermore, the COVID-19 outbreak has and may continue to impact the Company’s ability to raise capital.

Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have a material adverse effect on the Company’s results of future operations, financial position, liquidity, and capital resources, and those of the third parties on which the Company relies in fiscal year 2021.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of MassRoots, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include stock-based compensation, fair values relating to derivative liabilities, fair value of payroll tax liabilities, deemed dividends and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Emerging Growth Company

We are an “emerging growth company” under the JOBS Act. For as long as we are an “emerging growth company,” we are not required to: (i) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (ii) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (iii) comply with any new requirements adopted by the Public Company Accounting Oversight Board (“PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (iv) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. However, we have elected to “opt out” of the extended transition period discussed in (i) and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards are required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 825-10, “Financial Instruments” (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The estimated fair value of certain financial instruments, including cash, accounts payable and accrued liabilities are carried at historical cost basis, which approximates their fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

The Company follows ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Cash

For purposes of the consolidated statements of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2020 and 2019, the Company had no cash equivalents. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At December 31, 2020 and 2019, the uninsured balances amounted to $0.

Accounts Receivable and Allowance for Doubtful Accounts

The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts, and if the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company writes-off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues its collection.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of three to five years. Repair and maintenance costs are expensed as incurred. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

Revenue Recognition

The Company recognizes revenue when services are realized or realizable and earned, less estimated future doubtful accounts.

The Company’s revenues are accounted for under ASC Topic 606, “Revenue From Contracts With Customers” (“ASC 606”) and generally do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable consideration.

In accordance with ASC 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue in accordance with that core principle by applying the following:

(i)	Identify the contract(s) with a customer;

(ii)	Identify the performance obligation in the contract;

(iii)	Determine the transaction price;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) the Company satisfies a performance obligation.

The Company primarily generates revenue by charging businesses to advertise on the Company’s website and social media channels. In cases where clients enter advertising contracts for an extended period of time, the Company only recognizes revenue for services provided during that quarter and defers the remaining unearned revenue to future periods.

Advertising

The Company charges the costs of advertising to expense as incurred. Advertising costs were $58,961 and $29,764 for the year ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation

Stock-based compensation expense is measured at the grant date fair value of the award and is expensed over the requisite service period. For stock-based awards to employees, non-employees and directors, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option pricing model. Determining the fair value of stock-based awards at the grant date under this model requires judgment, including estimating volatility, employee stock option exercise behaviors and forfeiture rates. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment.

Income Taxes

The Company follows ASC Subtopic 740-10, “Income Taxes” (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period.

If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under ASC 480, “Distinguishing Liabilities From Equity.”

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption using the effective interest method.

Beneficial Conversion Features and Deemed Dividends

The Company records a beneficial conversion feature for preferred stock when, on the date of issuance, the conversion rate is less than the Company’s stock price. The Company also records, when necessary, a contingent beneficial conversion resulting from price protection of the conversion price of preferred stock, based on the change in the intrinsic value of the conversion options embedded in such preferred stock.

The Company records, when necessary, deemed dividends for: (i) warrant price protection, based on the difference between the fair value of the warrants immediately before and after the repricing (inclusive of any full ratchet provisions); (ii) the exchange of preferred shares for convertible notes, based on the amount of the face value of the convertible notes in excess of the carrying value of the preferred shares; (iii) the settlement of warrant provisions, based on the fair value of the common shares issued; and (iv) amortization of discount on preferred stock resulting from recognition of a beneficial conversion feature.

Derivative Financial Instruments

The Company classifies as equity any contracts that: (i) require physical settlement or net-share settlement; or (ii) provide the Company with a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company’s own stock. The Company classifies as assets or liabilities any contracts that: (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control); or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its common stock purchase warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

The Company’s freestanding derivatives consisted of warrants to purchase common stock that were issued in connection with the issuance of debt and the sale of common shares, and of embedded conversion options within convertible notes. The Company evaluated these derivatives to assess their proper classification in the balance sheet as of December 31, 2020 and 2019 using the applicable classification criteria enumerated under ASC 815, “Derivatives and Hedging.” The Company determined that certain embedded conversion and/or exercise features did not contain fixed settlement provisions. The convertible notes contained a conversion feature such that the Company could not ensure it would have adequate authorized shares to meet all possible conversion demands. As such, the Company was required to record the derivatives which do not have fixed settlement provisions as liabilities and mark to market all such derivatives to fair value at the end of each reporting period. The Company also records derivative liabilities for instruments, including convertible notes, preferred stock, and warrants, in which the Company does not have sufficient authorized shares to cover the conversion of these instruments into shares of common stock.

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Intangible assets are stated at cost and reviewed annually to examine any impairments, usually assuming an estimated useful life of three to five years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Indefinite Lived Intangibles and Goodwill

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

The Company tests indefinite lived intangibles and goodwill for impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable.

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the Chief Executive Officer, or decision-making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company’s core business.

Net Earnings (Loss) Per Common Share

The Company computes earnings (loss) per share under ASC subtopic 260-10, Earnings Per Share. Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods, as applicable.

The computation of basic and diluted income (loss) per share, for the year ended December 31, 2020 and 2019 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:

	December 31,	December 31,
	2020	2019
Common shares issuable upon conversion of convertible notes	2,562,481,459	3,697,833,022
Options to purchase common shares	27,621,765	27,621,765
Warrants to purchase common shares	2,521,077,555	3,342,376,365
Common shares issuable upon conversion of preferred stock	6,709,317,940	-
Total potentially dilutive shares	11,820,498,719	7,067,831,152

Reclassifications

Certain reclassifications have been made to the prior years’ data to conform to the current year presentation. These reclassifications had no effect on reported income (losses).

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. We expect the elimination of these models will reduce reported interest expense and increase reported net income for the Company’s convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.

In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes certain disclosure requirements, including the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. ASU 2018-13 also adds disclosure requirements, including changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments on changes in unrealized gains and losses, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. ASU 2018-13 became effective for us on January 1, 2020. The adoption of this update did not have a material impact on the Company’s consolidated financial statements and related disclosures.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 – INVESTMENTS

As of December 31, 2020 and 2019, the carrying value of our investments in privately held companies totaled $0 and $0, respectively. These investments are accounted for as cost method investments, as we owned less than 20% of the voting securities and do not have the ability to exercise significant influence over operating and financial policies of the entities.

During the year ended December 31, 2017, the Company acquired 23,810 shares of Class A common stock of Hightimes Holding Corp. for $100,002, or $4.20 per share. As a result of a forward share split of 1.9308657-for-1 on January 15, 2018, MassRoots owned 45,974 shares of Class A common stock. The acquired Class A common stock were considered non-marketable securities. The Company incurred an impairment of $65,000 on these shares during the year ended December 31, 2019. The Company sold 45,974 shares of Class A common stock for proceeds of $35,000 during the year ended December 31, 2019.

On July 13, 2017, the Company purchased an unsecured convertible promissory note in the principal amount of $300,000 from CannaRegs, Ltd, a Colorado limited liability company (“CannaRegs”). The note bears interest at a rate of 5% per annum and matures on December 19, 2019. In the event CannaRegs consummates an equity financing in excess of $2,000,000 prior to the maturity date of the note, the outstanding principal and any accrued and unpaid interest automatically converts into equity securities of the same class or series issued by CannaRegs at the lesser of: a) 90% of the price paid per equity security or b) a price reflecting a valuation cap of $4,500,000.

On July 17, 2017, MassRoots converted the note into 430,622 shares of CannaRegs’ common stock. In 2018, CannaRegs re-incorporated as a Delaware C corporation under the name Regs Technology, Inc. (“Regs Technology”), keeping the same capitalization structure and business operations. MassRoots valued its holdings at $0 and $147,876 as of December 31, 2019 and 2018, respectively. The Company recorded an impairment expense of $155,336 on its holdings during 2018 and recorded a $91,931 loss on the sale of investment during the year ended December 31, 2019. The Company sold its shares of Regs Technology for $55,983 during the year ended December 31, 2019. MassRoots owned less than 1% of Regs Technology’s issued and outstanding shares prior to the sale.

NOTE 5 – ADVANCES TO COWA SCIENCE CORPORATION

On February 11, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MassRoots Supply Chain, Inc., a wholly-owned subsidiary of the Company (“Merger Subsidiary”), COWA Science Corporation, a Delaware corporation (“COWA”), and Christopher Alameddin, an individual acting solely in his capacity as a stockholder representative (“Stockholder Representative”). Pursuant to the Merger Agreement, Merger Subsidiary will be merged with and into COWA, whereby the separate corporate existence of Merger Subsidiary will cease and COWA will be the surviving entity (the “Surviving Entity”) and will be a wholly-owned subsidiary of the Company (the “Merger”).

Upon effectiveness of the Merger (such time, the “Effective Date”), MassRoots will issue 50,000,000 shares of its common stock to the stockholders of COWA, allocated pro-rata based on each stockholder’s respective holdings of COWA immediately prior to the Effective Date and each share of the common stock of Merger Subsidiary will be converted into one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity. If (i) within three years after the Effective Date, COWA has generated an aggregate of $2.5 million in revenue, the Company shall issue an aggregate of 25 million shares of common stock to the COWA stockholders; and (ii) within three years after the Effective Date, COWA has generated an aggregate of $7.5 million in revenue (inclusive of the $2.5 million in revenue generated in clause (i)), the Company shall issue an aggregate of 25 million additional shares of common stock to the COWA stockholders.

On February 24, 2020, the Company terminated the Agreement and Plan of Merger by and among the Company, Merger Subsidiary, COWA and Christopher Alameddin.

As of December 31, 2019, MassRoots had advanced $370,500 to COWA for working capital, which is to be repaid on-demand should the Merger not be effectuated. As of December 31, 2019, COWA had repaid $10,000 and the Company wrote off the $360,500 balance of these advances.

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2020 and December 31, 2019 is summarized as follows:

	December 31, 2020	December 31, 2019
Computers	$6,366	$6,366
Office equipment	17,621	17,621
Subtotal	23,987	23,987
Less accumulated depreciation	(23,987)	(23,987)
Property and equipment, net	$-	$-

Depreciation expense for the years ended December 31, 2020 and 2019 was $0 and $6,720, respectively.

NOTE 7 – SOFTWARE COSTS

In January 2018, MassRoots entered into a Master Services Agreement with MEV, LLC (“MEV”) pursuant to which MEV will assist with the development and servicing of the Company’s technology platform, including its mobile applications, business portal and WeedPass. MassRoots has capitalized the billable costs of engineers that were devoted to building the system and developing additional features that enhanced its ability to generate revenue. MassRoots did not capitalize any costs associated with maintenance, user-testing, analysis and planning of the system. The Company has been amortizing these capitalized costs using a straight-line methodology over five years, since July 5, 2018.

During fiscal year 2018, MassRoots paid MEV $521,839 with respect to the development and maintenance of its platform, of which MassRoots capitalized $260,565 in development costs.

During the year ended December 31, 2020 and 2019, MassRoots incurred amortization of software costs of $0 and $38,549, respectively. During the same period, MassRoots incurred impairment of software costs of $0 and $196,315, respectively.

NOTE 8 – ADVANCES, NON-CONVERTIBLE NOTES PAYABLE AND PPP NOTE PAYABLE

During the year ended December 31, 2020 and 2019, the Company received aggregate proceeds from advances of $3,696 and $0, received forgiveness of advances for $250,000 and $0, and repaid an aggregate of $3,009 and $595,000, respectively. Included in the year ended December 31, 2020 were $3,696 of advances from and $509 of repayments to the Company’s Chief Executive Officer (See Note 18). The remaining advances were primarily for Simple Agreements for Future Tokens, entered into with accredited investors issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof and/or Regulation D thereunder in 2017 and 2018. As of December 31, 2020 and 2019, the Company owed $88,187 and $337,500 in principal and $0 and $10,500 in accrued interest, respectively.

During the year ended December 31, 2020 and 2019, the Company received proceeds from the issuance of non-convertible notes of $82,911and $175,000 and repaid an aggregate of $39,641 and $45,400, respectively, of non-convertible notes. The non-convertible notes have maturity dates ranging from March 18, 2019 to June 26, 2022 and accrue interest at rates ranging from 0% to 36% per annum. On April 17, 2020, the outstanding principal balance of $23,500 and accrued interest of $17,281 on non-convertible notes held by one holder was consolidated into a new non-convertible note with a face value of $79,000, resulting in a loss on debt settlement of $38,219. As of December 31, 2020 and 2019, the Company owed $269,520 and $115,750 in principal and $251,612 and $117,924 in accrued interest, respectively.

On May 4, 2020, the Company received proceeds of $50,000 from a PPP note. The note has a maturity date of May 4, 2020 and bears 1% interest per annum. As of December 31, 2020, the Company owed $50,000 in principal and $330 in accrued interest on this note.

NOTE 9 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of December 31, 2020 and 2019, the Company owed accounts payable and accrued expenses of $4,948,890 and $5,455,063, respectively. These are primarily comprised of payments to vendors, accrued interest on debt, and accrued legal bills.

NOTE 10 – ACCRUED PAYROLL AND RELATED EXPENSES

The Company is delinquent in filing its payroll taxes, primarily related to stock compensation awards in 2016 and 2017, but also including payroll for 2018, 2019, and 2020. As of December 31, 2020 and 2019, the Company owed payroll tax liabilities, including penalties, of $3,864,055 and $3,724,050, respectively, to federal and state taxing authorities. The actual liability may be higher or lower due to interest or penalties assessed by federal and state taxing authorities. The Company expects to settle these liabilities by June 30, 2021.

NOTE 11 – COMMITMENTS AND CONTINGENCES

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Power Up Lending Group, Ltd. Complaint

On October 11, 2019, Power Up Lending Group, Ltd. (“Power Up”) filed a complaint against the Company and Isaac Dietrich, an officer and director of the Company, in the Supreme Court of the State of New York, County of Nassau. The complaint alleges, among other things, (i) the occurrence of events of default in certain notes (the “Power Up Notes”) issued by the Company to Power Up, (ii) misrepresentations by the Company including, but not limited to, with respect to the Company’s obligation to timely file its required reports with the SEC and (iii) lost profits as a result of the Company’s failure to convert the Power Up Notes in accordance with the terms thereof. In addition, the complaint alleges, among other things, that Mr. Dietrich took affirmative steps to deliberately cause the Company to breach its financial obligations. As a result of the foregoing, Power Up has requested: (i) the greater of $312,000 and the “parity value” as such term is defined in the Power Up Notes together with $2,000 per day until the Company issues shares upon conversion of the Power Up Notes together with applicable interest thereon; (ii) $165,000 as a result of the misrepresentations; (iii) an amount of lost profits to be determined by the court, but in no event less than $312,000; (iv) $312,000 as against Mr. Dietrich; (v) an award for reasonable legal fees and costs of litigation; (vi) a judgment awarding specific performance under the Power Up Notes; and (vii) the costs and disbursement of the action, pre-judgment interest, default interest and such other further relief as the court deems proper. On August 24, 2020, the Supreme Court of the State of New York, County of Nassau adjourned a hearing on Power Up’s motion for default judgment with respect to the complaint filed by Power Up on October 11, 2019, against the Company and Mr. Dietrich until September 14, 2020.

On September 14, 2020, Power-Up filed a motion for leave to enter a default judgment against the Company and Mr. Dietrich, alleging that the defendants failed to appear and did not establish a meritorious defense to the claims made or a reasonable excuse for the delay in interposing their answer. On February 9, 2021, a motion for default judgment was granted and the default judgment in the total amount of $350,551.10 was entered against the Company and Mr. Dietrich jointly and severally.

Sheppard Mullin’s Demand for Arbitration

On December 1, 2020, Sheppard, Mullin, Richter & Hampton LLP (“Sheppard Mullin”), the Company’s former securities counsel, filed a demand for arbitration at JAMS in New York, New York against the Company, alleging the Company’s breach of an engagement agreement dated January 4, 2018, and a failure of the Company to pay $487,390.73 of outstanding legal fees to Sheppard Mullin. Sheppard Mullin seeks to collect the entirety of the amount owed by the Company in accordance with said engagement agreement.

Rother Investments’ Petition

On October 28, 2020, Rother Investments, LLC (“Rother Investments”) filed a complaint in the District Court of 419th Judicial District, Travis County, Texas against the Company, alleging the Company’s default under a certain promissory note (the “Rother Investments Note”) in payment of the outstanding principal amount and interest under the Note, as described in the complaint. Rother Investments seeks to collect the amount of $124,750.00 as of the date of the complaint with late fees continuing to accrue on a daily basis, monetary relief of over $100,000 but not more than $200,000.00 pursuant to Tex. R. Civ. P. 47(c)(3), court’s costs and attorney’s fees, pre-judgment and post-judgment interest, and such other relief as the court deems appropriate.

Trawick’s Complaint

On or about January 25, 2021, Travis Trawick (“Trawick”) filed a complaint against the Company and Isaac Dietrich, an officer and director of the Company, in the Circuit Court for the City of Virginia Beach, Virginia, asserting the Company’s failure to remit payments under the certain promissory note, as subsequently amended and modified, and ancillary documents thereto (collectively, the “Note”), and Mr. Dietrich’s failure to fulfill its obligations, as the guarantor, under the Note. Trawick demands a judgment in his favor in the amount exceeding $130,336.15, the exact amount to be proven at trial including pre and post-judgment interest, reasonable attorneys’ fees, court costs, other taxable costs, and such other relief as the court deems appropriate.

NOTE 12 – CONVERTIBLE NOTES PAYABLE

On July 5, 2018, the Company issued secured convertible notes to certain accredited investors in the aggregate principal amount of $1,650,000. The notes matured on January 5, 2019 and accrued no interest. Net proceeds received by the Company were $1,492,500 after deduction of legal and other fees. During 2019, the remaining principal amount of $390,000 and accrued interest of $22,831 were converted into shares of the Company’s common stock.

In connection with the issuance of the July 2018 notes, the Company and the investors also entered into a security agreement pursuant to which the notes are secured by all of the assets of the Company held as of July 5, 2018 and acquired thereafter. The Company also issued five-year warrants to purchase an aggregate of 6,600,000 shares of Company’s common stock with an initial exercise price of $0.25. The warrants contain certain anti-dilutive provisions.

In December 2018, the Company made payments of an aggregate of $1,762,500 to holders of July 2018 notes. As of December 31, 2018, the aggregate remaining face value of the notes was $390,000. During the year ended December 31, 2019, holders of the July 2018 notes converted $390,000 in principal and $22,831 in interest into an aggregate of 10,102,353 shares of the Company’s common stock for settlement of the remaining balance due. The balance of these notes was $0 as of December 31, 2019.

In December 2018, the Company issued convertible promissory notes in the aggregate principal amount of $90,000 (including an aggregate original issuance discount of $15,000) maturing June 1, 2019 and bearing interest of 5% per annum. The Company shall have the right to prepay the notes for an amount equal to 130% multiplied by the portion of the Outstanding Balance (as defined in the notes) being prepaid. The investors shall have the right to convert the Outstanding Balance of the note at any time into shares of common stock of the Company at a conversion price of $0.075 per share, subject to adjustment. During the year ended December 31, 2019, the holder converted $90,000 in principal and $9,000 of accrued interest into an aggregate of 6,879,913 shares of common stock. As of December 31, 2019, the aggregate carrying value of the notes was $0.

On December 17, 2018, the Company issued a secured convertible promissory note in the principal amount of $2,225,000 (including an original issuance discount of $225,000) that matured on December 17, 2019 and bears interest at a rate of 8% per annum (which increased to 22% on July 16, 2019 upon the occurrence of an event of default). The note is secured by the Security Agreement (as defined below). The investor has the right to convert the Outstanding Balance (as defined in the note) of the note at any time into shares of common stock of the Company at a conversion price of $0.35 per share, subject to adjustment. Commencing on June 17, 2019, the investor has the right to redeem all or any portion of the note; provided, however, the investor may not request redemption in an amount that exceeds $350,000 during any single calendar month; provided, further however, upon the occurrence of an event of default, the redemption amount in any calendar month may exceed $350,000. Payments on redemption amounts may be made in cash, by converting the redemption amount into shares of the Company’s common stock at a conversion price of the lesser of: (a) $0.35 per share, subject to adjustment; and (b) the Market Price (as defined in the note), or a combination thereof. Upon the occurrence of an event of default, the investor may accelerate the note pursuant to which the Outstanding Balance will become immediately due and payable in cash at the Mandatory Default Amount (as defined in the note). The Company is prohibited from effecting a conversion of the note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased by the investor up to, but not exceeding, 9.99%.

In connection with the December 2018 note, the Company also entered into a security agreement (the “Security Agreement”) on the closing date pursuant to which the Company granted the investor a security interest in the Collateral (as defined in the Security Agreement). On July 16, 2019, the Company received a notice from the noteholder indicating that events of default had occurred and asserting default penalties of $761,330. During the year ended December 31, 2019, the noteholder converted $345,000 of principal into an aggregate of 53,522,295 shares of common stock. During the year ended December 31, 2020, (i) the noteholder converted $37,000 of principal into an aggregate of 31,109,551 shares of common stock; and (ii) $1,049,329 of accrued interest was reclassified to the principal balance of this note. As of December 31, 2020 and 2019, the remaining carrying value of the note was $2,892,330 and $1,880,000, respectively, net of debt discount of $0. As of December 31, 2020 and 2019, accrued interest payable of $1,073,809 and $1,327,110, respectively, was outstanding on the note.

On January 25, 2019, the Company issued a convertible promissory note in the principal amount of $55,000 (including original issuance discount of $5,000) that matured July 25, 2019 and bearing a one-time interest fee of 10%. The investor has the right to convert the Outstanding Balance (as defined in the note) of the note at any time into shares of common stock of the Company at a conversion price of $0.075 per share, subject to adjustment. Upon maturity, payment may be made in cash, by converting the redemption amount into shares of the Company’s common stock at a conversion price of the lesser of: (a) $0.075 per share, subject to adjustment; and (b) the Market Price (as defined in the notes), or a combination thereof. Upon the occurrence of an event of default, the investor may accelerate the note pursuant to which the Outstanding Balance will become immediately due and payable in cash at the Mandatory Default Amount (as defined in the notes). The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased by the investor up to, but not exceeding, 9.99%. As of December 31, 2020 and 2019, the remaining carrying value of the notes was $55,000 and $50,000, net of debt discount of $0 and $5,000, respectively. As of December 31, 2020 and 2019, accrued interest payable of $92,600 and $40,219, respectively, was outstanding on the note. During the quarter ended December 31, 2020, this note was included in convertible notes payable on the consolidated balance sheet whereas it had been previously included in non-convertible notes payable. The accompanying balance sheet for December 31, 2019 has been adjusted to reflect the reclassification of this note.

From January to June 2019, the Company issued convertible promissory notes in the aggregate principal amount of $389,000 (including aggregate original issuance discount of $39,000) that matured at dates ranging from July 15, 2019 to June 6, 2020 and accruing interest at rates ranging from 5% to 12% per annum. The investors have the right to convert the Outstanding Balance (as defined in the notes) of the notes at any time into shares of common stock of the Company at a conversion price of $0.075 per share, subject to adjustment. Upon maturity, payment may be made in cash, by converting the redemption amount into shares of the Company’s common stock at a conversion price of the lesser of: (a) $0.075 per share, subject to adjustment; and (b) the Market Price (as defined in the notes), or a combination thereof. Upon the occurrence of an event of default, the investors may accelerate the note pursuant to which the Outstanding Balance will become immediately due and payable in cash at the Mandatory Default Amount (as defined in the notes). The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased by the investor up to, but not exceeding, 9.99%. In January 2020, one of the promissory notes was amended whereby the conversion price for $9,202 which is a portion of the principal amount of the note was amended to $0.0004 per share.   The amendment was deemed a debt modification and accounted for accordingly. During the year ended December 31, 2019, the noteholders converted $31,180 of principal and $8,000 of accrued interest into an aggregate of 10,000,000 shares of common stock. During the year ended December 31, 2020, one of the holders converted $24,826 of principal into an aggregate of 35,005,850 shares of common stock; and one of the holders converted $168,820 of principal and $362,027 of accrued interest into 26.54237 shares of Series Y preferred shares having a stated value of $530,847, resulting in a reduction of the derivative liability by $719,416 and a gain on settlement of $719,416. As of December 31, 2020 and 2019, the remaining carrying value of the notes was $164,174 and $247,746, net of debt discount of $0 and $110,074, respectively. As of December 31, 2020 and 2019, accrued interest payable of $1,191,998 and $456,900, respectively, was outstanding on the notes.

On November 13, 2019, the Company issued convertible promissory notes in the aggregate principal amount of $108,900, having an aggregate original issuance discount of $9,900, resulting in cash proceeds of $99,000. The notes matured on May 13, 2020 and accrue interest at a rate of 12% per annum. The investors have the right to convert the Outstanding Balance (as defined in the notes) of the notes at any time into shares of common stock of the Company at a conversion price of $0.01 per share, subject to adjustment. In the event of default, the conversion price shall be 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 days prior to the conversion date. The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased if the Market Capitalization (as defined in the notes) falls below $2,500,000, but not exceeding, 9.99%. During the year ended December 31, 2020, two of the holders converted $72,600 of principal and $112,671 of accrued interest into 9.26353 shares of Series Y preferred shares having a stated value of $185,271, resulting in a reduction of the derivative liability by $301,257 and a gain on settlement of $301,257. As of December 31, 2020 and 2019, the remaining carrying value of the notes was $36,300 and $14,871, net of debt discount of $0 and $94,029, respectively. As of December 31, 2020 and 2019, accrued interest payable of $57,231 and $48,789, respectively, was outstanding on the notes.

On December 6, 2019, the Company issued convertible promissory notes in the aggregate principal amount of $110,000, having an aggregate original issuance discount of $10,000, resulting in cash proceeds of $100,000. The notes matured on June 6, 2020 and accrue interest at a rate of 12% per annum. The investors have the right to convert the Outstanding Balance (as defined in the notes) of the notes at any time into shares of common stock of the Company at a conversion price of $0.01 per share, subject to adjustment. In the event of default, the conversion price shall be 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 days prior to the conversion date. The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased if the Market Capitalization (as defined in the notes) falls below $2,500,000, but not exceeding, 9.99%. During the year ended December 31, 2020, the holders converted $110,000 of principal and $123,451 of accrued interest into 11.67255 shares of Series Y preferred shares having a stated value of $233,451, resulting in a reduction of the derivative liability by $379,600 and a gain on settlement of $379,600. As of December 31, 2020 and 2019, the remaining carrying value of the notes was $0 and $15,027, net of debt discount of $0 and $94,973, respectively. As of December 31, 2020 and 2019, accrued interest payable of $0 and $38,904, respectively, was outstanding on the notes.

In December 2019, the Company and the holders of all of the outstanding Series A and Series B Preferred Shares (the “Preferred Shares”) entered into Exchange Agreements whereby 2,800 Series A Preferred Shares and 1,126 Series B Preferred Shares were canceled in exchange for the issuance of an aggregate of $3,500,000 and $1,548,250 of convertible promissory notes, respectively. The notes matured at dates ranging from December 24, 2019 to May 18, 2020 and accrue interest at a rate of 12% per annum. The investors have the right to convert the Outstanding Balance (as defined in the notes) of the notes at any time into shares of common stock of the Company at a conversion price of $0.005 per share, subject to adjustment. In the event of default, the Outstanding Balance shall immediately increase to 130% of the Outstanding Balance and a penalty of $100 per day shall accrue until the default is remedied. For a period of two years from the issuance date, in the event the Company issues or sells any additional common shares or common stock equivalents at a price less than the Conversion Price (as defined in the notes) then in effect (a “Dilutive Issuance”), the Conversion Price of the notes shall be reduced to the Dilutive Issuance Price and the number of shares issuable upon conversion shall be increased on a full ratchet basis. The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note.  During the year ended December 31, 2019, the noteholders converted $185,500 of principal and $300 of accrued interest into an aggregate of 30,669,903 shares of common stock and 37,160,000 shares of common stock to be issued. During the year ended December 31, 2020, the noteholders converted $31,137 of principal and $128 of accrued interest into an aggregate of 6,253,056 shares of common stock; and the noteholders converted $4,793,113 of principal and $2,564,325 of accrued interest into 367.8719 shares of Series Y preferred shares having a stated value of $7,357,438, resulting in a reduction of the derivative liability by $89,648,951 and a gain on settlement of $89,648,951. As of December 31, 2020 and 2019, the remaining carrying value of the notes was $38,500 and $4,781,395, net of debt discount of $0 and $81,355, respectively. As of December 31, 2020 and 2019, accrued interest payable of $54,473 and $1,583,795, respectively, was outstanding on the notes.

From January to September 2020, the Company issued convertible promissory notes in the aggregate principal amount of $700,700, having an aggregate original issuance discount of $63,700, resulting in cash proceeds of $637,000. The notes mature from July 2020 to March 2021 and accrue interest at a rate of 12% per annum. During the first 180 days the notes are outstanding, the Company shall have the right to prepay the notes for an amount equal to 120% (during the first 90 days) or 135% (during the subsequent 90 days) of the Outstanding Balance (as defined in the notes) being prepaid. The investors have the right to convert the Outstanding Balance of the notes at any time into shares of common stock of the Company at a conversion price of $0.01 per share, subject to adjustment. In the event of default, the conversion price shall be 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 days prior to the conversion date. Notwithstanding the foregoing, upon the occurrence of an event of default, the conversion price for the April 2020 notes, having an aggregate original principal amount of $330,000, shall not be less than $0.001. The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased if the Market Capitalization (as defined in the notes) falls below $2,500,000, but not exceeding, 9.99%. During the year ended December 31, 2020, the noteholders converted $700,700 of principal and $462,763 of accrued interest into 58.17315 shares of Series Y preferred shares having a stated value of $1,163,463, resulting in a reduction of the derivative liability by $1,885,194, a reduction in debt discount by $72,637 and a gain on settlement of $1,812,557. As of December 31, 2020, the remaining carrying value of the notes was $0, net of debt discount of $0. As of December 31, 2020, accrued interest payable of $13,844 was outstanding on the notes.

On December 15, 2020, $79,143 of accrued compensation owed to the Company’s Chief Financial Officer was settled by the issuance of a convertible note in the amount of $64,143, having a maturity date of June 15, 2021 and bearing interest of 12% per annum, resulting in a gain on settlement of accounts payable of $15,000. The holder has the right to convert the Outstanding Balance (as defined in the note) of the note at any time into shares of common stock of the Company at a conversion price of $0.0003 per share, subject to adjustment. In the event of default, the conversion price shall be 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 days prior to the conversion date. As a result of the beneficial conversion feature of the note, debt discount of $64,143 was recognized with a corresponding increase in additional paid-in capital. On December 24, 2020, the holder converted $64,143 of principal into 3.20716 shares of Series Y preferred shares having a stated value of $64,143, resulting in a reduction in debt discount by $60,971 and a loss on settlement of $60,971. As of December 31, 2020, the remaining carrying value of the note was $0, net of debt discount of $0. As of December 31, 2020, accrued interest payable of $0 was outstanding on the note (See Note 18).

As of December 31, 2020 and 2019, the remaining carrying value of the convertible notes was $3,186,303 and $6,989,039, net of debt discount of $0 and $380,431, respectively. As of December 31, 2020 and 2019, accrued interest payable of $2,483,955 and $3,495,717, respectively, was outstanding on the notes.

Upon the issuance of certain convertible notes, the Company determined that the features associated with the embedded conversion option embedded in the notes, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

The Company does not have enough authorized and unissued common shares to convert all of the convertible promissory notes into common shares. As a result of this authorized shares shortfall, all of the convertible notes payable, including those where the maturity date has not yet been reached, are in default. Accordingly, (i) interest has been accrued at the default interest rate, if applicable, and (ii) the embedded conversion option has been accounted for, at fair value, as a derivative liability (See Note 13).

NOTE 13 – DERIVATIVE LIABILITIES AND FAIR VALUE MEASUREMENTS

Upon the issuance of certain convertible debentures, warrants, and preferred stock, the Company determined that the features associated with the embedded conversion option embedded in the debentures, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

During the year ended December 31, 2019, upon issuance, the Company estimated the fair value of the embedded derivatives using the Black-Scholes Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 110.59% to 119.18%, (3) risk-free interest rate of 1.48% to 2.33%, and (4) expected life of 0.01 to 3.0 years.

On December 31, 2019, the Company estimated the fair value of the embedded derivatives of $20,236,870 using the Black-Scholes Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 119.18%, (3) risk-free interest rate of 1.48% to 1.62%, and (4) expected life of 0.01 to 3.09 years.

During the year ended December 31, 2020, upon issuance of the instruments underlying the derivative liabilities and upon revaluation (immediately prior to conversion of the underlying instrument), the Company estimated the fair value of the embedded derivatives using the Black-Scholes Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 119.33% to 128.94%, (3) risk-free interest rate of 0.06% to 1.56%, and (4) expected life of 0.06 to 2.11 years.

On December 31, 2020, the Company estimated the fair value of the embedded derivatives of $25,475,514 using the Black-Scholes Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 132.11%, (3) risk-free interest rate of 0.08% to 0.13%, and (4) expected life of 0.04 to 2.08 years.

The Company adopted the provisions of ASC 825-10. ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

All items required to be recorded or measured on a recurring basis are based upon Level 3 inputs.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

The Company recognizes its derivative liabilities as Level 3 and values its derivatives using the methods discussed below. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using the methods discussed are that of volatility and market price of the underlying common stock of the Company.

As of December 31, 2020, the Company did not have any derivative instruments that were designated as hedges.

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of December 31, 2020 and 2019:

	December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liability	$25,475,514	$-	$-	$25,475,514

	December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liability	$20,236,870	$-	$-	$20,236,870

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities for the two years ended December 31, 2020:

Balance, December 31, 2018	$-
Transfers in due to issuance of convertible notes and warrants with embedded conversion and reset provisions	686,059
Transfers out due to conversions of convertible notes and accrued interest into common shares	(56,142)
Derivative liability due to authorized shares shortfall	18,921,538
Mark to market to December 31, 2019	685,415
Balance, December 31, 2019	$20,236,870
Transfers in due to issuance of convertible notes and warrants with embedded conversion and reset provisions	573,230
Transfers out due to conversions of convertible notes and accrued interest into common shares	(278,545)
Transfers out due to conversions of convertible notes, accrued interest and warrants into Series Y preferred shares	(165,826,982)
Derivative liability due to authorized shares shortfall	170,319,590
Mark to market to December 31, 2020	451,351
Balance, December 31, 2020	$25,475,514

Loss on change in derivative liabilities for the year ended December 31, 2020	$(451,351)

Fluctuations in the Company’s stock price are a primary driver for the changes in the derivative valuations during each reporting period. As the stock price increases/(decreases) for each of the related derivative instruments, the value to the holder of the instrument generally increases/(decreases), therefore increasing/(decreasing) the liability on the Company’s balance sheet. Decreases in the conversion price of the Company’s convertible notes are another driver for the changes in the derivative valuations during each reporting period. As the conversion price decreases for each of the related derivative instruments, the value to the holder of the instrument (especially those with full ratchet price protection) generally increases, therefore increasing the liability on the Company’s balance sheet. Additionally, stock price volatility is one of the significant unobservable inputs used in the fair value measurement of each of the Company’s derivative instruments. The simulated fair value of these liabilities is sensitive to changes in the Company’s expected volatility. Increases in expected volatility would generally result in higher fair value measurements. A 10% change in pricing inputs and changes in volatilities and correlation factors would not result in a material change in our Level 3 fair value.

NOTE 14 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 10,000,000 shares of blank check preferred stock, par value $0.001 per share.

On July 2, 2019, the Company authorized the issuance of 6,000 Series A preferred stock, par value $0.001 per share. The Series A preferred stock have a $1,250 stated value and are convertible into shares of common stock at $0.05 per share, subject to certain adjustments. The Certificate of Designation for the Series A preferred stock was filed on July 9, 2019.

On July 2, 2019 and July 11, 2019, the Company entered into exchange agreements with certain stockholders pursuant to which it exchanged warrants issued in July 2018 to purchase an aggregate of 26,000,000 shares of the Company’s common stock for an aggregate of 6,000 shares of Series A Preferred Stock. Accordingly, the fair value of the Series A Preferred Stock of $5,882,340 was recognized, offset by preferred stock issuance costs of $5,585,594, net of a decrease in additional paid in capital of $296,746 for the fair value of the canceled warrants.

From July 5, 2019 to September 19, 2019, the Company issued an aggregate of 80,000,000 shares of common stock and 903,823,564 shares of common stock to be issued upon the conversion of 3,200 shares of Series A Preferred Stock.  Accordingly, Series A Preferred Stock was decreased by $3,137,248, common stock was increased by the par value of the common shares issued of $80,000, common stock to be issued was increased by the par value of the common shares to be issued $903,824, and additional paid in capital was increased by $2,153,424.

On December 3, 2019, the Company retired the remaining 2,800 shares of Series A Preferred Stock in exchange for the issuance of convertible notes (the “Exchange”) in the aggregate principal amount of $3,500,000.  Accordingly, Series A Preferred Stock was decreased by $2,745,086, additional paid in capital was decreased by $754,914 (stemming from recognition of a deemed dividend recognized immediately prior to the Exchange), and convertible notes payable was increased by $3,500,000. In addition, the derivative liabilities on the Series A Preferred Stock (stemming from the inability to convert caused by the authorized shares shortfall) of $2,012,420 was eliminated with a corresponding decrease in derivative liability for authorized shares shortfall expense. Lastly, derivative liabilities on the newly issued convertible notes (stemming from the inability to convert caused by the authorized shares shortfall) of $54,364 was recognized as an increase in derivative liabilities and a corresponding increase in debt discount on the convertible notes payable.

As of December 31, 2020 and 2019, there were 0 shares of Series A Preferred Stock outstanding.

On June 24, 2019, the Company authorized the issuance of 2,000 shares of Series B Preferred Stock, par value $0.001 per share. The Series B Preferred Stock have a $1,250 stated value and are convertible into shares of common stock at $0.05 per share, subjected to certain adjustments. The Certificate of Designation for the Series B Preferred Stock was filed on July 9, 2019.

From June 24 to November 16, 2019, the Company issued 1,126 shares of Series B Preferred Stock for proceeds of $1,407,500.

From December 3 through December 31, 2019, the Company retired the remaining 1,126 shares of Series B Preferred Stock in exchange for the issuance of convertible notes (the “Exchange”) in the aggregate principal amount of $1,548,250.  Accordingly, Series B Preferred Stock was decreased by the par value of the preferred shares of $1, additional paid in capital was decreased by $826,883 (for the remaining carrying value of the preferred shares), additional paid in capital was decreased by $721,366 (stemming from recognition of a deemed dividend recognized immediately prior to the Exchange), and convertible notes payable was increased by $1,548,250. In addition, the derivative liabilities on the Series B Preferred Stock (stemming from the inability to convert caused by the authorized shares shortfall) of $776,965 was eliminated with a corresponding decrease in derivative liability for authorized shares shortfall expense. Lastly, derivative liabilities on the newly issued convertible notes (stemming from the inability to convert caused by the authorized shares shortfall) of $85,370 was recognized as an increase in derivative liabilities and a corresponding increase in debt discount on the convertible notes payable.

As of December 31, 2020 and 2019, there were 0 shares of Series B Preferred Stock outstanding.

On July 16, 2019, the Company authorized the issuance of 1,000 Series C Preferred Stock, par value $0.001 per share. The 1,000 Series C preferred shares are convertible into 1,000,000 shares of common stock upon the Company listing on a national exchange and other conditions. The Certificate of Designation for the Series C Preferred Stock was filed on July 19, 2019.

On October 21, 2019, the Company issued 1,000 Series C Preferred Shares with a value of $10,000 for services rendered.

As of December 31, 2020 and 2019, there were 1,000 shares of Series C Preferred Stock outstanding.

On November 23, 2020, the Company authorized the issuance of 100 shares of Series X Preferred Stock, par value $0.0001 per share. The Series X Preferred Stock has a $20,000 stated value and is convertible into shares of common stock at $0.002 per share, subjected to certain adjustments. In the event the Company issues or sells any securities with an effective price or exercise or conversion price less than the Conversion Price, the Conversion Price shall be reduced to the sale price or exercise or conversion price of the securities issued or sold. The Certificate of Designation for the Series X Preferred Stock was filed on November 23, 2020.

From November 25 to December 23, 2020, the Company issued an aggregate of 16.05 shares of Series X Preferred Stock for aggregate proceeds of $321,000. Upon each issuance of Series X shares, the conversion price was less than the Company’s stock price. Accordingly, during the year ended December 31, 2020, the Company recognized an aggregate beneficial conversion feature of $454,200 upon issuance of the Series X preferred shares. The resulting amortization of the preferred stock discount of $46,448 is recognized as a deemed dividend in the accompanying statement of operations. The preferred stock discount is being amortized over 120 days, which is the maximum amount of time the Company has to conduct a stockholder vote to increase the Company’s authorized shares.

As of December 31, 2020 and 2019, there were 16.05 and 0 shares, respectively, of Series X Preferred Stock outstanding.

On December 30, 2020, the Company authorized the issuance of 1,000 shares of Series Y Preferred Stock, par value $0.001 per share. The Series Y Preferred Stock has a $20,000 stated value and is convertible into shares of common stock at $0.002 per share, subjected to certain adjustments. In the event the Company issues or sells any securities with an effective price or exercise or conversion price less than the Conversion Price, the Conversion Price shall be reduced to the sale price or exercise or conversion price of the securities issued or sold. The Certificate of Designation for the Series Y Preferred Stock was filed on December 30, 2020.

From December 23 to December 30, 2020, the Company issued 654.781794 shares of Series Y Preferred Stock, having a stated value of $13,095,636, in exchange for convertible notes payable of $5,775,767 (net of debt discount of $133,608), accrued interest of $3,625,237, and 14,765,624,721 warrants. The exchanges resulted in a reduction of derivative liabilities related to the convertible notes and accrued interest of $92,934,419, a reduction of derivative liabilities related to the warrants of $72,892,563, and a net gain on settlement of $162,132,350. Included in the foregoing amounts is 3.20716 shares of Series Y Preferred Stock, having a stated value of $64,143, issued to the Company’s Chief Financial Officer, in exchange for convertible notes of $3,172 (net of debt discount of $60,971), resulting in a loss on settlement of $60,971. Upon each issuance of Series Y shares, the conversion price was less than the Company’s stock price. Accordingly, during the year ended December 31, 2020, the Company recognized an aggregate beneficial conversion feature of $21,594,115 upon issuance of the Series Y preferred shares. The resulting amortization of the preferred stock discount of $1,028,091 is recognized as a deemed dividend in the accompanying statement of operations. The preferred stock discount is being amortized over 120 days, which is the maximum amount of time the Company has to conduct a stockholder vote to increase the Company’s authorized shares.

As of December 31, 2020, there were 626.995464 shares of Series Y Preferred Stock outstanding and 27.786334 shares to be issued.

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, par value $0.001 per share.

During the year ended December 31, 2019, the Company issued an aggregate of 80,000 shares of its common stock recorded as to be issued on December 31, 2018 for a cash warrant exercise.

During the year ended December 31, 2019, the Company issued an aggregate of 1,591,240 shares of its common stock as interest expense with a value of $36,830.

During the year ended December 31, 2019, the Company issued 5,553,191 shares of its common stock to satisfy a true-up provision with a value of $22,213.

During the year ended December 31, 2019, the Company issued an aggregate of 2,950,000 shares of its common stock and recorded an additional 2,550,000 shares as to be issued, having an aggregate fair value of $208,700, for services rendered.

During the year ended December 31, 2019, the Company issued an aggregate of 3,997,661 shares of its common stock upon the cashless exercise of outstanding warrants. Accordingly, common stock was increased by the par value of the common shares issued of $3,998 with a corresponding decrease in additional paid in capital.

During the year ended December 31, 2019, the Company issued 9,000,000 shares for the settlement of a warrant provision.  The fair value of the common shares issued of $437,400 was recognized as a deemed dividend whereby common stock was increased by the par value of the common shares issued of $9,000, additional paid in capital was increased by $428,400 and retained earnings was decreased by $437,400.

During the year ended December 31, 2019, the Company issued an aggregate of 1,555,160 shares of its common stock and recorded an additional 1,126,250 shares of common stock as to be issued for the cash exercise of warrants for proceeds of $172,950.

During the year ended December 31, 2019, the Company issued an aggregate of 111,174,464 shares of its common stock and 37,160,000 shares of common stock to be issued, having an aggregate fair value of $1,732,318, for the settlement of convertible debt with a principal amount of $1,041,680 and accrued interest of $40,131, which resulted in the elimination of $46,978 of derivative liabilities and an aggregate loss on conversion of convertible notes of $603,529.  Accordingly, common stock was increased by the par value of the common shares issued of $111,174, common stock to be issued was increased by the par value of the common shares to be issued of $37,160 and additional paid in capital was increased by $1,583,984.

During the year ended December 31, 2019, the Company issued an aggregate of 1,250,000 shares of its common stock as origination shares with a principal amount of $141,333.

During the year ended December 31, 2019, the Company issued an aggregate of 80,000,000 shares of common stock and 903,823,564 shares of common stock to be issued upon the conversion of 3,200 shares of Series A Preferred Stock.  Accordingly, Series A Preferred Stock was decreased by $3,137,248, common stock was increased by the par value of the common shares issued of $80,000, common stock to be issued was increased by the par value of the common shares to be issued of $903,824 and additional paid in capital was increased by $2,153,424.

On January 8, 2020, the Company issued 37,160,000 shares of the Company’s common stock previously recorded as to be issued as of December 31, 2019.

On March 7, 2020, a stockholder returned 69,000 shares of the Company’s common stock back to the Company. The shares were immediately retired. Accordingly, common stock was decreased by the par value of the common shares contributed of $69 with a corresponding increase in additional paid in capital.

During the year ended December 31, 2020, a warrant exercise in 2019, to purchase 120,000 common shares, was rescinded. The rescission was recorded as a decrease in common stock to be issued of $120 and a decrease in additional paid-in capital of $5,880 with a corresponding increase in accounts payable and accrued expenses of $6,000.

During the year ended December 31, 2020, the Company issued an aggregate of 72,368,457 shares of its common stock, having an aggregate fair value of $370,755, upon the conversion of convertible notes with a principal amount of $92,964 and accrued interest of $128, which resulted in the elimination of $278,545 of derivative liabilities and an aggregate net gain on conversion of convertible notes of $882.  Accordingly, common stock was increased by the par value of the common shares issued of $72,369 and additional paid in capital was increased by $298,386.

As of December 31, 2020 and 2019, there were 493,726,405 and 384,266,948 shares, respectively, of common stock issued and outstanding.

NOTE 15 – WARRANTS

During the year ended December 31, 2019, the Company received $172,950 from cash exercises of warrants to purchase 1,555,160 shares of common stock. During the same period, the Company issued 3,997,661 shares of common stock upon the cashless exercise of warrants to purchase 12,686,249 shares of common stock.

On July 2, 2019 and July 11, 2019, the Company entered into exchange agreements with certain stockholders pursuant to which it exchanged warrants issued in July 2018 to purchase an aggregate of 26,000,000 shares of the Company’s common stock for an aggregate of 6,000 shares of Series A Preferred Stock.

During the year ended December 31, 2019, the Company issued 568,118,340 warrants to purchase shares of common stock at $0.075 per share pursuant to the Series B Preferred Stock offering.

During the year ended December 31, 2019, as a result of the Company’s Series B Preferred Stock offering, the ratchet provisions in certain warrants were triggered, causing the exercise price to be reset to $0.00224 per share. Accordingly, warrants to purchase 600,551,672 shares of common stock were repriced to a $0.00224 per share exercise price as of December 31, 2019. In addition, warrants to purchase an additional 2,729,734,691 shares of common stock at $0.00224 per share were issued as a result of this ratchet provision.

During the year ended December 31, 2019, the Company recorded $28,933,472 in deemed dividends as a result of the triggering of price protection provisions in certain outstanding warrants. Accordingly, additional paid in capital was increased by $28,933,472 with a corresponding decrease in the accumulated deficit.

From December 23 to December 30, 2020, the Company issued 654.78 shares of Series Y Preferred Stock, having a stated value of $13,095,636, in exchange for convertible notes payable of $5,775,767 (net of debt discount of $133,608), accrued interest of $3,625,237, and 14,764,624,721 warrants. The exchanges resulted in a reduction of derivative liabilities related to the convertible notes and accrued interest of $92,934,419, a reduction of derivative liabilities related to the warrants of $72,892,563, and a net gain on settlement of $162,132,350.

During the year ended December 31, 2020, the Company recorded $95,838,488 in deemed dividends as a result of the triggering of price protection provisions in certain outstanding warrants. Accordingly, additional paid in capital was increased by $95,838,488 with a corresponding decrease in the accumulated deficit.

A summary of the warrant activity for the years ended December 31, 2020 and 2019 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2018	74,910,002	$0.14	3.89	$-
Granted	3,321,040,292	$0.00064
Exercised	(15,367,659)	$0.06
Canceled/Exchanged	(38,206,270)	$0.12
Outstanding at December 31, 2019	3,342,376,365	$0.00265	2.96	$8,791,956
Granted	13,943,650,911	$0.00040
Exercised	-
Canceled/Exchanged	(14,764,949,721)	$0.00042
Outstanding at December 31, 2020	2,521,077,555	$0.00109	2.04	$14,804,944
Exercisable at December 31, 2020	2,521,077,555	$0.00109	2.04	$14,804,944

Exercise Price	Warrants Outstanding	Weighted Avg. Remaining Life	Warrants Exercisable
$0.0001 – 0.25	2,520,512,553	2.04	2,520,512,553
0.26 – 0.50	465,002	0.68	465,002
0.51 – 0.75	-	-	-
0.76 – 1.00	100,000	0.04	100,000
	2,521,077,555	2.04	2,521,077,555

The aggregate intrinsic value of outstanding stock warrants was $14,804,944, based on warrants with an exercise price less than the Company’s stock price of $0.0063 as of December 31, 2020 which would have been received by the warrant holders had those holders exercised the warrants as of that date.

NOTE 16 – STOCK OPTIONS

Our stockholders approved our 2014 Equity Incentive Plan in June 2014 (the “2014 Plan”), our 2015 Equity Incentive Plan in December 2015 (the “2015 Plan”), our 2016 Equity Incentive Plan (the “2016 Plan”) in October 2016, our 2017 Equity Incentive Plan in December 2016 (the “2017 Plan” and together with the 2014 Plan, 2015 Plan, the 2016 Plan, the “Prior Plans”) and our 2018 Equity Incentive Plan in June 2018 (the “2018 Plan,” and together with the Prior Plans, the “Plans”). The Prior Plans are identical, except for number of shares reserved for issuance under each. As of December 31, 2020, the Company had granted an aggregate of 64,310,000 securities under the Plans, with 190,000 shares available for future issuances.

The Plans provide for the grant of incentive stock options to our employees and our parent and subsidiary corporations’ employees, and for the grant of non-statutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. The Prior Plans also provide that the grant of performance stock awards may be paid out in cash as determined by the committee administering the Prior Plans.

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of the Company’s stock price over the expected term, expected risk-free interest rate over the expected option term and expected dividend yield rate over the expected option term. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted. These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation on a straight-line basis over the requisite service period for each award.

During the year ended December 31, 2019, the Company granted ten-year options outside of our Plans to purchase up to 250,000 shares of the Company’s common stock for advisory services. The fair value of $14,000, was determined using the Black-Scholes option pricing model, assuming approximately 2.43% risk-free interest, 0% dividend yield, 114% volatility, and expected life of ten years and will be charged to operations over the vesting terms of the options.

A summary of the Company’s stock option activity during the year ended December 31, 2019, is presented below:

Exercise Price	Number of Options	Vesting Terms
$0.075	250,000	Immediately

There were no options issued during the year ended December 31, 2020.

A summary of the stock option activity for the years ended December 31, 2020 and 2019 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2018	27,371,765	$0.50	8.42	$-
Granted	250,000	$0.075
Exercised	-
Forfeiture/Cancelled	-
Outstanding at December 31, 2019	27,621,765	$0.49	7.49	$-
Granted	-
Exercised	-
Forfeiture/Cancelled	-
Outstanding at December 31, 2020	27,621,765	$0.49	6.49	$-
Exercisable at December 31, 2020	27,621,765	$0.49	6.49	$-

Exercise Price	Number of Options	Remaining Life In Years	Number of Options Exercisable
$0.01 – 0.25	13,306,786	7.26	13,306,786
0.26 - 0.50	1,939,631	6.26	1,939,631
0.51 – 0.75	1,820,112	5.68	1,820,112
0.76 - 1.00	9,926,072	5.70	9,926,072
1.01 - 2.00	629,164	5.60	629,164
	27,621,765		27,621,765

The aggregate intrinsic value of outstanding stock options was $0, based on options with an exercise price less than the Company’s stock price of $0.0063 as of December 31, 2020, which would have been received by the option holders had those option holders exercised their options as of that date.

The fair value of all options that were vested as of the year ended December 31, 2020 and 2019 was $0 and $14,000, respectively. Unrecognized compensation expense of $0 as of December 31, 2020 will be expensed in future periods.

NOTE 17 – INCOME TAXES

The Tax Cuts and Jobs Acts (the “Act”) was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35% to 21%. ASC 740, “Income Taxes,” requires that effects of changes in tax rates to be recognized in the period enacted. Recognizing the late enactment of the Act and complexity of accurately accounting for its impact, the Securities and Exchange Commission in Staff Accounting Bulletin 118 provides guidance that allows registrants to provide a reasonable estimate of the Act in their financial statements and adjust the reported impact in a measurement period not to exceed one year.

At December 31, 2020, the Company has available for income tax purposes of approximately $69,757,321 in federal and $56,394,019 in Colorado state net operating loss carry forward. which begin expiring in the year 2033, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to possible significant changes in the Company’s ownership, the future use of its existing net operating losses may be limited. All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits. During the year ended December 31, 2020, the Company has increased the valuation allowance from $17,520,829 to $18,379,120.

The Company has adopted the provisions of ASC 740-10-25, which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities.

Tax position that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company had no tax positions relating to open income tax returns that were considered to be uncertain.

Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), provide for annual limitations on the utilization of net operating loss and credit carryforwards if the Company were to undergo an ownership change, as defined in Section 382 of the Code. In general, an ownership change occurs whenever the percentage of the shares of a corporation owned, directly or indirectly, by 5-percent shareholders, as defined in Section 382 of the Code, increases by more than 50 percentage points over the lowest percentage of the shares of such corporation owned, directly or indirectly, by such 5-percent shareholders at any time over the preceding three years. In the event such ownership change occurs, the annual limitation may result in the expiration of the net operating losses prior to full utilization.

The Company is required to file income tax returns in the U.S. Federal jurisdiction and in California and Colorado. The Company is no longer subject to income tax examinations by tax authorities for tax years ending before December 31, 2015.

The Company’s deferred taxes as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Deferred Tax Assets/(Liability) Detail
Stock Compensation	$52,313	$-
Amortization	156,072	-
Depreciation	1,180	-
Interest	1,213,854	-
Change in Fair Market Value of Derivative Liabilities	279,582	-
NOL DTA	16,676,120	17,520,826
Valuation allowance	(18,379,120)	(17,520,826)
Total gross deferred tax assets	-	-

The Company follows ASC 740-10 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period.

If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

	2020	2019
Expected tax at statutory rates	21.00%	21.00%
Nondeductible Expenses	(11.72)%	(11.00)%
State Income Tax, Net of Federal benefit	1.59%	5.00%
Current Year Change in Valuation Allowance	(5.83)%	(15.00)%
Prior Deferred True-Ups	(5.03)%	-

NOTE 18 – RELATED PARTY TRANSACTIONS

On October 1, 2019, Isaac Dietrich, the Company’s Chief Executive Officer, forfeited warrants received on July 21, 2017.

On October 21, 2019, the Company issued 1,000 shares of Series C Preferred Stock, having an aggregate fair value of $10,000, to Isaac Dietrich in recognition of his service to the Company.

During the year ended December 31, 2020, the Company received aggregate advances of $3,696 and repaid an aggregate of $509 to the Company’s Chief Executive Officer. The advances are non-interest bearing and due on demand. As of December 31, 2020, the Company owed $3,187 in advances to the Company’s Chief Executive Officer (See Note 8).

On December 15, 2020, the Company entered into a settlement agreement (the “Settlement Agreement”) with JDE Development, LLC (“JDE”), a Florida limited liability company wholly-owned and managed by Jesus Quintero, the Company’s former Chief Financial Officer, in connection with the outstanding sum of $89,143 due to JDE for the services of Jesus Quintero as the Chief Financial Officer of the Company pursuant to that certain CFO Services Agreement entered into as of April 1, 2018, by and between the Company and Jesus Quintero. Pursuant to the Settlement Agreement, the Company agreed to pay JDE $25,000 (the “Cash Settlement”) and to enter into a convertible note with JDE in the principal amount of $64,143 (the “Note”). In addition, both parties agreed, on behalf of themselves, their past and present shareholders, members, directors, employees, managers, parents, affiliates, subsidiaries, principals, officers, related entities, assigns and successors, to irrevocably and fully release each other, and their respective past and present shareholders, members, directors, employees, managers, parents, affiliates, subsidiaries, principals, officers, related entities, assigns and successors, from any and all claims and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever at law or in equity, upon or by reason of any matter, cause or thing of any nature whatsoever, including but not limited to claims related to sums payable by the Company to JDE. In accordance with the Settlement Agreement, (i) on December 23, 2020, the Company paid JDE the Cash Settlement, and (ii) on December 15, 2020, the Company entered into the Note with JDE for a principal amount of $64,143. The Note had a maturity date of June 15, 2021 and accrued interest at a rate of 12% per annum. The holder has the right to convert the Outstanding Balance of the Note at any time into shares of common stock of the Company at a conversion price of $0.0003 per share, subject to adjustment. In the event of default, the conversion price shall be 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 days prior to the conversion date. The shares of Series Y Preferred Stock are not convertible to the extent that (i) the Company’s Certificate of Incorporation has not been amended to increase the number of authorized shares of Common Stock of the Company, or (ii) the holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.99% by the holder by written notice from such holder to the Company, which notice shall be effective 61 calendar days after the date of such notice). As a result of the beneficial conversion feature of the Note, debt discount of $64,143 was recognized with a corresponding increase in additional paid-in capital. On December 24, 2020, the holder converted $64,143 of principal into 3.20716 shares of Series Y preferred shares having a stated value of $64,143, resulting in a reduction in debt discount by $60,971 and a loss on settlement of $60,971. As of December 31, 2020, the remaining carrying value of the Note was $0, net of debt discount of $0. As of December 31, 2020, accrued interest payable of $0 was outstanding on the Note (See Note 12).

NOTE 19 – SUBSEQUENT EVENTS

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued.

On January 21, 2021, MassRoots issued 4,448,251 shares of common stock for the settlement of $13,345 in convertible debt and accrued interest.

From February 16 to March 16, 2021, MassRoots received proceeds of $200,000 for the sale of 10 shares of Series X Preferred Stock.

From January 7 to March 25, 2021, MassRoots exchanged $35,000 in convertible debt, $60,444 in accrued interest, and warrants to purchase 131,249,975 shares of common stock at $0.0004/share into 4.82388 shares of Series Y Preferred Stock.

On March 17, 2021, MassRoots issued 27.78633 shares of Series Y Preferred Stock that were recorded as to be issued as of December 31, 2020.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(FORMERLY MASSROOTS, INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2021	2020
	(unaudited)
	(As Restated)
ASSETS
Current assets:
Cash	$1,082	$1,485
Prepaid expenses	-	97,132
Total current assets	1,082	98,617

Total assets	$1,082	$98,617

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$4,242,821	$4,948,890
Accrued payroll and related expenses	4,037,298	3,864,055
Deferred revenue	25,000	-
Advances	122,000	88,187
Non-convertible notes payable, current portion, net of debt discount of $15,862 and $0, respectively	1,760,082	159,520
Derivative liabilities	4,289,634	25,475,514
Convertible notes payable	3,063,970	3,186,303
Total current liabilities	17,540,805	37,722,469

Non-convertible notes payable, net of debt discount of $1,636 and $0, respectively	128,364	60,000
PPP note payable	-	50,000
Total liabilities	17,669,169	37,832,469

Commitments and contingencies (See Note 9)

Stockholders’ deficit:
Preferred stock - 10,000,000 shares authorized:
Preferred stock - Series X, $0.0001 par value, $20,000 stated value, 100 shares authorized; 26.05 and 16.05 shares issued and outstanding, respectively	-	-
Preferred stock - Series Y, $0.001 par value, $20,000 stated value, 1,000 shares authorized; 720.515674 and 654.781794 shares issued; 720.515674 and 626.995464 shares outstanding, and 0 and 27.78633 to be issued, respectively	1	1
Preferred stock - Series Z, $0.001 par value, $20,000 stated value, 500 shares authorized; 500 and 0 shares issued; 0 and 0 shares outstanding, and 500 and 0 to be issued, respectively	1	-
Preferred stock - Series C, $0.001 par value, 1,000 shares authorized; 1,000 shares issued and outstanding	1	1
Preferred stock - Series A, $0.001 par value, 6,000 shares authorized; 0 shares issued and outstanding	-	-
Preferred stock - Series B, $0.001 par value, 2,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001par value, 1,200,000,000 shares authorized; 499,871,337 and 493,726,405 shares issued and outstanding, respectively	499,871	493,727
Common stock to be issued, 906,373,564 and 907,379,814 shares, respectively	906,374	907,380
Additional paid in capital	306,046,151	283,024,527
Discount on preferred stock	-	(20,973,776)
Accumulated deficit	(325,120,486)	(301,185,712)
Total stockholders’ deficit	(17,668,087)	(37,733,852)

Total liabilities and stockholders’ deficit	$1,082	$98,617

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(FORMERLY MASSROOTS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(As Restated)		(As Restated)

Revenues	$54	$2,316	$1,660	$2,316

Operating Expenses:
Cost of revenues	-	150	297	150
Advertising	(4,578)	43,020	18,125	43,020
Payroll and related expense	66,693	63,879	225,603	239,770
Other general and administrative expenses	333,197	101,189	953,927	413,417
Total Operating Expenses	395,312	208,238	1,197,952	696,357

Loss From Operations	(395,258)	(205,922)	(1,196,292)	(694,041)

Other Income (Expense):
Interest expense	(1,191,405)	(1,602,204)	(2,159,564)	(3,607,210)
Change in derivative liability for authorized shares shortfall	2,641,481	66,572,635	(159,633,797)	(43,406,183)
Change in fair value of derivative liabilities	-	(85,287)	300,885	303,593
Gain (loss) on settlement of convertible notes payable and accrued interest, warrants and accounts payable and cancelation of common shares in exchange for Series Y and Series Z preferred shares and cash	(1,578,559)	-	173,361,276	-
Gain on forgiveness of debt	-	-	192,521	-
Gain (loss) on conversion of convertible notes	-	-	(880)	882
Total Other Income (Expense)	(128,483)	64,885,144	12,060,441	(46,708,918)

Net Income (Loss) Before Income Taxes	(523,741)	64,679,222	10,864,149	(47,402,959)

Provision for Income Taxes (Benefit)	-	-	-	-

Net Income (Loss)	(523,741)	64,679,222	10,864,149	(47,402,959)

Deemed dividend resulting from amortization of preferred stock discount	-	-	(34,798,923)	-
Deemed dividend from warrant price protection	-	-	-	(95,002,933)

Net Income (Loss) Available to Common Stockholders	$(523,741)	$64,679,222	$(23,934,774)	$(142,405,892)

Net Income (Loss) Per Common Share:
Basic	$-	$0.05	$(0.02)	$(0.10)
Diluted	$-	$-	$(0.02)	$(0.10)

Weighted Average Common Shares Outstanding:
Basic	1,406,244,901	1,401,226,219	1,405,511,082	1,387,478,585
Diluted	1,406,244,901	40,198,748,273	1,405,511,082	1,387,478,585

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(FORMERLY MASSROOTS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

(unaudited)

(As Restated)

	Preferred Stock										Common Stock		Additional
	Series X		Series Y		Series Z		Series C		Common Stock		to be Issued		Paid	Discount on	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Preferred Stock	Deficit	Total

Balance at June 30, 2021 (unaudited)	26.05	$-	720.515674	1	-	-	1,000	$1	499,871,337	$499,871	906,373,564	906,374	$298,648,071	$-	$(324,596,745)	$(24,542,427)
Series Z preferred shares issued as equity kicker for note payable	-	-	-	-	250	-	-	-	-	-	-	-	867,213	-	-	867,213
Series Z preferred shares issued as part of settlement agmt	-	-	-	-	250	1	-	-	-	-	-	-	6,530,867	-	-	6,530,868
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(523,741)	(523,741)
Balance at September 30, 2021 (unaudited)	26.05	$-	720.515674	1	500	1	1,000	$1	499,871,337	$499,871	906,373,564	906,374	$306,046,151	$-	$(325,120,486)	$(17,668,087)

	Preferred Stock										Common Stock		Additional	Discount on
	Series X		Series Y		Series Z		Series C		Common Stock		to be Issued		Paid	Preferred	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Stock	Deficit	Total

Balance at December 31, 2020	16.05	$-	654.781794	1	-	-	1,000	$1	493,726,405	$493,727	907,379,814	907,380	$283,024,527	$(20,973,776)	$(301,185,712)	$(37,733,852)
Issuance of common shares previously to be issued	-	-	-	-	-	-	-	-	1,006,250	1,006	(1,006,250)	(1,006)	-	-	-	-
Issuance of common shares for services rendered	-	-	-	-	-	-	-	-	2,175,431	2,175	-	-	164,680	-	-	166,855
Common shares issued upon conversion of convertible notes	-	-	-	-	-	-	-	-	4,448,251	4,448	-	-	128,554	-	-	133,002
Cancelation of common shares and warrants in exchange for cash paid per cancelation agreement	-	-	-	-	-	-	-	-	(1,485,000)	(1,485)	-	-	(9,515)	-	-	(11,000)
Sale of Series X preferred shares	10.00	-	-	-	-	-	-	-	-	-	-	-	200,000	-	-	200,000
BCF recognized upon issuance of Series X preferred shares	-	-	-	-	-	-	-	-	-	-	-	-	2,852,500	(2,852,500)	-	-
Series Y preferred shares issued in exchange for convertible notes, accrued interest and warrants	-	-	65.733880	-	-	-	-	-	-	-	-	-	1,314,678	-	-	1,314,678
BCF recognized upon issuance of Series Y preferred shares	-	-	-	-	-	-	-	-	-	-	-	-	10,972,647	(10,972,647)	-	-
Deemed dividend resulting from amortization of preferred stock discount	-	-	-	-	-	-	-	-	-	-	-	-	-	34,798,923	(34,798,923)	-
Series Z preferred shares issued as equity kicker for note payable	-	-	-	-	250	-	-	-	-	-	-	-	867,213	-	-	867,213
Series Z preferred shares issued as part of settlement agmt	-	-	-	-	250	1	-	-	-	-	-	-	6,530,867	-	-	6,530,868
Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	10,864,149	10,864,149
Balance at September 30, 2021 (unaudited)	26.05	$-	720.515674	1	500	1	1,000	$1	499,871,337	$499,871	906,373,564	906,374	$306,046,151	$-	$(325,120,486)	$(17,668,087)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(FORMERLY MASSROOTS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

(unaudited)

	Preferred Stock						Common Stock		Additional
	Series B		Series C		Common Stock		to be Issued		Paid	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Deficit	Total

Balance at June 30, 2020 (unaudited)	-	$-	1,000	$1	493,726,405	$493,727	907,499,814	$907,500	246,665,759	(396,647,339)	$(148,580,352)
Net income	-	-	-	-	-	-	-	-	-	64,679,222	64,679,222
Balance at September 30, 2020 (unaudited)	-	$-	1,000	$1	493,726,405	$493,727	907,499,814	$907,500	246,665,759	(331,968,117)	$(83,901,130)

	Preferred Stock						Common Stock		Additional
	Series B		Series C		Common Stock		to be Issued		Paid	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Deficit	Total

Balance at December 31, 2019	-	$-	1,000	$1	384,266,948	$384,267	944,659,814	$944,660	151,364,371	(189,562,225)	$(36,868,926)
Issuance of common shares previously to be issued	-	-	-	-	37,160,000	37,160	(37,160,000)	(37,160)	-	-	-
Common shares issued upon conversion of convertible notes and accrued interest	-	-	-	-	72,368,457	72,369	-	-	298,386	-	370,755
Common shares contributed back to the Company and promptly retired	-	-	-	-	(69,000)	(69)	-	-	69	-	-
Deemed dividend related to warrant price protection	-	-	-	-	-	-	-	-	95,002,933	(95,002,933)	-
Net loss	-	-	-	-	-	-	-	-	-	(47,402,959)	(47,402,959)
Balance at September 30, 2020 (unaudited)	-	$-	1,000	$1	493,726,405	$493,727	907,499,814	$907,500	246,665,759	(331,968,117)	$(83,901,130)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(FORMERLY MASSROOTS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS

(unaudited)

	Nine Months Ended September 30,
	2021	2020
	(As Restated)
Cash flows from operating activities:
Net income (loss)	$10,864,149	$(47,402,959)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative liabilities	(300,885)	(303,593)
Change in derivative liability for authorized shares shortfall	159,633,797	43,406,183
Interest and amortization of debt discount	2,157,964	3,607,210
(Gain) loss on conversion of convertible notes payable	880	(882)
Gain on settlement of convertible notes payable and accrued interest, warrants and accounts payable and cancelation of common shares in exchange for Series Y and Series Z preferred shares and cash	(173,361,276)	-
Gain on forgiveness of debt	(192,521)	-
Share-based compensation	166,855	-
Expenses paid directly by non-convertible note holder on behalf of company	158,371	-
Changes in operating assets and liabilities:
Prepaid expenses	97,132	1,975
Accounts payable and accrued expenses	187,022	(119,176)
Accrued payroll and related expenses	173,243	94,180
Deferred revenue	25,000	-
Net cash used in operating activities	(390,269)	(717,062)

Cash flows from financing activities:
Bank overdrafts	-	(13,678)
Proceeds from sale of Series X preferred shares	200,000	-
Proceeds from issuance of convertible notes payable	-	637,000
Proceeds from issuance of non-convertible notes payable	357,053	132,911
Repayment of non-convertible notes payable	-	(39,641)
Proceeds from advances	28,991	-
Repayments of advances	(20,178)	-
Cash paid in settlement of debt and warrants	(176,000)	-
Net cash provided by financing activities	389,866	716,592

Net decrease in cash	(403)	(470)

Cash, beginning of period	1,485	1,120

Cash, end of period	$1,082	$650

Supplemental disclosures of cash flow information:
Cash paid during period for interest	$1,600	$-
Cash paid during period for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Amortization of discount on preferred stock	$34,798,923	$-
Common shares issued upon conversion of convertible notes and accrued interest	$133,002	$370,755
Series Y preferred shares issued as settlement for convertible notes payable, accrued interest and warrants	$1,314,678	$-
Issuance of common shares previously to be issued	$1,006	$37,160
Common shares contributed back to the Company and promptly retired	$-	$69
Deemed dividend related to warrant price protection	$-	$95,002,933
Derivative liability recognized as debt discount on newly issued convertible notes	$-	$528,076
Reclassify accrued interest to convertible notes payable	$93,685	$-
Reduction of derivative liabilities stemming from settlement of convertible notes payable, accrued interest and warrants in exchange for Series Y preferred shares	$4,834,911	$-
Reduction of derivative liabilities stemming from settlement of convertible notes payable and accrued interest and cancelation of common shares and warrants for cash	$169,815,037	$-
Series Z preferred shares issued as equity kicker for note payable	$867,213	$-
Series Z preferred shares issued as part of settlement agreement	$6,530,868	$-
Expenses paid directly by non-convertible note holder on behalf of company	$158,371	$-
Settlement paid directly by CEO on behalf of company	$1,000,000	$-
Settlement payment made directly by CEO on behalf of company	$25,000	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(FORMERLY MASSROOTS, INC.)

Notes to Condensed Consolidated Financial Statements

September 30, 2021 (Unaudited)

(As Restated)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Overview

Greenwave Technology Solutions, Inc. (“Greenwave” or the “Company”) is a technology company focused on developing cloud-based solutions to deliver informative content and improve operating efficiencies. The Company was incorporated in the State of Delaware on April 26, 2013 under the name MassRoots, Inc.

Our unaudited condensed consolidated financial statements include the accounts of DDDigtal, Inc., Odava, Inc., MassRoots Supply Chain, Inc., and MassRoots Blockchain Technologies, Inc., our wholly-owned subsidiaries.

Basis of Presentation

The interim unaudited condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly the Company’s results of operations for the three and nine months ended September 30, 2021 and 2020, its cash flows for the nine months ended September 30, 2021 and 2020, and its financial position as of September 30, 2021 have been made. The results of operations for such interim periods are not necessarily indicative of the operating results to be expected for the full year.

Certain information and disclosures normally included in the notes to the annual consolidated financial statements have been condensed or omitted from these interim unaudited condensed consolidated financial statements. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the SEC on April 16, 2021 (the “Annual Report”). The December 31, 2020 balance sheet is derived from those statements.

NOTE 2 – RESTATEMENT

Due to a communication issue, the Company filed the Original 10-Q for the three and nine months ended September 30, 2021 prior to the completion of the required pre-issuance review by its independent accountant.

Accordingly, the Company is restating herein its previously issued condensed consolidated financial statements and the related disclosures for the three and nine months ended September 30, 2021 (the “Restated Period”) following the completion of a pre-issuance review by its independent accountant.

The financial statement misstatements reflected in previously issued condensed consolidated interim financial statements have been changed as follows:

Accounts payable and accrued expenses increased by $12,200 with a corresponding decrease in Gain (loss) on settlement of convertible notes payable and accrued interest, warrants and accounts payable and cancelation of commons shares in exchange for Series Y and Series Z preferred shares and cash.

Debt discount recognized upon the issuance of 250 Series Z shares to the Chief Executive Officer increased by $479,951 with a corresponding increase in Additional paid-in capital.

Amortization of debt discount to Interest expense was increased by $479,951 with a corresponding reduction of Debt discount on non-convertible notes payable.

Gain (loss) on settlement of convertible notes payable and accrued interest, warrants and accounts payable and cancelation of commons shares in exchange for Series Y and Series Z preferred shares and cash was decreased by $5,898,848 with a corresponding increase in Additional paid-in capital.

For Non-convertible notes payable, $493 was reclassified from long-term to current liabilities.

The statement of cashflows for the nine months ended September 30, 2021 was revised to reflect non-cash transactions including: (i) expenses paid directly by creditors on behalf of the Company; (ii) a settlement paid directly by the Chief Executive Officer on behalf of the Company; and (iii) a settlement payment made directly by the Chief Executive Officer on behalf of the Company.

Accordingly, the following notes to the financial statements have been restated to reflect the corrections of misstatements discussed above as well as to add disclosure language as appropriate:

Note 3 – Going Concern and Management’s Liquidity Plans

Note 4 – Summary of Significant Accounting Policies

Note 6 – Advances, Non-Convertible Notes Payable and PPP Note Payable

Note 7 – Accounts Payable and Accrued Expenses

Note 9 – Commitments and Contingencies

Note 12 – Stockholders’ Deficit

Note 13 - Warrants

Note 15 – Related Party Transactions

Note 16 – Subsequent Events

Comparison of restated financial statements to financial statements as previously reported

The following tables compare the Company’s previously issued condensed Consolidated Balance Sheets, condensed Consolidated Statements of Operations, and condensed Consolidated Statements of Cashflows as of and for the fiscal periods ended September 30, 2021 to the corresponding restated condensed consolidated interim financial statements for those respective periods.

Restated condensed consolidated balance sheet as of September 30, 2021 and statements of operations and statements of cashflows for the fiscal periods ended September 30, 2021 are as follows:

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(FORMERLY MASSROOTS, INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	Restatement	September 30,
	2021	Adjustment	2021
	(As Reported)		(As Restated)

ASSETS
Current assets:
Cash	$1,082	$-	$1,082
Prepaid expenses	-	-	-
Total current assets	1,082	-	1,082

Total assets	$1,082	$-	$1,082

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$4,218,421	$24,400	$4,242,821
Accrued payroll and related expenses	4,037,298	-	4,037,298
Deferred revenue	25,000	-	25,000
Advances	122,000	-	122,000
Non-convertible notes payable, current portion, net of debt discount of $15,862 and $0, respectively	1,759,589	493	1,760,082
Derivative liabilities	4,289,634	-	4,289,634
Convertible notes payable	3,063,970	-	3,063,970
Total current liabilities	17,515,912	24,893	17,540,805

Non-convertible notes payable, net of debt discount of $1,636 and $0, respectively	128,857	(493)	128,364
PPP note payable	-	-	-
Total liabilities	17,644,769	24,400	17,669,169

Commitments and contingencies (See Note 9)

Stockholders' deficit:
Preferred stock - 10,000,000 shares authorized:
Preferred stock - Series X, $0.0001 par value, $20,000 stated value, 100 shares authorized; 26.05 and 16.05 shares issued and outstanding, respectively	-	-	-
Preferred stock - Series Y, $0.001 par value, $20,000 stated value, 1,000 shares authorized; 720.515674 and 654.781794 shares issued; 720.515674 and 626.995464 shares outstanding, and 0 and 27.78633 to be issued, respectively	1	-	1
Preferred stock - Series Z, $0.001 par value, $20,000 stated value, 500 shares authorized; 500 and 0 shares issued; 0 and 0 shares outstanding, and 500 and 0 to be issued, respectively	1	-	1
Preferred stock - Series C, $0.001 par value, 1,000 shares authorized; 1,000 shares issued and outstanding	1	-	1
Preferred stock - Series A, $0.001 par value, 6,000 shares authorized; 0 shares issued and outstanding	-	-	-
Preferred stock - Series B, $0.001 par value, 2,000 shares authorized; 0 shares issued and outstanding	-	-	-
Common stock, $0.001par value, 1,200,000,000 shares authorized; 499,871,337 and 493,726,405 shares issued and outstanding, respectively	499,871	-	499,871
Common stock to be issued, 906,373,564 and 907,379,814 shares, respectively	906,374	-	906,374
Additional paid in capital	299,667,352	6,378,799	306,046,151
Discount on preferred stock	-	-	-
Accumulated deficit	(318,717,287)	(6,403,199)	(325,120,486)
Total stockholders' deficit	(17,643,687)	(24,400)	(17,668,087)

Total liabilities and stockholders' deficit	$1,082	$-	$1,082

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(FORMERLY MASSROOTS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30, 2021	Restatement Adjustment	Three Months Ended September 30, 2021
	(As Reported)		(As Restated)

Revenues	$54	$-	$54

Operating Expenses:
Cost of revenues	-	-	-
Advertising	(4,578)	-	(4,578)
Payroll and related expense	66,693	-	66,693
Other general and administrative expenses	333,197	-	333,197
Total Operating Expenses	395,312	-	395,312

Loss From Operations	(395,258)	-	(395,258)

Other Income (Expense):
Interest expense	(699,254)	(479,951)	(1,179,205)
Change in derivative liability for authorized shares shortfall	2,641,481	-	2,641,481
Change in fair value of derivative liabilities	-	-	-
Gain (loss) on settlement of convertible notes payable and accrued interest, warrants and accounts payable and cancelation of common shares in exchange for Series Y and Series Z preferred shares and cash	4,332,489	(5,923,248)	(1,590,759)
Gain on forgiveness of debt	-	-	-
Gain (loss) on conversion of convertible notes	-	-	-
Total Other Income (Expense)	6,274,716	(6,403,199)	(128,483)

Net Income (Loss) Before Income Taxes	5,879,458	(6,403,199)	(523,741)

Provision for Income Taxes (Benefit)	-	-	-

Net Income (Loss)	5,879,458	(6,403,199)	(523,741)

Deemed dividend resulting from amortization of preferred stock discount	-	-	-
Deemed dividend from warrant price protection	-	-	-

Net Income (Loss) Available to Common Stockholders	$5,879,458	$(6,403,199)	$(523,741)

Net Income (Loss) Per Common Share:
Basic	$-	$-	$-
Diluted	$-	$-	$-

Weighted Average Common Shares Outstanding:
Basic	1,406,244,901	-	1,406,244,901
Diluted	1,406,244,901	-	1,406,244,901

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(FORMERLY MASSROOTS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Nine Months Ended September 30, 2021	Restatement Adjustment	Nine Months Ended September 30, 2021
	(As Reported)		(As Restated)

Revenues	$1,660	$-	$1,660

Operating Expenses:
Cost of revenues	297	-	297
Advertising	18,125	-	18,125
Payroll and related expense	225,603	-	225,603
Other general and administrative expenses	953,927	-	953,927
Total Operating Expenses	1,197,952	-	1,197,952

Loss From Operations	(1,196,292)	-	(1,196,292)

Other Income (Expense):
Interest expense	(1,667,413)	(492,151)	(2,159,564)
Change in derivative liability for authorized shares shortfall	(159,633,797)	-	(159,633,797)
Change in fair value of derivative liabilities	300,885	-	300,885
Gain (loss) on settlement of convertible notes payable and accrued interest, warrants and accounts payable and cancelation of common shares in exchange for Series Y and Series Z preferred shares and cash	179,272,324	(5,911,048)	173,361,276
Gain on forgiveness of debt	192,521	-	192,521
Gain (loss) on conversion of convertible notes	(880)	-	(880)
Total Other Income (Expense)	18,463,640	(6,403,199)	12,060,441

Net Income (Loss) Before Income Taxes	17,267,348	(6,403,199)	10,864,149

Provision for Income Taxes (Benefit)	-	-	-

Net Income (Loss)	17,267,348	(6,403,199)	10,864,149

Deemed dividend resulting from amortization of preferred stock discount	(34,798,923)	-	(34,798,923)
Deemed dividend from warrant price protection	-	-	-

Net Income (Loss) Available to Common Stockholders	$(17,531,575)	$(6,403,199)	$(23,934,774)

Net Income (Loss) Per Common Share:
Basic	$(0.01)	$(0.01)	$(0.02)
Diluted	$(0.01)	$(0.01)	$(0.02)

Weighted Average Common Shares Outstanding:
Basic	1,405,511,082	-	1,405,511,082
Diluted	1,405,511,082	-	1,405,511,082

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(FORMERLY MASSROOTS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS

(unaudited)

	Nine Months Ended September 30, 2021	Restatement Adjustment	Nine Months Ended September 30, 2021
	(As Reported)		(As Restated)
Cash flows from operating activities:
Net income (loss)	$17,267,348	$(6,403,199)	$10,864,149
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative liabilities	(300,885)	-	(300,885)
Change in derivative liability for authorized shares shortfall	159,633,797	-	159,633,797
Interest and amortization of debt discount	1,665,813	492,151	2,157,964
(Gain) loss on conversion of convertible notes payable	880	-	880
Gain on settlement of convertible notes payable and accrued interest, warrants and accounts payable and cancelation of common shares in exchange for Series Y and Series Z preferred shares and cash	(179,272,324)	5,911,048	(173,361,276)
Gain on forgiveness of debt	(192,521)	-	(192,521)
Share-based compensation	166,855	-	166,855
Expenses paid directly by non-convertible note holder on behalf of company	-	158,371	158,371
Changes in operating assets and liabilities:
Prepaid expenses	97,132	-	97,132
Accounts payable and accrued expenses	187,022	-	187,022
Accrued payroll and related expenses	173,243	-	173,243
Deferred revenue	25,000	-	25,000
Net cash used in operating activities	(548,640)	158,371	(390,269)

Cash flows from financing activities:
Bank overdrafts	-	-	-
Proceeds from sale of Series X preferred shares	200,000	-	200,000
Proceeds from issuance of convertible notes payable	-	-	-
Proceeds from issuance of non-convertible notes payable	1,515,424	(1,158,371)	357,053
Repayment of non-convertible notes payable	(25,000)	25,000	-
Proceeds from advances	53,991	(25,000)	28,991
Repayments of advances	(20,178)	-	(20,178)
Cash paid in settlement of debt and warrants	(1,176,000)	1,000,000	(176,000)
Net cash provided by financing activities	548,237	(158,371)	389,866

Net decrease in cash	(403)	-	(403)

Cash, beginning of period	1,485	-	1,485

Cash, end of period	$1,082	$-	$1,082

Supplemental disclosures of cash flow information:
Cash paid during period for interest	$1,600	$-	$1,600
Cash paid during period for taxes	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Amortization of discount on preferred stock	$34,798,923	$-	$34,798,923
Common shares issued upon conversion of convertible notes and accrued interest	$133,002	$-	$133,002
Series Y preferred shares issued as settlement for convertible notes payable, accrued interest and warrants	$1,314,678	$-	$1,314,678
Issuance of common shares previously to be issued	$1,006	$-	$1,006
Common shares contributed back to the Company and promptly retired	$-	$-	$-
Deemed dividend related to warrant price protection	$-	$-	$-
Derivative liability recognized as debt discount on newly issued convertible notes	$-	$-	$-
Reclassify accrued interest to convertible notes payable	$93,685	$-	$93,685
Reduction of derivative liabilities stemming from settlement of convertible notes payable, accrued interest and warrants in exchange for Series Y preferred shares	$4,834,911	$-	$4,834,911
Reduction of derivative liabilities stemming from settlement of convertible notes payable and accrued interest and cancelation of common shares and warrants for cash	$169,815,037	$-	$169,815,037
Series Z preferred shares issued as equity kicker for note payable	$387,262	$479,951	$867,213
Series Z preferred shares issued as part of settlement agreement	$632,020	$5,898,848	$6,530,868
Expenses paid directly by non-convertible note holder on behalf of company	$-	$158,371	$158,371
Settlement paid directly by CEO on behalf of company	$-	$1,000,000	$1,000,000
Settlement payment made directly by CEO on behalf of company	$-	$25,000	$25,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTE 3 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of September 30, 2021, the Company had cash of $1,082 and a working capital deficit (current liabilities in excess of current assets) of $17,539,723. During the nine months ended September 30, 2021, the net loss available to common stockholders was $23,934,774 and net cash used in operating activities was $390,269. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the unaudited condensed consolidated financial statements.

During the nine months ended September 30, 2021, the Company received proceeds of $200,000 and $357,053 from the issuance of preferred shares and non-convertible notes, respectively. The Company does not have sufficient cash to fund operations for the next fiscal year.

The Company’s primary source of operating funds since inception has been cash proceeds from the public and private placements of the Company’s securities, including debt and equity securities, and proceeds from the exercise of warrants and options. The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. The Company’s ability to continue its operations is dependent upon its ability to obtain additional capital through public or private equity offerings, debt financings or other sources; however, financing may not be available to the Company on acceptable terms, or at all. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue its business strategy, and the Company may be forced to curtail or cease operations.

Management’s plans regarding these matters encompass the following actions: 1) obtain funding from new and current investors to alleviate the Company’s working capital deficiency; and 2) implement a plan to increase revenues. The Company’s continued existence is dependent upon its ability to translate its audience into revenues. However, the outcome of management’s plans cannot be determined with any degree of certainty.

Accordingly, the accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for one year from the date the unaudited condensed consolidated financial statements are issued. The carrying amounts of assets and liabilities presented in the unaudited condensed consolidated financial statements do not necessarily purport to represent realizable or settlement values. The unaudited condensed consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, customers, economies, and financial markets globally, leading to an economic downturn. It has also disrupted the normal operations of many businesses, including ours. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak of COVID-19 and its effects on our business including our financial condition, liquidity, or results of operations at this time. Management is actively monitoring the global situation and its impact on the Company’s financial condition, liquidity, operations, customers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects that the COVID-19 outbreak will have on its results of operations, financial condition, or liquidity for fiscal year 2021. As of the date of this Quarterly Report on Form 10-Q/A, the Company has experienced delays in securing new customers and related revenues and the longer this pandemic continues there may be additional impacts. Furthermore, the COVID-19 outbreak has and may continue to impact the Company’s ability to raise capital.

Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have a material adverse effect on the Company’s results of future operations, financial position, liquidity, and capital resources, and those of the third parties on which the Company relies in fiscal year 2021.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of Greenwave Technology Solutions, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include stock-based compensation, fair values relating to derivative liabilities, fair value of payroll tax liabilities, deemed dividends and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 825-10, “Financial Instruments” (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The estimated fair value of certain financial instruments, including cash, accounts payable and accrued liabilities are carried at historical cost basis, which approximates their fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the condensed consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

The Company follows ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Cash

For purposes of the unaudited condensed consolidated statements of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. As of September 30, 2021 and December 31, 2020, the Company had no cash equivalents. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At September 30, 2021 and December 31, 2020, the uninsured balances amounted to $0.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of three to five years. Repair and maintenance costs are expensed as incurred. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

Accounts Receivable and Allowance for Doubtful Accounts

The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts, and if the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company writes-off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues its collection.

Revenue Recognition and Deferred Revenue

Revenues are accounted for under ASC Topic 606, “Revenue From Contracts With Customers” (“ASC 606”). ASC 606 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASC also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

In accordance with ASC 606, the Company recognizes revenue in accordance with that core principle by applying the following:

(i)	Identify the contract(s) with a customer;

(ii)	Identify the performance obligation in the contract;

(iii)	Determine the transaction price;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) the Company satisfies a performance obligation.

The Company primarily generates revenue by charging businesses to advertise on the Company’s website and social media channels. In cases where clients enter advertising contracts for an extended period of time, the Company recognizes revenue pro rata over the contract term and any unearned revenue is deferred to future periods.

Based on the nature of the Company’s revenue streams, revenues generally do not require significant estimates or judgments. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable consideration.

Deferred revenue represents the amount of prepaid advertising fees the Company has received from customers and it is included in current liabilities in the accompanying condensed consolidated balance sheets.  Deferred revenue shall be recognized in the future as the advertising services are provided.

Advertising

The Company charges the costs of advertising to expense as incurred. For co-marketing campaigns in which the Company advertises with a partner, the Company records payment for the co-marketing campaign as a credit to advertising costs. Advertising costs were $18,125 and $43,020 for the nine months ended September 30, 2021 and 2020, respectively.

Stock-Based Compensation

Stock-based compensation expense is measured at the grant date fair value of the award and is expensed over the requisite service period. For stock-based awards to employees, non-employees and directors, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option pricing model. Determining the fair value of stock-based awards at the grant date under this model requires judgment, including estimating volatility, employee stock option exercise behaviors and forfeiture rates. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment.

Income Taxes

The Company follows ASC Subtopic 740-10, “Income Taxes” (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period.

If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under ASC 480, “Distinguishing Liabilities From Equity.”

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption using the effective interest method.

Beneficial Conversion Features and Deemed Dividends

The Company records a beneficial conversion feature for preferred stock when, on the date of issuance, the conversion rate is less than the Company’s stock price. The Company also records, when necessary, a contingent beneficial conversion resulting from price protection of the conversion price of preferred stock, based on the change in the intrinsic value of the conversion options embedded in such preferred stock.

The Company records, when necessary, deemed dividends for: (i) warrant price protection, based on the difference between the fair value of the warrants immediately before and after the repricing (inclusive of any full ratchet provisions); (ii) the exchange of preferred shares for convertible notes, based on the amount of the face value of the convertible notes in excess of the carrying value of the preferred shares; (iii) the settlement of warrant provisions, based on the fair value of the shares of common stock issued; and (iv) amortization of discount on preferred stock resulting from recognition of a beneficial conversion feature.

Derivative Financial Instruments

The Company classifies as equity any contracts that: (i) require physical settlement or net-share settlement; or (ii) provide the Company with a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company’s own stock. The Company classifies as assets or liabilities any contracts that: (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control); or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its common stock purchase warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

The Company’s freestanding derivatives consisted of warrants to purchase common stock that were issued in connection with the issuance of debt and the sale of shares of common stock, and of embedded conversion options within convertible notes. The Company evaluated these derivatives to assess their proper classification in the balance sheet as of September 30, 2021 and December 31, 2020 using the applicable classification criteria enumerated under ASC 815, “Derivatives and Hedging.” The Company determined that certain embedded conversion and/or exercise features did not contain fixed settlement provisions. The convertible notes contained a conversion feature such that the Company could not ensure it would have adequate authorized shares to meet all possible conversion demands. As such, the Company is required to record the derivatives which do not have fixed settlement provisions as liabilities and mark to market all such derivatives to fair value at the end of each reporting period. The Company also records derivative liabilities for instruments, including convertible notes, preferred stock, and warrants, in which the Company does not have sufficient authorized shares to cover the conversion of these instruments into shares of common stock.

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Intangible assets are stated at cost and reviewed annually to examine any impairments, usually assuming an estimated useful life of three to five years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Indefinite Lived Intangibles and Goodwill

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

The Company tests indefinite lived intangibles and goodwill for impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable.

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the Chief Executive Officer, or decision-making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company’s core business.

Net Loss Per Common Share

Net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods, as applicable. The computation of diluted earnings (loss) per share excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:

	September 30,	September 30,
	2021	2020
Shares of common stock issuable upon conversion of convertible notes	226,347,786	-
Options to purchase shares of common stock	27,621,765	27,621,765
Warrants to purchase shares of common stock	11,575,000	12,015,002
Shares of common stock issuable upon conversion of preferred stock	7,817,778,624	1,000,000
Total potentially dilutive shares	8,083,323,175	40,636,767

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. We expect the elimination of these models will reduce reported interest expense and increase reported net income for the Company’s convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its unaudited condensed consolidated financial statements.

In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes certain disclosure requirements, including the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. ASU 2018-13 also adds disclosure requirements, including changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments on changes in unrealized gains and losses, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. ASU 2018-13 became effective for us on January 1, 2020. The adoption of this update did not have a material impact on the Company’s unaudited condensed consolidated financial statements and related disclosures.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2021 and December 31, 2020 is summarized as follows:

	September 30, 2021	December 31, 2020
Computers	$6,366	$6,366
Office equipment	17,621	17,621
Subtotal	23,987	23,987
Less accumulated depreciation	(23,987)	(23,987)
Property and equipment, net	$-	$-

Depreciation expense for the nine months ended September 30, 2021 and 2020 was $0.

NOTE 6 – ADVANCES, NON-CONVERTIBLE NOTES PAYABLE AND PPP NOTE PAYABLE

Advances

During the nine months ended September 30, 2021 and 2020, the Company received aggregate proceeds from non-interest bearing advances of $28,991 and $0 and repaid an aggregate of $20,178 and $0, respectively, of advances. Included in the nine months ended September 30, 2021 were $2,091 of advances from and $5,278 of repayments to the Company’s Chief Information Officer and a $25,000 settlement payment made by Empire Services, Inc. on behalf of the Company (See Note 15). The remaining advances are primarily for Simple Agreements for Future Tokens, entered into with accredited investors issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof and/or Regulation D thereunder in 2018. As of September 30, 2021 and December 31, 2020, the Company owed $122,000 and $88,187 in principal and $4,000 and $0 in accrued interest, respectively, on advances.

Non-Convertible Notes Payable

During the nine months ended September 30, 2021 and 2020, the Company received proceeds from the issuance of non-convertible notes of $357,053 and $132,911 and repaid an aggregate of $0 and $39,641, respectively, of non-convertible notes. Included in the nine months ended September 30, 2021 and 2020 were $357,053 and $20,520, respectively, of advances from and $0 of repayments to the Company’s Chief Executive Officer and Empires Services, Inc. In addition, Empire Services, Inc. paid the following on behalf of the Company: (i) the $1,000,000 settlement payment to Iroquois; and (ii) $158,371 of operating expenses to vendors (See Note 15). The non-convertible notes have maturity dates ranging from March 31, 2019 to June 24, 2023 and accrue interest at rates ranging from 0% to 35% (default interest rate) per annum.

On June 2, 2021, one of the holders of non-convertible notes entered into an agreement to cancel the entire amount owed to him (including principal of $79,000 and accrued interest of $63,055), resulting in gain on forgiveness of debt of $142,055 (See Note 9 – Trawick’s Complaint).

On June 4, 2021, one of the holders of a non-convertible note payable for $60,000 extended the due date of the note from June 26, 2022 to June 24, 2023.

On June 25, 2021, a law firm the Company formerly used received an arbitration award of $459,251 for unpaid legal bills. On September 23, 2021, the Company entered into a Resolution Agreement to settle the arbitration award for an aggregate of $275,000 to be paid as follows: (i) $25,000 by September 30, 2021; (ii) $15,000 per month by the last day of each month from October 2021 through January 2023; and (iii) $10,000 by February 28, 2023. The Company imputed an interest rate of 10% and discounted the note accordingly. The imputed debt discount of $17,991 is being amortized to interest expense over the term of the note. The Company recognized a $202,242 gain on settlement. As of September 30, 2021, the remaining carrying value of the note was $232,502, net of debt discount of $17,498.

As of September 30, 2021 and December 31, 2020, the Company owed principal of $1,888,446 and $219,520 (of which $128,364 and $60,000 is long-term), net of debt discount of $17,498 and $0, and accrued interest of $372,480 and $251,612, respectively, on non-convertible notes.

PPP Note Payable

On May 4, 2020, the Company received proceeds of $50,000 from a PPP note. The note had a maturity date of May 4, 2022 and bore 1% interest per annum. On April 6, 2021, the Small Business Administration forgave the Company’s Paycheck Protection Program loan in the principal amount of $50,000 and accrued interest of $466, resulting in gain on forgiveness of debt of $50,466. As of September 30, 2021 and December 31, 2020, the Company owed $0 and $50,000 in principal and $0 and $330 in accrued interest, respectively, on this note.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of September 30, 2021 and December 31, 2020, the Company owed accounts payable and accrued expenses of $4,242,821 and $4,948,890, respectively. These are primarily comprised of payments to vendors, accrued interest on debt, and accrued legal bills.

NOTE 8 – ACCRUED PAYROLL AND RELATED EXPENSES

The Company is delinquent in filing its payroll taxes, primarily related to stock compensation awards in 2016 and 2017, but also including payroll for 2018 through 2021. As of September 30, 2021 and December 31, 2020, the Company owed payroll tax liabilities, including penalties, of $4,037,298 and $3,864,055, respectively, to federal and state taxing authorities. The actual liability may be higher or lower due to interest or penalties assessed by federal and state taxing authorities. The Company expects to settle these liabilities during 2022.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Power Up Lending Group, Ltd. Complaint

As disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2021, on October 11, 2019, Power Up Lending Group, Ltd. (“Power Up”) filed a complaint against the Company and Isaac Dietrich, a former officer and director of the Company, in the Supreme Court of the State of New York, County of Nassau. The complaint alleged, among other things, (i) the occurrence of events of default in certain notes (the “Power Up Notes”) issued by the Company to Power Up, (ii) misrepresentations by the Company including, but not limited to, with respect to the Company’s obligation to timely file its required reports with the SEC and (iii) lost profits as a result of the Company’s failure to convert the Power Up Notes in accordance with the terms thereof.

On April 30, 2021, the Company entered into a settlement agreement (the “Settlement”) with PowerUp by accepting an offer communicated to the Company via electronic mail. In accordance with the terms of the Settlement, PowerUp, the judgment creditor of a judgment against the Company and Isaac Dietrich, the Company’s former Chief Information Officer and director, in the total amount of $350,551.10 entered in the Office of the Clerk of the County of Nassau on February 23, 2021 (the “Judgement”), agreed to a settlement and filing of a satisfaction of judgment in consideration of receipt of the sum of $150,000.00 (the “Settlement Amount”) on April 30, 2021. The Company accepted the aforementioned offer by remitting the Settlement Amount timely and in full. Accordingly, a satisfaction of Judgment was filed by PowerUp with the Office of the Clerk of the County of Nassau on May 3, 2021.

Sheppard Mullin’s Demand for Arbitration

On December 1, 2020, Sheppard, Mullin, Richter& Hampton LLP (“Sheppard Mullin”), the Company’s former securities counsel, filed a demand for arbitration at JAMS in New York, New York against the Company, alleging the Company’s breach of an engagement agreement dated January 4, 2018, and a failure of the Company to pay $487,390.73 of outstanding legal fees to Sheppard Mullin. Sheppard Mullin was awarded $459,251 in unpaid legal fees, disbursements and interest on June 25, 2021. A judgement confirming the arbitration award was entered on September 8, 2021 in the Federal District Court located in Denver, Colorado.

On September 23, 2021, the Company entered into a Resolution Agreement with Sheppard, Mullin, Richter & Hampton concerning the $459,250.88 judgement entered against the Company. Under the terms of the Resolution Agreement, the Company was required to make a $25,000 initial payment by September 30, 2021 and is required to make $15,000 monthly payments from October 2021 to January 2023 with a final $10,000 payment due in February 2023. The Company has made both the September and October 2021 payments.

Rother Investments’ Petition

On October 28, 2020, Rother Investments, LLC (“Rother Investments”) filed a complaint in the District Court of 419th Judicial District, Travis County, Texas against the Company, alleging the Company’s default under a certain promissory note (the “Rother Investments Note”) in payment of the outstanding principal amount and interest under the Note, as described in the complaint. Rother Investments seeks to collect the amount of $124,750 as of the date of the complaint with late fees continuing to accrue on a daily basis, monetary relief of over $100,000 but not more than $200,000 pursuant to Tex. R. Civ. P. 47(c)(3), court’s costs and attorney’s fees, pre-judgment and post-judgment interest, and such other relief as the court deems appropriate. On May 19, 2021, Rother Investments, LLC received a default judgment against the Company in the amount of $144,950. On June 17, 2021, Greenwave filed a motion to set aside default and motion for new trial asserting it was improperly served. On July 20, 2021, the court granted the Company’s motion finding and ordered a new trial of the matter.

Trawick’s Complaint

As previously reported by the Company in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2021, on or about January 25, 2021, Travis Trawick (“Trawick”) filed a complaint (“Trawick’s Lawsuit”) against the Company and Isaac Dietrich, the Company’s former Chief Information Officer and director, in the Circuit Court for the City of Virginia Beach, Virginia (the “Court”), asserting the Company’s failure to remit payments under the certain promissory note, as subsequently amended and modified, and ancillary documents thereto (collectively, the “Note”), and Mr. Dietrich’s failure to fulfill its obligations, as the guarantor, under the Note.

On May 4, 2021, Trawick requested that the Clerk of the Court filed for entry an order to dismiss Trawick’s Lawsuit with prejudice.

Iroquois Master Fund

On June 30, 2021, the Company received an e-mail containing a demand (the “Demand”) for arbitration (the “Arbitration”) at American Arbitration Association in Denver, Colorado, by Iroquois Master Fund Ltd. (“Iroquois”) against the Company, Isaac Dietrich, a former officer and director, and Danny Meeks, the Company’s director, and Empire Services, Inc. (“Empire”). The Demand alleges breach of contract and various related state law claims against the defendants, and sought, inter alia, specific performance of the subject warrant, damages in an amount not less than $12 million, equitable relief, and attorney’s fees for the Company’s alleged failure to reserve more than 150 million shares of common stock that Iroquois is allegedly entitled to in connection with the exercise of a certain warrant issued by the Company on July 21, 2017, and subsequently purchased by Iroquois from an unrelated third party. As a result of a legal action commenced by Isaac Dietrich, Danny Meeks, and Empire (See – “Litigation” below), Iroquois informed the American Arbitration Association (the arbitral body overseeing the Arbitration) that it would (i) dismiss the Counterclaim Defendants from the Arbitration without prejudice, (ii) assert its claims against Isaac Dietrich, Danny Meeks, and Empire the in the action commended by them, and (iii) proceed with the Arbitration with respect to the Company only.

Litigation

On July 21, 2021, in response to the Demand, Isaac Dietrich, Danny Meeks, and Empire, filed a complaint (the “Complaint”) against Iroquois in the United States District Court of the Southern District of New York alleging that the aforementioned plaintiffs were not parties to the warrant the Demand based on, and as such, the Demand could not have brought against them. Declaratory relief and injunctive relief were sought in the Complaint. On August 20, 2021, Iroquois submitted an answer with counterclaims stating that Iroquois informed the American Arbitration Association (the arbitral body overseeing the Arbitration) that it would (i) dismiss the Counterclaim Defendants from the Arbitration without prejudice, (ii) assert its claims against Isaac Dietrich, Danny Meeks, and Empire the in the action commended by them, and (iii) proceed with the Arbitration with respect to the Company only. In its answer, Iroquois made allegations substantially similar to the claims made in the Arbitration, asserted defenses, and requested an award in not less than $12 million against Demand, Isaac Dietrich, Danny Meeks, and Empire, an entry of an award of a constructive trust against them, and costs and expenses, including its reasonable attorneys’ fees, incurred in prosecuting said action and the Arbitration.

Settlement

On September 30, 2021, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Iroquois; Dietrich; Meeks; and Empire. Pursuant to the Settlement Agreement, in exchange for terminating any duties owed by the Company to Iroquois under the Warrant, the Company agreed to pay, on its own behalf and on behalf of Dietrich, Meeks, and Empire, one million dollars ($1,000,000) and issue shares of the Series Z Convertible Preferred Stock, par value $0.001 per share (the “Series Z”), sufficient in number such that if they are converted into the Company’s common stock, par value $0.001 per share (“Common Stock”) by Iroquois, such shares of Common Stock will be equal in number to 9.99% of the issued and outstanding shares of Common Stock at the time of such conversion. Accordingly, on September 30, 2021, 250 Series Z Preferred Shares were issued to the investor (See Note 12). The payment of $1,000,000 was made to Iroquois on October 5, 2021 due to an administrative delay.

NOTE 10 – CONVERTIBLE NOTES PAYABLE

On December 17, 2018, the Company issued a secured convertible promissory note in the principal amount of $2,225,000 (including an original issuance discount of $225,000) that matured on December 17, 2019 and bears interest at a rate of 8% per annum (which increased to 22% on July 16, 2019 upon the occurrence of an event of default). The note is secured by the Security Agreement (as defined below). The investor has the right to convert the Outstanding Balance (as defined in the note) of the note at any time into shares of common stock of the Company at a conversion price of $0.35 per share, subject to adjustment. Commencing on June 17, 2019, the investor has the right to redeem all or any portion of the note; provided, however, the investor may not request redemption in an amount that exceeds $350,000 during any single calendar month; provided, further however, upon the occurrence of an event of default, the redemption amount in any calendar month may exceed $350,000. Payments on redemption amounts may be made in cash, by converting the redemption amount into shares of the Company’s common stock at a conversion price of the lesser of: (a) $0.35 per share, subject to adjustment; and (b) the Market Price (as defined in the note), or a combination thereof. Upon the occurrence of an event of default, the investor may accelerate the note pursuant to which the Outstanding Balance will become immediately due and payable in cash at the Mandatory Default Amount (as defined in the note). The Company is prohibited from effecting a conversion of the note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased by the investor up to, but not exceeding, 9.99%.

In connection with the December 2018 note, the Company also entered into a security agreement (the “Security Agreement”) on the closing date pursuant to which the Company granted the investor a security interest in the Collateral (as defined in the Security Agreement). On July 16, 2019, the Company received a notice from the noteholder indicating that events of default had occurred and asserting default penalties of $761,330. During the year ended December 31, 2019, the noteholder converted $345,000 of principal into an aggregate of 53,522,295 shares of common stock. During the year ended December 31, 2020, (i) the noteholder converted $37,000 of principal into an aggregate of 31,109,551 shares of common stock; and (ii) $1,049,329 of accrued interest was reclassified to the principal balance of this note. On January 20, 2021, the noteholder converted $13,345 of principal into an aggregate of 4,448,251 shares of common stock, having a fair value of $133,002, resulting in a reduction of the derivative liability by $118,778 and a loss on conversion of $880. As of September 30, 2021 and December 31, 2020, the remaining carrying value of the note was $2,878,985 and $2,892,330, respectively. As of September 30, 2021 and December 31, 2020, accrued interest payable of $1,575,001 and $1,073,809, respectively, was outstanding on the note.

On January 25, 2019, the Company issued a convertible promissory note in the principal amount of $55,000 (including original issuance discount of $5,000) that matured July 25, 2019 and bearing a one-time interest fee of 10%. The investor has the right to convert the Outstanding Balance (as defined in the note) of the note at any time into shares of common stock of the Company at a conversion price of $0.075 per share, subject to adjustment. Upon maturity, payment may be made in cash, by converting the redemption amount into shares of the Company’s common stock at a conversion price of the lesser of: (a) $0.075 per share, subject to adjustment; and (b) the Market Price (as defined in the note), or a combination thereof. Upon the occurrence of an event of default, the investor may accelerate the note pursuant to which the Outstanding Balance will become immediately due and payable in cash at the Mandatory Default Amount (as defined in the note). The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased by the investor up to, but not exceeding, 9.99%. On May 19, 2021, the investor received a default judgment against the Company in the amount of $144,950. In accordance with the judgment, commencing May 19, 2021, the Company began accruing interest at the rate of 18% per annum. On June 17, 2021, the Company filed a motion to set aside default and motion for new trial asserting it was improperly served. On July 20, 2021, the court granted the Company’s motion finding and ordered a new trial of the matter. As of September 30, 2021 and December 31, 2020, the remaining carrying value of the note was $148,685 and $55,000, respectively. As of September 30, 2021 and December 31, 2020, accrued interest payable of $0 and $92,600, respectively, was outstanding on the note (See Note 9 – Rother Investments’ Petition).

From January to June 2019, the Company issued convertible promissory notes in the aggregate principal amount of $389,000 (including aggregate original issuance discount of $39,000) that matured at dates ranging from July 15, 2019 to June 6, 2020 and accruing interest at rates ranging from 5% to 12% per annum. The investors have the right to convert the Outstanding Balance (as defined in the notes) of the notes at any time into shares of common stock of the Company at a conversion price of $0.075 per share, subject to adjustment. Upon maturity, payment may be made in cash, by converting the redemption amount into shares of the Company’s common stock at a conversion price of the lesser of: (a) $0.075 per share, subject to adjustment; and (b) the Market Price (as defined in the notes), or a combination thereof. Upon the occurrence of an event of default, the investors may accelerate the note pursuant to which the Outstanding Balance will become immediately due and payable in cash at the Mandatory Default Amount (as defined in the notes). The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased by the investor up to, but not exceeding, 9.99%. In January 2020, one of the promissory notes was amended whereby the conversion price for $9,202 which is a portion of the principal amount of the note was amended to $0.0004 per share. The amendment was deemed a debt modification and accounted for accordingly. During the year ended December 31, 2019, the noteholders converted $31,180 of principal and $8,000 of accrued interest into an aggregate of 10,000,000 shares of common stock. During the year ended December 31, 2020, one of the holders converted $24,826 of principal into an aggregate of 35,005,850 shares of common stock; and one of the holders converted $168,820 of principal and $362,027 of accrued interest into 26.54237 shares of Series Y preferred shares having a stated value of $530,847, resulting in a reduction of the derivative liability by $719,416 and a gain on settlement of $719,416. On April 30, 2021, one of the holders of non-convertible notes entered into an agreement to cancel the entire amount owed to them (including principal of $131,174 and accrued interest of $304,485) in exchange for a cash payment of $150,000 by the Company, resulting in a reduction of the derivative liability of $300,424 and a gain on settlement of debt of $586,083 (See Note 9 – Power Up Lending Group, Ltd. Complaint). On May 1, 2021, one of the holders converted $33,000 of principal and $1,185,200 of accrued interest into 60.91 shares of Series Y preferred shares having a stated value of $1,218,200, resulting in a reduction of the derivative liability by $936,405 and a gain on settlement of $936,405. As of September 30, 2021 and December 31, 2020, the remaining carrying value of the notes was $0 and $164,174, respectively. As of September 30, 2021 and December 31, 2020, accrued interest payable of $0 and $1,191,998, respectively, was outstanding on the notes.

On November 13, 2019, the Company issued three convertible promissory notes in the aggregate principal amount of $108,900, having an aggregate original issuance discount of $9,900, resulting in cash proceeds of $99,000. The notes matured on May 13, 2020 and accrue interest at a rate of 12% per annum. The investors have the right to convert the Outstanding Balance (as defined in the notes) of the notes at any time into shares of common stock of the Company at a conversion price of $0.01 per share, subject to adjustment. In the event of default, the conversion price shall be 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 days prior to the conversion date. The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased if the Market Capitalization (as defined in the notes) falls below $2,500,000, but not exceeding, 9.99%. During the year ended December 31, 2020, two of the holders converted $72,600 of principal and $112,671 of accrued interest into 9.26353 shares of Series Y preferred shares having a stated value of $185,271, resulting in a reduction of the derivative liability by $301,257 and a gain on settlement of $301,257. As of September 30, 2021 and December 31, 2020, the carrying value of the remaining note was $36,300. As of September 30, 2021 and December 31, 2020, accrued interest payable of $87,789 and $57,231, respectively, was outstanding on the remaining note.

On December 6, 2019, the Company issued convertible promissory notes in the aggregate principal amount of $110,000, having an aggregate original issuance discount of $10,000, resulting in cash proceeds of $100,000. The notes matured on June 6, 2020 and accrue interest at a rate of 12% per annum. The investors have the right to convert the Outstanding Balance (as defined in the notes) of the notes at any time into shares of common stock of the Company at a conversion price of $0.01 per share, subject to adjustment. In the event of default, the conversion price shall be 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 days prior to the conversion date. The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased if the Market Capitalization (as defined in the notes) falls below $2,500,000, but not exceeding, 9.99%. During the year ended December 31, 2020, the holders converted $110,000 of principal and $123,451 of accrued interest into 11.67255 shares of Series Y preferred shares having a stated value of $233,451, resulting in a reduction of the derivative liability by $379,600 and a gain on settlement of $379,600. As of September 30, 2021 and December 31, 2020, the remaining carrying value of the notes was $0. As of September 30, 2021 and December 31, 2020, accrued interest payable of $0 was outstanding on the notes.

In December 2019, the Company and the holders of all of the outstanding Series A and Series B Preferred Shares (the “Preferred Shares”) entered into Exchange Agreements whereby 2,800 Series A Preferred Shares and 1,126 Series B Preferred Shares were canceled in exchange for the issuance of an aggregate of $3,500,000 and $1,548,250 of convertible promissory notes, respectively. The notes matured at dates ranging from December 24, 2019 to May 18, 2020 and accrue interest at a rate of 12% per annum. The investors have the right to convert the Outstanding Balance (as defined in the notes) of the notes at any time into shares of common stock of the Company at a conversion price of $0.005 per share, subject to adjustment. In the event of default, the Outstanding Balance shall immediately increase to 130% of the Outstanding Balance and a penalty of $100 per day shall accrue until the default is remedied. For a period of two years from the issuance date, in the event the Company issues or sells any additional shares of common stock or common stock equivalents at a price less than the Conversion Price (as defined in the notes) then in effect (a “Dilutive Issuance”), the Conversion Price of the notes shall be reduced to the Dilutive Issuance Price and the number of shares issuable upon conversion shall be increased on a full ratchet basis. The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note. During the year ended December 31, 2019, the noteholders converted $185,500 of principal and $300 of accrued interest into an aggregate of 30,669,903 shares of common stock and 37,160,000 shares of common stock to be issued. During the year ended December 31, 2020, the noteholders converted $31,137 of principal and $128 of accrued interest into an aggregate of 6,253,056 shares of common stock; and the noteholders converted $4,793,113 of principal and $2,564,325 of accrued interest into 367.8719 shares of Series Y preferred shares having a stated value of $7,357,438, resulting in a reduction of the derivative liability by $89,648,951 and a gain on settlement of $89,648,951. On January 7, 2021, a noteholder converted $38,500 of principal and $55,261 of accrued interest into 3.72667 shares of Series Y preferred shares having a stated value of $74,533, resulting in a reduction of the derivative liability by $3,880,958 and a gain on settlement of $3,900,186. As of September 30, 2021 and December 31, 2020, the remaining carrying value of the notes was $0 and $38,500, respectively. As of September 30, 2021 and December 31, 2020, accrued interest payable of $0 and $54,473, respectively, was outstanding on the notes.

From January to September 2020, the Company issued convertible promissory notes in the aggregate principal amount of $700,700, having an aggregate original issuance discount of $63,700, resulting in cash proceeds of $637,000. The notes mature from July 2020 to March 2021 and accrue interest at a rate of 12% per annum. During the first 180 days the notes are outstanding, the Company shall have the right to prepay the notes for an amount equal to 120% (during the first 90 days) or 135% (during the subsequent 90 days) of the Outstanding Balance (as defined in the notes) being prepaid. The investors have the right to convert the Outstanding Balance of the notes at any time into shares of common stock of the Company at a conversion price of $0.01 per share, subject to adjustment. In the event of default, the conversion price shall be 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 days prior to the conversion date. Notwithstanding the foregoing, upon the occurrence of an event of default, the conversion price for the April 2020 notes, having an aggregate original principal amount of $330,000, shall not be less than $0.001. The Company is prohibited from effecting a conversion of any note to the extent that, as a result of such conversion, the investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the note, which beneficial ownership limitation may be increased if the Market Capitalization (as defined in the notes) falls below $2,500,000, but not exceeding, 9.99%. During the year ended December 31, 2020, the noteholders converted $700,700 of principal and $462,763 of accrued interest into 58.17315 shares of Series Y preferred shares having a stated value of $1,163,463, resulting in a reduction of the derivative liability by $1,885,194, a reduction in debt discount by $72,637 and a gain on settlement of $1,812,557. On March 23, 2021, a noteholder converted $21,944 of accrued interest into 1.09721 shares of Series Y preferred shares having a stated value of $21,945, resulting in a reduction of the derivative liability by $17,548 and a gain on settlement of $17,548. As of September 30, 2021 and December 31, 2020, the remaining carrying value of the notes was $0. As of September 30, 2021 and December 31, 2020, accrued interest payable of $0 and $13,844 was outstanding on the notes.

On December 15, 2020, $79,143 of accrued compensation owed to the Company’s former Chief Financial Officer was settled by the issuance of a convertible note in the amount of $64,143, having a maturity date of June 15, 2021 and bearing interest of 12% per annum, resulting in a gain on settlement of accounts payable of $15,000. The holder has the right to convert the Outstanding Balance (as defined in the note) of the note at any time into shares of common stock of the Company at a conversion price of $0.0003 per share, subject to adjustment. In the event of default, the conversion price shall be 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 days prior to the conversion date. As a result of the beneficial conversion feature of the note, debt discount of $64,143 was recognized with a corresponding increase in additional paid-in capital. On December 24, 2020, the holder converted $64,143 of principal into 3.20716 shares of Series Y preferred shares having a stated value of $64,143, resulting in a reduction in debt discount by $60,971 and a loss on settlement of $60,971. As of September 30, 2021 and December 31, 2020, the remaining carrying value of the note was $0. As of September 30, 2021 and December 31, 2020, accrued interest payable of $0 was outstanding on the note.

As of September 30, 2021 and December 31, 2020, the remaining carrying value of the convertible notes was $3,063,970 and $3,186,303, respectively. As of September 30, 2021 and December 31, 2020, accrued interest payable of $1,661,704 and $2,483,955, respectively, was outstanding on the notes.

Upon the issuance of certain convertible notes, the Company determined that the features associated with the embedded conversion option embedded in the notes, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

The Company does not have enough authorized and unissued shares of common stock to convert all of the convertible promissory notes into shares of common stock. As a result of this authorized shares shortfall, all of the convertible notes payable, including those where the maturity date has not yet been reached, are in default. Accordingly, (i) interest has been accrued at the default interest rate, if applicable, and (ii) the embedded conversion option has been accounted for, at fair value, as a derivative liability (See Note 11).

NOTE 11 – DERIVATIVE LIABILITIES AND FAIR VALUE MEASUREMENTS

Upon the issuance of certain convertible debentures, warrants, and preferred stock, the Company determined that the features associated with the embedded conversion option embedded in the debentures, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

During the nine months ended September 30, 2021, upon issuance of the instruments underlying the derivative liabilities and upon revaluation (immediately prior to conversion of the underlying instrument), the Company estimated the fair value of the embedded derivatives using the Black-Scholes Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 133.69% to 138.77%, (3) risk-free interest rate of 0.01% to 0.14%, and (4) expected life of 0.06 to 1.85 years.

On September 30, 2021, the Company estimated the fair value of the embedded derivatives of $4,289,634 using the Black-Scholes Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 137.90%, (3) risk-free interest rate of 0.07% to 0.09%, and (4) expected life of 0.01 to 1.33 years.

During the year ended December 31, 2020, upon issuance of the instruments underlying the derivative liabilities and upon revaluation (immediately prior to conversion of the underlying instrument), the Company estimated the fair value of the embedded derivatives using the Black-Scholes Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 119.33% to 128.94%, (3) risk-free interest rate of 0.06% to 1.56%, and (4) expected life of 0.06 to 2.11 years.

On December 31, 2020, the Company estimated the fair value of the embedded derivatives of $25,475,514 using the Black-Scholes Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 132.11%, (3) risk-free interest rate of 0.08% to 0.13%, and (4) expected life of 0.04 to 2.08 years.

The Company adopted the provisions of ASC 825-10. ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

All items required to be recorded or measured on a recurring basis are based upon Level 3 inputs.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

The Company recognizes its derivative liabilities as Level 3 and values its derivatives using the methods discussed above. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using the methods discussed are that of volatility and market price of the underlying common stock of the Company.

As of September 30, 2021 and December 31, 2020, the Company did not have any derivative instruments that were designated as hedges.

Items recorded or measured at fair value on a recurring basis consisted of the following items as of September 30, 2021 and December 31, 2020:

	September 30, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities	$4,289,634	$-	$-	$4,289,634

	December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities	$25,475,514	$-	$-	$25,475,514

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities for the nine months ended September 30, 2021:

Balance, December 31, 2020	$25,475,514
Transfers out due to conversions of convertible notes, accrued interest and warrants into shares of Series Y preferred stock	(4,834,911)
Transfers out due to conversions of convertible notes and accrued interest into shares of common stock	(118,778)
Transfers out due to cash payments made pursuant to settlement agreements	(175,565,103)
Change in derivative liability due to authorized shares shortfall	159,633,797
Mark to market to September 30, 2021	(300,885)
Balance, September 30, 2021	$4,289,634

Gain on change in derivative liabilities for the nine months ended September 30, 2021	$300,885

Fluctuations in the Company’s stock price are a primary driver for the changes in the derivative valuations during each reporting period. As the stock price increases/(decreases) for each of the related derivative instruments, the value to the holder of the instrument generally increases/(decreases), therefore increasing/(decreasing) the liability on the Company’s balance sheet. Decreases in the conversion price of the Company’s convertible notes are another driver for the changes in the derivative valuations during each reporting period. As the conversion price decreases for each of the related derivative instruments, the value to the holder of the instrument (especially those with full ratchet price protection) generally increases, therefore increasing the liability on the Company’s balance sheet. Additionally, stock price volatility is one of the significant unobservable inputs used in the fair value measurement of each of the Company’s derivative instruments. The simulated fair value of these liabilities is sensitive to changes in the Company’s expected volatility. Increases in expected volatility would generally result in higher fair value measurements. A 10% change in pricing inputs and changes in volatilities and correlation factors would not result in a material change in our Level 3 fair value.

NOTE 12 – STOCKHOLDERS’ DEFICIT

Preferred Stock

Series A

The Company is authorized to issue 10,000,000 shares of blank check preferred stock, par value $0.001 per share.

On July 2, 2019, the Company authorized the issuance of 6,000 Series A preferred stock, par value $0.001 per share. The Series A preferred stock has a $1,250 stated value per share and is convertible into shares of common stock at $0.05 per share, subject to certain adjustments. The Certificate of Designation for the Series A preferred stock was filed on July 9, 2019.

During the periods presented, there were 0 shares of Series A Preferred Stock outstanding.

Series B

On June 24, 2019, the Company authorized the issuance of 2,000 shares of Series B Preferred Stock, par value $0.001 per share. The Series B Preferred Stock has a $1,250 stated value per share and is convertible into shares of common stock at $0.05 per share, subjected to certain adjustments. The Certificate of Designation for the Series B Preferred Stock was filed on July 9, 2019.

During the periods presented, there were 0 shares of Series B Preferred Stock outstanding.

Series C

On July 16, 2019, the Company authorized the issuance of 1,000 Series C Preferred Stock, par value $0.001 per share. The 1,000 Series C preferred shares are convertible into 1,000,000 shares of common stock upon the Company listing on a national exchange and other conditions. The Certificate of Designation for the Series C Preferred Stock was filed on July 19, 2019.

As of September 30, 2021 and December 31, 2020, there were 1,000 shares of Series C Preferred Stock outstanding.

Series X

On November 23, 2020, the Company authorized the issuance of 100 shares of Series X Preferred Stock, par value $0.0001 per share. The Series X Preferred Stock has a $20,000 stated value per share and is convertible into shares of common stock at $0.002 per share, subjected to certain adjustments. In the event the Company issues or sells any securities with an effective price or exercise or conversion price less than the Conversion Price, the Conversion Price shall be reduced to the sale price or exercise or conversion price of the securities issued or sold. The Certificate of Designation for the Series X Preferred Stock was filed on November 23, 2020.

From November 25 to December 23, 2020, the Company issued an aggregate of 16.05 shares of Series X Preferred Stock for aggregate proceeds of $321,000. Upon each issuance of Series X shares, the conversion price was less than the Company’s stock price. Accordingly, during the year ended December 31, 2020, the Company recognized an aggregate beneficial conversion feature of $454,200 upon issuance of the Series X preferred shares with a $454,200 increase in Discount on preferred stock and a corresponding increase in additional paid-in capital. The preferred stock discount was amortized over 120 days commencing November 25, 2020 (the date of the initial issuance of the Series X preferred shares), which is the maximum amount of time the Company had to conduct a stockholder vote to increase the Company’s authorized shares. Amortization of the preferred stock discount of $46,448 was recognized as a deemed dividend for the year ended December 31, 2020. As of December 31, 2020, unamortized debt discount on Series X Preferred Stock was $407,752.

From February 16 to March 10, 2021, the Company issued an aggregate of 10.00 shares of Series X Preferred Stock for aggregate proceeds of $200,000. Upon each issuance of Series X shares, the conversion price was less than the Company’s stock price. Accordingly, during the nine months ended September 30, 2021, the Company recognized an aggregate beneficial conversion feature of $2,852,500 upon issuance of the Series X preferred shares with a $2,852,500 increase in Discount on preferred stock and a corresponding increase in additional paid-in capital. The preferred stock discount was amortized over 120 days commencing November 25, 2020 (the date of the initial issuance of the Series X preferred shares), which is the maximum amount of time the Company had to conduct a stockholder vote to increase the Company’s authorized shares. Amortization of the preferred stock discount of $3,260,252 was recognized as a deemed dividend for the nine months ended September 30, 2021. As of September 30, 2021, unamortized debt discount on Series X Preferred Stock was $0.

As of September 30, 2021 and December 31, 2020, there were 26.05 and 16.05 shares, respectively, of Series X Preferred Stock outstanding.

Series Y

On December 30, 2020, the Company authorized the issuance of 1,000 shares of Series Y Preferred Stock, par value $0.001 per share. The Series Y Preferred Stock has a $20,000 stated value per share and is convertible into shares of common stock at $0.002 per share, subjected to certain adjustments. In the event the Company issues or sells any securities with an effective price or exercise or conversion price less than the Conversion Price, the Conversion Price shall be reduced to the sale price or exercise or conversion price of the securities issued or sold. The Certificate of Designation for the Series Y Preferred Stock was filed on December 30, 2020.

From December 23 to December 30, 2020, the Company issued 654.781794 shares of Series Y Preferred Stock, having a stated value of $13,095,636, in exchange for convertible notes payable of $5,775,767 (net of debt discount of $133,608), accrued interest of $3,625,237, and 14,765,624,721 warrants. The exchanges resulted in a reduction of derivative liabilities related to the convertible notes and accrued interest of $92,934,419, a reduction of derivative liabilities related to the warrants of $72,892,563, and a net gain on settlement of $162,132,350. Included in the foregoing amounts is 3.20716 shares of Series Y Preferred Stock, having a stated value of $64,143, issued to the Company’s Chief Financial Officer, in exchange for convertible notes of $3,172 (net of debt discount of $60,971), resulting in a loss on settlement of $60,971. Upon each issuance of Series Y shares, the conversion price was less than the Company’s stock price. Accordingly, during the year ended December 31, 2020, the Company recognized an aggregate beneficial conversion feature of $21,594,115 upon issuance of the Series Y preferred shares with a $21,594,115 increase in Discount on preferred stock and a corresponding increase in additional paid-in capital. The preferred stock discount was amortized over 120 days commencing December 23, 2020 (the date of the initial issuance of the Series Y preferred shares), which is the maximum amount of time the Company had to conduct a stockholder vote to increase the Company’s authorized shares. Amortization of the preferred stock discount of $1,028,091 was recognized as a deemed dividend for the year ended December 31, 2020. As of December 31, 2020, unamortized debt discount on Series Y Preferred Stock was $20,566,024.

From January 7 to March 23, 2021, the Company issued 4.82388 shares of Series Y Preferred Stock, having a stated value of $96,478, in exchange for convertible notes payable of $38,500, accrued interest of $77,205, and 131,249,975 warrants. The exchanges resulted in a reduction of derivative liabilities related to the convertible notes and accrued interest of $2,502,223, a reduction of derivative liabilities related to the warrants of $1,396,283, and a net gain on settlement of $3,917,734. On May 1, the Company issued 60.91 shares of Series Y Preferred Stock, having a stated value of $1,218,200, in exchange for a convertible note payable of $33,000 and accrued interest of $1,185,200. The exchange resulted in a reduction of derivative liabilities related to the convertible notes and accrued interest of $936,405, and a net gain on settlement of $936,405. Upon each issuance of Series Y shares, the conversion price was less than the Company’s stock price. Accordingly, during the nine months ended September 30, 2021, the Company recognized an aggregate beneficial conversion feature of $10,972,647 upon issuance of the Series Y preferred shares with a $10,972,647 increase in Discount on preferred stock and a corresponding increase in additional paid-in capital. The preferred stock discount was amortized over 120 days commencing December 23, 2020 (the date of the initial issuance of the Series Y preferred shares), which is the maximum amount of time the Company had to conduct a stockholder vote to increase the Company’s authorized shares. Amortization of the preferred stock discount of $31,538,671 was recognized as a deemed dividend for the nine months ended September 30, 2021. As of September 30, 2021, unamortized debt discount on Series Y Preferred Stock was $0.

On March 17, 2021, the Company issued 27.78633 shares of Series Y Preferred Stock that were recorded as to be issued as of December 31, 2020.

As of September 30, 2021 and December 31, 2020, there were 720.515674 and 626.995464 shares of Series Y Preferred Stock outstanding and 0 and 27.78633 shares to be issued, respectively.

Series Z

On September 30, 2021, the Company authorized the issuance of 500 shares of Series Z Preferred Stock, par value $0.001 per share. The Series Z Preferred Stock has a $20,000 stated value per share and all 500 Series Z preferred shares, in aggregate, are convertible into 19.98% of the issued and outstanding common shares of the Company (post conversion). The conversion rate is applicable on a pro rata basis to each share of Series Z Preferred Stock upon conversion. This anti-dilutive conversion feature is in effect until such time an S-1 Registration Statement is declared effective by the SEC in conjunction with a NASDAQ listing.

On September 30, 2021, the Company entered into a Series Z Preferred Stock Issuance Agreement with the Company’s Chief Executive Officer whereby the Company entered into a note payable agreement for$1,000,000 in exchange for: (i) a $1,000,000 cash payment directly paid to the warrant holder; and (ii) the issuance of 250 Series Z Preferred Shares having a fair value of $6,530,867 (See Note 15). The note bears interest of 8% per annum and is due within three days of the Company’s next closing of equity financing of $3,000,000 or more. The proceeds received were allocated to the debt and equity on a relative fair value basis. Accordingly, debt discount of $867,213 was recognized with a corresponding increase in additional paid-in capital. Since the due date is contingent upon a future event, the entire debt discount was amortized to interest expense immediately.

On September 30, 2021, an investor owning warrants to purchase 156,250,079 common shares at $0.0004 per share entered into an agreement to cancel the aforementioned warrants in exchange for: (i) a cash payment of $1,000,000 received directly from the Chief Executive Officer; and (ii) 250 Series Z Preferred Shares having a fair value of $6,530,867. The settlement resulted in a reduction in the derivative liability of $5,750,067, an increase in non-convertible notes payable of $1,000,000, an increase in additional paid-in capital of $6,530,867 and a loss on settlement of debt of $1,780,800.

Common Stock

On September 30, 2021, the Company amended its Articles of Incorporation to change the number of authorized common shares to 1,200,000,000 shares of common stock, par value $0.001 per share, which has been reflected retroactively in the accompanying consolidated financial statements.

On January 8, 2020, the Company issued 37,160,000 shares of the Company’s common stock previously recorded as to be issued as of December 31, 2019.

On March 7, 2020, a stockholder returned 69,000 shares of the Company’s common stock back to the Company. The shares were immediately retired. Accordingly, common stock was decreased by the par value of the shares of common stock contributed of $69 with a corresponding increase in additional paid in capital.

During the year ended December 31, 2020, a warrant exercise in 2019, to purchase 120,000 shares of common stock, was rescinded. The rescission was recorded as a decrease in common stock to be issued of $120 and a decrease in additional paid-in capital of $5,880 with a corresponding increase in accounts payable and accrued expenses of $6,000.

During the year ended December 31, 2020, the Company issued an aggregate of 72,368,457 shares of its common stock, having an aggregate fair value of $370,755, upon the conversion of convertible notes with a principal amount of $92,964 and accrued interest of $128, which resulted in the reduction of $278,545 of derivative liabilities and an aggregate net gain on conversion of convertible notes of $882. Accordingly, common stock was increased by the par value of the shares of common stock issued of $72,369 and additional paid in capital was increased by $298,386.

On January 20, 2021, the Company issued 4,448,251 shares of its common stock, having a fair value of $133,002, upon the conversion of convertible notes with a principal amount of $13,345, which resulted in the reduction of $118,778 of derivative liabilities and a loss on conversion of $880.

On June 2, 2021, the Company issued 1,006,250 shares of the Company’s common stock previously recorded as to be issued as of December 31, 2020.

On June 4, 2021, an investor owning 1,485,000 shares of the Company’s common stock and warrants to purchase 971,562,497 common shares at $0.0004 per share entered into an agreement to cancel the aforementioned common shares and warrants in exchange for a cash payment of $11,000 by the Company. Accordingly, the cancelation agreement resulted in a reduction in common stock of $1,485 for the par value of the common shares, a reduction in additional paid-in capital of $9,515, and a reduction in the derivative liability of $74,134,327 and a gain on settlement of $74,134,327.

On June 6, 2021, the Company awarded an aggregate of 2,175,431 fully-vested shares of common stock, having a fair value of $166,855, to the Chief Executive Officer for services rendered.

As of September 30, 2021 and December 31, 2020, there were 499,871,337 and 493,726,405 shares, respectively, of common stock issued and outstanding.

NOTE 13 – WARRANTS

From January 7 to March 23, 2021, the Company issued 4.82388 shares of Series Y preferred stock, having a stated value of $96,478, in exchange for convertible notes payable of $38,500, accrued interest of $77,205, and 131,249,975 warrants. The exchanges resulted in a reduction of derivative liabilities related to the convertible notes and accrued interest of $2,502,223, a reduction of derivative liabilities related to the warrants of $1,396,283, and a net gain on settlement of $3,917,734 (See Note 9).

On June 4, 2021, an investor owning 1,485,000 shares of the Company’s common stock and warrants to purchase 971,562,497 common shares at $0.0004 per share entered into an agreement to cancel the aforementioned common shares and warrants in exchange for a cash payment of $11,000 by the Company. The cancelation agreement resulted in a reduction in common stock of $1,485 for the par value of the common shares, a reduction in additional paid-in capital of $9,515, and a reduction in the derivative liability of $74,134,327 and a gain on settlement of debt of $74,134,327 (See Note 12).

On June 4, 2021, an investor owning warrants to purchase 1,250,000,002 common shares at $0.0004 per share entered into an agreement to cancel the aforementioned common shares and warrants in exchange for a cash payment of $15,000 by the Company. Accordingly, the cancelation agreement resulted in a reduction in the derivative liability of $95,380,286 and a gain on settlement of $95,365,286.

On September 30, 2021, an investor owning warrants to purchase 156,250,079 common shares at $0.0004 per share entered into an agreement to cancel the aforementioned in exchange for: (i) a cash payment of $1,000,000 received directly from the Chief Executive Officer; and (ii) 250 Series Z Preferred Shares having a fair value of $6,530,867. The settlement resulted in a reduction in the derivative liability of $5,750,067, offset by a reduction in cash of $1,000,000, an increase in additional paid-in capital of $6,530,867 and a loss on settlement of debt of $1,780,800.

A summary of the Company’s warrant activity during the nine months ended September 30, 2021, is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2020	2,521,077,555	$0.00109	2.04	$14,804,944
Grants	-	-
Exercised	-	-
Expired/Canceled	(2,509,502,555)	$0.0005
Outstanding at September 30, 2021	11,575,000	$0.12927	1.17	$9,200
Exercisable at September 30, 2021	11,575,000	$0.12927	1.17	$9,200

Exercise Price	Warrants Outstanding	Weighted Avg. Remaining Life	Warrants Exercisable
$0.0004 – 0.20	11,450,000	1.17	11,450,000
0.40	125,000	1.25	125,000
	11,575,000	1.17	11,575,000

The aggregate intrinsic value of outstanding stock warrants was $9,200, based on warrants with an exercise price less than the Company’s stock price of $0.0372 as of September 30, 2021, which would have been received by the warrant holders had those holders exercised the warrants as of that date.

NOTE 14 – STOCK OPTIONS

Our stockholders approved our 2014 Equity Incentive Plan in June 2014 (the “2014 Plan”), our 2015 Equity Incentive Plan in December 2015 (the “2015 Plan”), our 2016 Equity Incentive Plan in October 2016 (“2016 Plan”), our 2017 Equity Incentive Plan in December 2016 (“2017 Plan” and together with the 2014 Plan, 2015 Plan, 2016 Plan, the “Prior Plans”), our 2018 Equity Incentive Plan in June 2018 (the “2018 Plan”), and our 2021 Equity Incentive Plan in September 2021 (“2021 Plan” , and together with the Prior Plans, the “Plans”). The Prior Plans are identical, except for the number of shares reserved for issuance under each. As of September 30, 2021, the Company had granted an aggregate of 64,310,000 securities under the Plans since inception, with 50,190,000 shares available for future issuances. The Company has made no grants under the plans thus far in 2021.

The Plans provide for the grant of incentive stock options to our employees and our subsidiaries’ employees, and for the grant of stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. The Prior Plans also provide that the grant of performance stock awards may be paid out in cash as determined by the committee administering the Prior Plans.

Option valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option pricing model with a volatility figure derived from historical data. The Company accounts for the expected life of options based on the contractual life of the options.

A summary of the Company’s stock option activity during the nine months ended September 30, 2021, is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2020	27,621,765	$0.49	6.59	$-
Grants	-
Exercised	-
Expired/Canceled	-
Outstanding at September 30, 2021	27,621,765	$0.49	5.74	$-
Exercisable at September 30, 2021	27,621,765	$0.49	5.74	$-

Exercise Price	Number of Options	Remaining Life In Years	Number of Options Exercisable
$0.01 – 0.25	13,306,786	6.51	13,306,786
0.26 – 0.50	1,939,631	5.51	1,939,631
0.51 – 0.75	1,820,112	4.93	1,820,112
0.76 – 1.00	9,926,072	4.96	9,926,072
1.01 – 2.00	629,164	4.85	629,164
	27,621,765	5.74	27,621,765

The aggregate intrinsic value of outstanding stock options was $0, based on options with an exercise price less than the Company’s stock price of $0.0372 as of September 30, 2021, which would have been received by the option holders had those option holders exercised their options as of that date.

NOTE 15 – RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2021 and 2020, the Company received aggregate advances of $2,091 and $0 and repaid an aggregate of $5,278 and $0, respectively, to the Company’s Chief Information Officer and a $25,000 settlement payment was made by Empire Services, Inc. on behalf of the Company. The advances are non-interest bearing and due on demand. As of September 30, 2021 and December 31, 2020, the Company owed $0 and $3,187, respectively, in advances to the Company’s Chief Information Officer and $25,000 and $0, respectively, in advances to Empire Services, Inc. (See Note 6).

During the nine months ended September 30, 2021 and 2020, the Company received aggregate proceeds of $357,053 and $20,520, respectively, and repaid $0 from the issuance of non-convertible notes to the Company’s Chief Executive Officer and Empires Services, Inc. In addition, Empire Services, Inc. paid the following on behalf of the Company: (i) the $1,000,000 settlement payment to Iroquois; and (ii) $158,371 of operating expenses to vendors. The non-convertible notes bear interest from 15% to 20% and have maturity dates ranging from December 31, 2020 through October 15, 2021. For those notes in default, the interest rate increases to 35% per annum from the date of default. As of September 30, 2021 and December 31, 2020, the Company owed $1,535,944 and $0, respectively, in non-convertible notes payable to the Company’s Chief Executive Officer and Empire Services, Inc. (See Note 6).

On September 30, 2021, the Company entered into a Series Z Preferred Stock Issuance Agreement with the Company’s Chief Executive Officer whereby the Company received $1,000,000 in exchange for the issuance of: (i) a $1,000,000 note payable; and (ii) 250 Series Z Preferred Shares having a fair value of $6,530,867 (See Note 15). The note bears interest of 8% per annum and is due within three days of the Company’s next closing of equity financing of $3,000,000 or more. The proceeds received were allocated to the debt and equity on a relative fair value basis. Accordingly, debt discount of $867,213 was recognized with a corresponding increase in additional paid-in capital. Since the due date is contingent upon a future event, the entire debt discount was amortized to interest expense immediately (See Note 12).

NOTE 16 – SUBSEQUENT EVENTS

The Company evaluates events that have occurred after the balance sheet date but before the unaudited condensed consolidated financial statements are issued.

On September 30, 2021, Greenwave Technology Solutions, Inc. entered into definitive agreements to acquire Empire Services, Inc. for consideration of (i) 495,000,000 shares of Common Stock, (ii) within 3 business days of the closing of the Company’s next capital raise, repayment of a $1 million advance made to purchase Empire’s Virginia Beach location and (iii) a promissory note in the principal amount of $3.7 million with a maturity date of September 30, 2023. The acquisition was effective October 1, 2021 upon the effectiveness of a Certificate of Merger in Virginia.

EMPIRE SERVICES, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

EMPIRE SERVICES, INC.

YEARS ENDED DECEMBER 31, 2020 AND 2019

I N D E X

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Empire Services, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Empire Services, Inc. and subsidiary (The “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the years in the two year period ended December 31, 2020 and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the consolidated results of its operations and its cash flows for each of the years in the two year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, recurring losses, and expects continuing future losses. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the audited consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

New York | Washington, DC | California | Nevada

China | India | Greece

Member of ANTEA International with offices worldwide

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/S/ RBSM LLP

We have served as the Company’s auditor since 2021.

Henderson, Nevada
November 16, 2021

New York | Washington, DC | California | Nevada

China | India | Greece

Member of ANTEA International with offices worldwide

EMPIRE SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash	$301,012	$54,795
Deposits	-	2,014
Total current assets	301,012	56,809

Equipment - net of accumulated depreciation of $1,939,638 and $1,557,394, respectively	2,370,591	1,999,348
Operating lease right of use assets	4,533,747	5,777,550

Total assets	$7,205,350	$7,833,707

LIABILITIES AND SHAREHOLDER’S DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$1,488,713	$1,315,482
Advances	2,843,525	1,083,977
Contract liability	52,955	-
Operating lease liability	1,766,552	1,776,726
Notes payable	1,924,645	2,895,500
Environmental remediation liability	140,000	140,000
Total current liabilities	8,216,390	7,211,685

Operating lease liability, net current portion	2,911,556	4,086,922
PPP note payable	176,233	-
EIDL note payable	480,504	-
Notes payable, net current portion	2,983,596	3,596,202
Total liabilities	14,768,279	14,894,809

Commitments and contingencies (See Note 7)

Shareholder’s deficit:
Common stock, $1.00 par value, 5,000 shares authorized, 1,000 shares issued and outstanding	1,000	1,000
Additional paid in capital	3,247,543	-
Accumulated deficit	(10,811,472)	(7,062,102)
Total shareholder’s deficit	(7,562,929)	(7,061,102)

Total liabilities and shareholder’s deficit	$7,205,350	$7,833,707

The accompanying notes are an integral part of these consolidated financial statements.

EMPIRE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020	2019

Revenues	$12,956,728	$17,121,212
Cost of revenues	6,879,413	8,687,887
Gross Profit	6,077,315	8,433,325

Operating Expenses:
Rent, utilities, and property maintenance	2,374,860	2,310,421
Consulting, accounting, and legal	295,364	99,640
Payroll and related expense	2,405,871	2,459,020
Depreciation expense	382,244	327,080
Environmental remediation expense	-	140,000
Hauling and equipment maintenance	2,043,551	1,954,730
Other general and administrative expenses	1,038,708	376,134
Total Operating Expenses	8,540,598	7,667,025

(Loss) Profit From Operations	(2,463,283)	766,300

Other Income (Expense):
Interest income (expense)	(1,328,527)	(651,361)
Gain on settlement of legal matter	-	285,000
Gain of settlement of debt	19,440	127,984
Other income	23,000	19,761
Total Other Income (Expense)	(1,286,087)	(218,616)

Net (Loss) Income Before Income Taxes	(3,749,370)	547,684

Provision for Income Taxes	-	-

Net (Loss) Income	$(3,749,370)	$547,684

The accompanying notes are an integral part of these consolidated financial statements.

EMPIRE SERVICES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Common Stock	Additional Paid	Accumulated	Shareholder’s Equity
	Contribution	in Capital	Deficit	Total
Balance at December 31, 2018	1,000	$78,587	$(5,230,691)	$(5,151,104)

Contribution for lease rent	-	1,692,201	-	1,692,201
Cash Distribution	-	(1,770,788)	(2,379,095)	(4,149,883)
Net income	-	-	547,684	547,684

Balance at December 31, 2019	1,000	$-	$(7,062,102)	$(7,061,102)

Contribution for lease rent	-	1,718,463	-	1,718,463
Cash Contribution	-	1,529,080	-	1,529,080
Net loss	-	-	(3,749,370)	(3,749,370)

Balance at December 31, 2020	1,000	$3,247,543	$(10,811,472)	$(7,562,929)

The accompanying notes are an integral part of these audited consolidated financial statements.

EMPIRE SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASHFLOWS

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(3,749,370)	$547,684
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	382,244	327,080
Bad Debts	-	8,748
Lease payment contributed	1,718,463	1,692,201
Environmental remediation expense	-	140,000
Interest Expense non-cash	1,092,173	233,394
Interest income (expense)		3,361
Gain on settlement of debt	(19,440)	(127,984)
Gain on settlement of legal matter	-	(285,000)
Changes in operating Assets and liabilities
Accounts payable	175,241	703,697
Change in lease liability	58,263	91,478
Contract liability	52,955	-
Net cash (used in) provided by operating activities	(289,471)	3,334,659

Cash flows from investing activities:
Purchases of property and equipment	(243,652)	(159,407)
Net cash (used in) investing activities	(243,652)	(159,407)

Cash flows from financing activities:
Proceeds from issuance of PPP note payable	543,000	-
Proceeds from issuance of EIDL note payable	500,000	-
Proceeds from issuance of notes payable	197,000	1,240,000
Proceeds from advances	3,309,500	1,109,601
Repayments of notes payable	(2,753,536)	(1,288,115)
Repayments of advances	(2,545,704)	(32,060)
Cash distribution	-	(4,149,883)
Cash Contribution	1,529,080	-
Net cash provided by (used in) financing activities	779,340	(3,120,457)

Net increase in cash	246,217	54,795

Cash, beginning of period	54,795	-

Cash, end of period	$301,012	$54,795

Supplemental disclosures of cash flow information:
Cash paid during period for interest	$236,354	$417,972

Supplemental disclosures of non-cash investing and financing activities:
Non cash Notes proceeds	$-	$2,945,844
Non cash notes payment	$31,351	$(2,945,844)
Notes proceeds for equipment	$509,836	$450,000
Write off AR Affiliates and Building	$-	$(2,597,402)

The accompanying notes are an integral part of these consolidated financial statements.

EMPIRE SERVICES, INC.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Empire Services, Inc. (“Empire” or the “Company”) operates 11 metal recycling facilities in Virginia and North Carolina. The Company was incorporated in the State of Virginia on February 12, 2004.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Our consolidated financial statements include the accounts of Liverman Metal Recycling, Inc., our wholly-owned subsidiary. All intercompany transactions were eliminated during consolidation.

NOTE 2 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of December 31, 2020, the Company had cash of $301,012 and a working capital deficit (current liabilities in excess of current assets) of $7,915,378. During the year ended December 31, 2020, the net loss was $3,749,370 and net cash used in operating activities was $289,471. As of December 31, 2019, the Company had cash of $54,795 and a working capital deficit (current liabilities in excess of current assets) of $7,154,876. During the year ended December 31, 2019, the net income was $547,684 and net cash provided by operating activities was $3,334,659 conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the audited consolidated financial statements.

During the year ended December 31, 2020, the Company received proceeds of $3,309,500, $543,000, $500,000 and $197,000 from the issuance of advances, a paycheck protection program loan, an emergency injury disaster loan and non-convertible notes, respectively. During fiscal year 2020, the Company used $243,652 to purchase equipment. The Company may not have sufficient cash to fund operations for the next fiscal year. During the year ended December 31, 2019, the Company received proceeds of $1,109,601 and $1,240,000 from the issuance of advances and non-convertible notes, respectively. During fiscal year 2019, the Company used $159,407 to purchase equipment. The Company may not have sufficient cash to fund operations for the next fiscal year.

The Company’s primary source of operating funds since inception has been cash proceeds from operating activities. The Company has occasionally experienced net losses and negative cash flows from operations. The Company’s ability to continue its operations is dependent upon its ability to obtain additional capital through public or private equity offerings, debt financings or other sources; however, financing may not be available to the Company on acceptable terms, or at all. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue its business strategy, and the Company may be forced to curtail or cease operations.

Management’s plans regarding these matters encompass the following actions: 1) obtain funding from new and current investors to alleviate the Company’s working capital deficiency; and 2) implement a plan to increase revenues. The Company’s continued existence is dependent upon its ability to raise additional capital.  However, the outcome of management’s plans cannot be determined with any degree of certainty.

Accordingly, the accompanying audited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for one year from the date the consolidated financial statements are issued. The carrying amounts of assets and liabilities presented in the audited consolidated financial statements do not necessarily purport to represent realizable or settlement values. The audited consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, customers, economies, and financial markets globally, leading to an economic downturn. It has also disrupted the normal operations of many businesses, including ours. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak of COVID-19 and its effects on our business including our financial condition, liquidity, or results of operations at this time. Management is actively monitoring the global situation and its impact on the Company’s financial condition, liquidity, operations, customers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects that the COVID-19 outbreak will have on its results of operations, financial condition, or liquidity for fiscal year 2021. As of the date these financial statements were issued, the Company has experienced delays in securing new customers and related revenues and the longer this pandemic continues there may be additional impacts. Furthermore, the COVID-19 outbreak has and may continue to impact the Company’s ability to raise capital.

Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have a material adverse effect on the Company’s results of future operations, financial position, liquidity, and capital resources, and those of the third parties on which the Company relies in fiscal year 2021.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Empire Services, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include right-of-use, lease liability, and environmental remediation calculations. Actual results may differ from these estimates.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 825-10, “Financial Instruments” (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The estimated fair value of certain financial instruments, including cash, accounts payable and accrued liabilities are carried at historical cost basis, which approximates their fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

The Company follows ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Cash

For purposes of the consolidated statements of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2020 and 2019, the Company had no cash equivalents. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At December 31, 2020 and 2019, the uninsured balances amounted to $57,041 and $0, respectively.

Property and Equipment, net

We state property and equipment at cost or, if acquired through a business combination, fair value at the date of acquisition. We calculate depreciation and amortization using the straight-line method over the estimated useful lives of the assets, except for our leasehold improvements, which are depreciated over the shorter of their estimated useful lives or their related lease term. Upon the sale or retirement of assets, the cost and related accumulated depreciation are removed from our accounts and the resulting gain or loss is credited or charged to income. We expense costs for repairs and maintenance when incurred. Property and equipment includes assets recorded under finance leases, see “Note 9—Leases.” We pledge property and equipment as collateral for our line of credit. See “Note 8—Long Term Debt.”

Revenue Recognition

The Company recognizes revenue when services are realized or realizable and earned, less estimated future doubtful accounts.

The Company’s revenues are accounted for under ASC Topic 606, “Revenue From Contracts With Customers” (“ASC 606”) and generally do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable consideration.

In accordance with ASC 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue in accordance with that core principle by applying the following:

(i)	Identify the contract(s) with a customer;

(ii)	Identify the performance obligation in the contract;

(iii)	Determine the transaction price;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) the Company satisfies a performance obligation.

The Company primarily generates revenue by purchasing scrap metal from businesses and retail customers, processing it, and selling the ferrous and non-ferrous metals to clients.

The Company realizes revenue upon the fulfillment of its performance obligations to customers. As of December 31, 2020 and 2019, the Company had a contract liability of $52,955 and $0, respectively, for scrap metal customers had paid for and the Company had not yet delivered.

Inventories

We maintain minimal inventories as we ship the ferrous and non-ferrous metals we purchase to customers multiple times per day. We calculate the value of the minimal inventories we do carry, which consist of processed and unprocessed scrap metal (ferrous and nonferrous), used and salvaged vehicles, and supplies, based on the net realizable value or the cost of the inventories, whichever is less. We calculate the value of the inventory based on the first-in-first-out (FIFO) methodology. The value of our inventories was $0 and $0, respectively, as of December 31, 2019 and 2020.

Advertising

The Company charges the costs of advertising to expense as incurred. Advertising costs were $1,095 and $6,671 for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

The Company is organized as a Corporation and has elected to be taxed as S-Corporation for state and federal tax purposes. Income taxes are not payable by the Company. Shareholders of S-Corporations are taxed individually on their applicable share of earnings. Accordingly, no provision for income taxes is reflected in these financial statements. Net income or loss is allocated to the shareholder of the corporation.

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Intangible assets are stated at cost and reviewed annually to examine any impairments, usually assuming an estimated useful life of three to five years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the Chief Executive Officer, or decision-making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company’s core business.

Environmental Remediation Liability

The operations of the Company, like those of other companies in its industry, are subject to various domestic and foreign environmental laws and regulations. These laws and regulations not only govern current operations and products, but also impose potential liability on the Company for past operations. Management expects environmental laws and regulations to impose increasingly stringent requirements upon the Company and the industry in the future. Management believes that the Company conducts its operations in compliance with applicable environmental laws and regulations and has implemented various programs designed to protect the environment and promote continued compliance.

The Company is involved with environmental investigation and remediation activities at some of its currently operated sites. In addition, the Company, together with other parties, has been designated a potentially responsible party under federal and state environmental protection laws for the investigation and remediation of environmental matters. In general, these laws provide that potentially responsible parties may be held jointly and severally liable for investigation and remediation costs regardless of fault.

The Company initially provides for estimated costs of environmental-related activities relating to its past operations for which commitments or clean-up plans have been developed and when such costs can be reasonably estimated based on industry standards and professional judgment. These estimated costs, which are undiscounted, are determined based on currently available facts regarding each site. If the reasonably estimable costs can only be identified as a range and no specific amount within that range can be determined more likely than any other amount within the range, the minimum of the range is provided.

The Company continuously assesses its potential liability for investigation and remediation-related activities and adjusts its environmental-related accruals as information becomes available upon which more accurate costs can be reasonably estimated and as additional accounting guidelines are issued. At December 31, 2020 and 2019, the Company had accruals reported on the balance sheet as current liabilities of $140,000 and $140,000, respectively.

Actual costs incurred may vary from the accrued estimates due to the inherent uncertainties involved including, among others, the nature and magnitude of the wastes involved, the various technologies that can be used for remediation and the determination of acceptable remediation with respect to a particular site. Additionally, costs for environmental-related activities may not be reasonably estimable and therefore would not be included in our current liabilities.

Management expects these contingent environmental-related liabilities to be resolved over the next fiscal year.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-02, Leases (Topic 842), which, among other things, requires lessees to recognize substantially all leases on their balance sheets and disclose key information about leasing arrangements. The new standard establishes a right of use (“ROU”) model that requires a lessee to recognize a ROU asset and liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The new standard became effective for the Company on January 1, 2019.

We adopted Topic 842 utilizing the modified retrospective adoption method with an effective date of January 1, 2019. We made the election to not apply the recognition requirements in Topic 842 to short-term leases (i.e., leases of 12 months or less) for all classes of underlying assets. Instead, we recognize lease payments in profit or loss on a straight-line basis over the lease term. In addition, in accordance with Topic 842, variable lease payments in the period in which the obligation for those payments is incurred are not included in the recognition of a lease liability or right-of-use asset. We elected to not separate non-lease components from the associated lease component for all underlying classes of assets with lease and non-lease components. The adoption of Topic 842 resulted in the recognition of operating lease liabilities of $4,678,108 and $5,863,648 and operating ROU assets of $4,533,747 and $5,777,550 as of December 31, 2020 and 2019, respectively, primarily related to leases for the company’s metal recycling facilities. There was no cumulative effect adjustment to beginning Stockholders’ Deficit on the consolidated balance sheet. The accounting for our finance leases remained substantially unchanged, as finance lease liabilities and their corresponding ROU assets were already recorded on the consolidated balance sheets under the previous guidance. The adoption of Topic 842 did not have a significant effect on our results from operations or cash flows. See “Note 9—Leases” for additional disclosures required by Topic 842.

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. We expect the elimination of these models will reduce reported interest expense and increase reported net income for the Company’s convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The adoption of this update is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes certain disclosure requirements, including the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. ASU 2018-13 also adds disclosure requirements, including changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments on changes in unrealized gains and losses, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. ASU 2018-13 became effective for us on January 1, 2020. The adoption of this update did not have a material impact on the Company’s consolidated financial statements and related disclosures.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2020 and December 31, 2019 is summarized as follows:

	December 31, 2020	December 31, 2019
Equipment	$4,310,229	$3,556,742
Less accumulated depreciation	(1,939,638)	(1,557,394)
Property and equipment, net	$2,370,591	$1,999,348

Depreciation expense for the years ended December 31, 2020 and 2019 was $382,244 and $327,080, respectively.

NOTE 5 – MERCHANT CASH ADVANCES

During the year ended December 31, 2020 and 2019, the Company received proceeds from the issuance of merchant cash advances of $3,309,500 and $1,109,601 and repaid an aggregate of $2,545,704 and $32,060, respectively, of the advances. The advances have final payment dates ranging from June 19, 2020 to March 31, 2022. The advances are secured against the assets of the Company. As of December 31, 2020 and 2019, the Company owed $2,843,525 and $1,083,977 on the advances, net of issuance discounts of $707,646 and $326,112, respectively. The Company paid interest and penalties of $32,290 and $0 on these advances during the years ended December 31, 2020 and 2019, respectively.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of December 31, 2020 and 2019, the Company owed accounts payable and accrued expenses of $1,488,713 and $1,315,482, respectively. These are primarily comprised of payments to vendors of $1,285,788 and $1,224,413, accrued interest on debt of $16,944 and $356, and accrued credit card balances of $142,998 and $86,869 as of December 31 2020 and 2019, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCES

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

The Company realized a gain on legal settlement of $285,000 during the year ended December 31, 2019 on a worker’s compensation-related matter. The Company realized gain on debt settlements of $19,440 and $127,984 during the years ended December 31, 2020 and 2019, respectively, for the early payoff of advances.

On June 30, 2021, the Company entered into a Consent Order with the Virginia State Water Control Board. Under the Consent Order, the Company is required to pay a civil penalty of $90,000, improve its internal control plans regarding recycled and waste materials, remediate certain environmental concerns on the properties it leases, among other requirements. The Company believes it is appropriate to recognize an environmental remediation liability as a regulatory claim was asserted in the Notices of Violations issued to the Company in November 2019, for which the June 2021 Consent Order rectifies.

The Company has recognized a $140,000 environmental remediation liability as of December 31, 2019 and 2020, which the Company believes $50,000 is a fair estimate of the cost to remediate the properties it leases and the $90,000 civil penalty. The Company is committed to improving its processes and controls to ensure its operations have minimal environmental impact with the goal of minimizing the number of comments and citations received by the Department of Environmental Quality going forward.

NOTE 8 – NON-CONVERTIBLE NOTES PAYABLE, EIDL NOTE PAYABLE AND PPP NOTE PAYABLE

On November 17, 2014, the Company entered into a secured promissory note in the principal amount of $2,500,000 bearing an interest rate of 5.25% with a maturity date of October 16, 2019. The note is secured by all assets of the Company and property owned by the Company’s Chief Executive Officer. During fiscal years 2020 and 2019, the Company made payments of $0 and $1,187,938, respectively. As of December 31, 2020 and 2019, the note had a carrying value of $0 and $0, respectively.

On November 17, 2014, the Company entered into a secured promissory note in the principal amount of $3,400,000 bearing an interest rate of 5.25% with a maturity date of November 17, 2019. The note is secured by all assets of the Company and property owned by the Company’s Chief Executive Officer. During fiscal years 2020 and 2019, the Company made payments of $0 and $773,394, respectively. As of December 31, 2020 and 2019, the note had a carrying value of $0 and $0, respectively.

On November 17, 2014, the Company entered into a secured promissory note in the principal amount of $3,000,000 bearing an interest rate of 5.25% with a maturity date of October 16, 2019. The note is secured by all assets of the Company and property owned by the Company’s Chief Executive Officer. During fiscal years 2020 and 2019, the Company made payments of $1,732,686 and $156,035, respectively. As of December 31, 2020 and 2019, the note had a carrying value of $0 and $1,732,686, respectively.

On July 7, 2015, the Company entered into a secured promissory note in the principal amount of $294,000 bearing an interest rate of 5.25% with a maturity date of July 7, 2020. The note is secured by all assets of the Company and property owned by the Company’s Chief Executive Officer. During fiscal years 2020 and 2019, the Company made payments of $0 and $106,877, respectively. As of December 31, 2020 and 2019, the note had a carrying value of $0 and $0, respectively.

On August 15, 2015, the Company entered into an equipment finance note in the principal amount of $202,000 with a maturity date of August 15, 2021. The finance and interest charges were included in the principal amount. The note is secured against equipment owned by the Company. During fiscal years 2020 and 2019, the Company made payments of $0 and $111,238, respectively, towards the principal balance and $0 and $8,213, respectively, towards interest and finance charges. As of December 31, 2020 and 2019, the note had a carrying value of $0 and $0, respectively.

On September 16, 2015, the Company entered into a secured promissory note in the principal amount of $2,275,000 bearing an interest rate of 5.25% with a maturity date of September 16, 2019. The note is secured by all assets of the Company and property owned by the Company’s Chief Executive Officer. During fiscal years 2020 and 2019, the Company made payments of $0 and $905,787, respectively. As of December 31, 2020 and 2019, the note had a carrying value of $0 and $0, respectively.

On September 30, 2015, the Company entered into an equipment finance note in the amount of $384,176 bearing an interest rate of 0% with a maturity date of September 30, 2020. There is a one-time financing fee of $14,276 included in the note. The note is secured against equipment owned by the Company. During fiscal years 2020 and 2019, the Company made payments of $82,882 and $56,157, respectively. As of December 31, 2020 and 2019, the note had a carrying value of $0 and $82,882 respectively.

On March 8, 2017, the Company entered into an equipment finance note in the principal amount of $120,851 with a maturity date of March 15, 2021. The finance and interest charges were included in the principal amount. The note is secured against equipment owned by the Company. During fiscal years 2020 and 2019, the Company made payments of $0 and $73,165, respectively, towards the principal balance and $0 and $5,401, respectively, towards interest and finance charges. As of December 31, 2020 and 2019, the note had a carrying value of $0 and $0, respectively.

On October 9, 2018, the Company entered into an equipment finance note in the principal amount of $97,574 with a maturity date of October 9, 2023. The finance and interest charges were included in the principal amount. The note is secured against equipment owned by the Company. During fiscal years 2020 and 2019, the Company made payments of $0 and $89,462, respectively, towards the principal balance and $0 and $6,605, respectively, towards interest and finance charges. As of December 31, 2020 and 2019, the note had a carrying value of $0 and $0, respectively.

On December 27, 2018, the Company entered into a secured promissory note in the amount of $898,000 bearing an interest rate of 9.25% with a maturity date of February 15, 2024. The note is secured by assets of the Company. During fiscal years 2020 and 2019, the Company made principal payments of $0 and $770,126, respectively. There was a gain on settlement of $127,874. As of December 31, 2020 and 2019, the note had a carrying value of $0 and $0, respectively.

On July 5, 2019, the Company entered into a secured promissory note in amount of $1,360,800 bearing an interest rate of 10.495% with a maturity date of August 5, 2022. There was an additional financing cost of $11,474 assessed in fiscal year 2020. The note is secured by assets of the Company. During fiscal years 2020 and 2019, the Company made principal payments of $274,058 and $0, respectively, and payments towards interest of $34,020 and $14,715, respectively. There was a principal addition of $11,474 in fiscal year 2020. As of December 31, 2020 and 2019, the note had a principal balance of $1,066,864 and $1,360,800. As of December 31, 2020 and 2019, the note had a carrying value of $957,817 and $1,183,481, respectively.

On August 15, 2019, the Company entered into a secured promissory note in the amount of $652,680 bearing an interest rate of 10.495% with a maturity date of November 15, 2025. There was an additional financing cost of $2,313 assessed in fiscal year 2020. The note is secured by assets of the Company. During fiscal years 2020 and 2019, the Company made principal payments of $58,052 and $0, respectively, and payments towards fees of $9,158 and $0, respectively. As of December 31, 2020 and 2019, the note had a principal balance of $596,941 and $652,680. As of December 31, 2020 and 2019, the note had a carrying value of $509,324 and $546,808, respectively.

On December 30, 2019, the Company entered into a secured promissory note in the principal amount of $2,000,000 bearing an interest rate of 4.75% with a maturity date of January 30, 2024. The note is secured by all assets of the Company and property owned by the Company’s Chief Executive Officer. During fiscal years 2020 and 2019, the Company made principal payments of $392,288 and $0, respectively, and payments towards interest of $90,977 and $0, respectively. As of December 31, 2020 and 2019, the note had a carrying value of $1,607,712 and $2,000,000, respectively.

On December 30, 2019, the Company entered into a secured, demand promissory note in the principal amount of $1,000,000 bearing an interest rate of 4.75% with a maturity date of January 30, 2024, of which the Company received proceeds of $197,000 and $945,844 during the years ended December 31, 2020 and 2019, respectively. Under the terms of the note, any principal amount that is paid off can be reborrowed. The note is secured by all assets of the Company and property owned by the Company’s Chief Executive Officer. During fiscal years 2020 and 2019, the Company made principal payments of $192,585 and $0, respectively, and payments towards interest of $26,837 and $0, respectively. As of December 31, 2020 and 2019, the note had a carrying value of $950,260 and $945,844, respectively.

On April 19, 2020, the Company received proceeds of $500,000 from an Economic Injury Disaster Loan (“EIDL”) note. The note has a maturity date of April 19, 2040 and bears 3.75% interest per annum. As of December 31, 2020, the Company owed $500,000 in principal and $13,151 in accrued interest on this note.

On April 20, 2020, the Company received proceeds of $543,000 from a Paycheck Protection Program (“PPP”) note. The note has a maturity date of April 20, 2022 and bears 1% interest per annum. As of December 31, 2020, the Company owed $543,000 in principal and $3,794 in accrued interest on this note. On April 1, 2021, the Small Business Administration forgave all principal and interest due under this note.

On August 12, 2020, the Company entered into a secured promissory note in the amount of $335,760, bearing an interest rate of 10.495% with a maturity date of September 12, 2024. The note is secured by assets of the Company. During fiscal year 2020, the Company made principal payments of $20,985. As of December 31, 2020 and 2019, the note had a principal balance of $314,755 and $0. As of December 31, 2020, the note had a carrying value of $259,757.

On October 28, 2020, the Company entered into a secured promissory note in the amount of $273,960 bearing an interest rate of 10.015% with a maturity date of November 5, 2023. The note is secured by assets of the Company. During fiscal year 2020, the Company made principal payments of $0. As of December 31, 2020, the note had a principal balance of $273,960. As of December 31, 2020, the note had a carrying value of $237,109.

There were interest expense of $233,394 and $1,092,173 for the years ended December 31, 2019 and 2020, respectively.

The following is a summary of the notes payable balances at December 31, 2020 and 2019:

	2020	2019
Note balance	$5,564,978	6,491,702
Less: current portion	(1,924,645)	(2,895,500)
Long-term portion	$3,640,333	$3,596,202

Aggregate minimum future principal payment maturities at December 31, 2020 were as follows:

Year ended December 31,
2021	$1,924,645
2022	1,734,112
2023	1,081,821
2024	341,261
2025	80,619
Thereafter	402,520
Total principal payments	$5,564,978

NOTE 9 – LEASES

Property Leases (Operating Leases)

The Company leases its facilities and certain office equipment under operating leases which expire on various dates through 2025. The Company determines if an arrangement is a lease at inception and whether they are finance or operating leases. Right of Use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. When readily determinable, the Company uses the implicit rate in determining the present value of lease payments. The ROU asset also includes any fixed lease payments, including in-substance fixed lease payments and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Lease term is determined at lease commencement and includes any non-cancellable period for which the Company has the right to use the underlying asset, together with any options to extend that the Company is reasonably certain to exercise.

On April 16, 2016, the Company entered into a lease agreement for the leasing of an automobile. Under the terms of the lease, the Company is required to pay $10,000 for the first month and $725 per month thereafter for 47 months. The lease expires on April 16, 2020 and the Company does not have an option to renew or extend. The Company is responsible to any damage to the automobile under the terms of the lease.

On December 29, 2017, the Company entered into a lease agreement for the leasing of an automobile. Under the terms of the lease, the Company is required to pay $7,500 for the first month and $700 per month thereafter for 47 months. The lease expires on December 29, 2021 and the Company does not have an option to renew or extend. The Company is responsible to any damage to the automobile under the terms of the lease.

Effective January 1, 2019, the Company entered into leasing agreements with a company owned by the Chief Executive Officer of Empire for the leasing of the Company’s metal recycling locations. Under the terms of the leases, the Company is required to pay an aggregate of $137,450 per month for the facilities beginning January 1, 2019 and increasing by 3% on the first of every year thereafter. The leases expire on January 1, 2024 and the Company has two options to extend the leases by 5 years per option. In the event the Company does not exercise the options, the leases will continue on a month-to-month basis. The Company cannot sublease any of the properties under the lease agreements.

On February 18, 2019, the Company entered into a lease agreement for the leasing of an automobile. Under the terms of the lease, the Company is required to pay $18,200 for the first month and $750 per month thereafter for 59 months. The lease expires on February 18, 2025 and the Company does not have an option to renew or extend. The Company is responsible to any damage to the automobile under the terms of the lease.

ROU assets and liabilities consist of the following:

	December 31, 2020	December 31, 2019
Operating leases - ROU assets (included in Other assets)	$4,533,747	$5,777,550

Current portion of lease liabilities	$1,766,552	$1,776,726
Long term lease liabilities, net of current portion	2,911,556	4,086,922
Total lease liabilities	$4,678,108	$5,863,648

Aggregate minimum future commitments under non-cancelable operating leases and other obligations at December 31, 2020 were as follows:

Year ended December 31,
2021	$1,766,552
2022	1,811,352
2023	1,865,412
2024	9,000
2025	750
Total Minimum Lease Payments	$5,453,066
Less: Imputed Interest	$774,958
Present Value of Lease Payments	$4,678,108
Less: Current Portion	$1,766,552
Long Term Portion	$2,911,556

The Company leases its facilities, automobiles, and offices under operating leases which expire on various dates through 2024. Rent expense related to these leases is recognized based on the payment amount charged under the lease. Rent expense for the years ended December 31, 2020 and 2019 was $1,776,726 and $1,783,949, respectively. At December 31, 2020, the leases had a weighted average remaining lease term of 3.0 years and a weighted average discount rate of 10%.

NOTE 10 – CONCENTRATIONS OF REVENUE

Customer Concentrations

The Company has a concentration of customers. For the fiscal year ended December 31, 2020, one customer represented approximately 93% of revenue. For the fiscal year ended December 31, 2019, two customers represented approximately 89% and 8% of revenue each. Sims Metal Management accounted for $11,098,172 and $15,302,399 in revenue in 2020 and 2019, respectively, and Techemet LP accounted for $1,115,724 and $1,386,223 in revenue in 2020 and 2019, respectively.

The Company’s sales are concentrated in the Virginia and northeastern North Carolina markets.

NOTE 11 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 5,000 shares of common stock, par value $1.00 per share. There were 1,000 shares of common stock outstanding at December 31, 2019, and December 31, 2020.

During the year ended December 31, 2020, there were contributions for lease rent of $1,718,463 and cash contributions of $1,529,080. During the year ended December 31, 2019, there contribution for lease rent of $1,692,201 and cash distributions of $4,149,883.

NOTE 12 – WARRANTS

The Company does not have any outstanding warrants to purchase common stock.

NOTE 13 – STOCK OPTIONS

The Company does not have any outstanding options to purchase shares of common stock.

NOTE 14 – INCOME TAXES

The Company, with stockholder’s consent, has elected to be taxed as an “S Corporation” under the provisions of the Internal Revenue Code and comparable state income tax law. As an S Corporation, the Company is generally not subject to corporate income taxes and the Company’s net income or loss is reported on the individual tax return of the stockholder of the Company. Therefore, no provision or liability for income taxes is reflected in the financial statements.

The Company has not been audited by the Internal Revenue Service, and accordingly the business tax returns since 2016 are open to examination. Management has evaluated its tax positions and has concluded that the Company had taken no uncertain tax positions that could require adjustment or disclosure in the financial statements to comply with provisions set forth in Accounting Standards Codification (ASC) Section 740, Income Taxes.

NOTE 15 – SUBSEQUENT EVENTS

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued.

On March 16, 2021, the Company received a $543,275 Paycheck Protection Program loan.

On April 1, 2021, the Small Business Administration forgave the Company’s Paycheck Protection Program loan in the principal amount of $543,000 and accrued interest of $5,219.

On September 30, 2021, MassRoots, Inc. entered into definitive agreements to acquire the Company for consideration of (i) 482,504,742 shares of Common Stock, (ii) within 3 business days of the closing of the Company’s next capital raise, repayment of a $1 million advance made to purchase Empire’s Virginia Beach location and (iii) a promissory note in the principal amount of $3.7 million with a maturity date of September 30, 2023. The acquisition was effective October 1, 2021 upon the effectiveness of a Certificate of Merger in Virginia.

EMPIRE SERVICES, INC.

FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

EMPIRE SERVICES, INC.

NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

EMPIRE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31,
	2021	2020
	(unaudited)
ASSETS
Current assets:
Cash	$141,027	$301,012
Deposits	1,150	-
Total current assets	142,177	301,012

Due from affiliate - MassRoots	1,515,778
Equipment - net of accumulated depreciation of $2,287,191 and $1,939,638, respectively	3,224,377	2,370,591
Finance lease ROU asset - net	34,261	-
Operating lease right of use assets	3,551,700	4,533,747

Total assets	$8,468,293	$7,205,350

LIABILITIES AND SHAREHOLDER’S DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$845,349	$1,488,713
Advances, net	4,072,799	2,843,525
Contract liability	-	52,955
Operating lease liability	1,815,069	1,766,552
Short term finance lease liability	7,800	-
PPP note payable	7,395
EIDL note payable	29,244
Notes payable	1,917,342	1,924,645
Environmental remediation liability	71,017	140,000
Total current liabilities	8,766,015	8,216,390

Operating lease liability, net current portion	1,887,500	2,911,556
Long term finance lease liability	18,850	-
PPP note payable, net current portion	535,880	176,233
EIDL note payable, net current portion	470,756	480,504
Notes payable, net current portion	2,724,045	2,983,596
Total liabilities	14,403,046	14,768,279

Commitments and contingencies (See Note 7)

Shareholder’s deficit:
Common stock, $1.00 par value, 5,000 shares authorized, 1,000 shares issued and outstanding	1,000	1,000
Additional paid in capital	2,417,778	3,247,543
Accumulated deficit	(8,353,531)	(10,811,472)
Total shareholder’s deficit	(5,934,753)	(7,562,929)

Total liabilities and shareholder’s deficit	$8,468,293	$7,205,350

The accompanying notes are an integral part of these unaudited condensed consolidated  financial statements.

EMPIRE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Nine Months Ended September 30,
	2021	2020

Revenues	$19,657,726	$9,163,115
Cost of revenues	10,656,628	4,796,314
Gross Profit	9,001,098	4,366,800

Operating Expenses:
Rent, utilities, and property maintenance	1,689,544	1,763,076
Consulting, accounting, and legal	165,792	193,688
Payroll and related expense	2,242,961	1,686,034
Depreciation expense	347,554	327,532
Environmental remediation expense	6,850	-
Hauling and equipment maintenance	952,163	1,020,354
Other general and administrative expenses	563,902	713,772
Total Operating Expenses	5,968,766	5,704,456

(Loss) Profit From Operations	3,032,332	(1,337,655)

Other Income (Expense):
Interest income (expense)	(1,122,610)	(990,428)
Gain on forgiveness of debt	548,218	-
Gain of settlement of debt	-	19,440
Other income	-	23,000
Total Other Income (Expense)	(574,392)	(947,988)

Net Income (Loss) Before Income Taxes	2,457,940	(2,285,643)

Provision for Income Taxes	-	-

Net Income (Loss)	$2,457,940	$(2,285,643)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EMPIRE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(unaudited)

	Common Stock	Additional Paid	Accumulated	Shareholder’s Equity
	Contribution	in Capital	Deficit	Total
Balance at December 31, 2019	1,000	$-	$(7,062,102)	$(7,061,102)
Contribution for lease rent	-	1,289,516	-	1,289,516
Cash Contributions	-	346,256	-	346,256
Net loss	-	-	(2,285,643)	(2,285,643)

Balance at September 30, 2020	1,000	$1,635,772	$(9,347,745)	$(7,710,973)

Balance at December 31, 2020	1,000	$3,247,543	$(10,811,472)	$(7,562,929)
Contribution for lease rent	-	894,447	-	894,447
Non cash contribution for fixed asset	-	155,800	-	155,800
Non cash distribution	-	(133,979)	-	(133,979)
Cash Distribution	-	(1,746,034)	-	(1,746,034)
Net income	-	-	2,457,940	2,457,940

Balance at September 30, 2021	1,000	$2,417,778	$(8,353,532)	$(5,934,753)

The accompanying notes are an integral part of these unaudited condensed  consolidated financial statements.

EMPIRE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS

(unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$2,457,940	$(2,285,643)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	347,554	327,532
Lease payment contributed	-	1,289,516
Interest Expense non-cash	38,720	802,966
Amortization of debt discount	964,185	-
Gain on forgiveness of debt	(548,218)	-
Gain on settlement of legal matter	-	(19,440)
Changes in operating Assets and liabilities
Environmental remediation liability	(68,983)
Lease payments waived, amortization of ROU, and change in lease liability	1,331,126	-
Deposits	(1,150)	-
Accounts payable	(1,114,378)	42,527
Change in lease liability	-	43,697
Change in notes receivable	(1,515,778)	-
Contract liability	(52,953)	-
Net cash provided by operating activities	1,838,065	201,155

Cash flows from investing activities:
Purchases of property and equipment	(279,309)	(243,652)
Net cash (used in) investing activities	(279,309)	(243,652)

Cash flows from financing activities:
Proceeds from issuance of PPP note payable	543,275	543,000
Proceeds from issuance of EIDL note payable	-	500,000
Proceeds from issuance of notes payable	179,500	197,000
Proceeds from advances	2,692,500	2,963,237
Repayments of notes payable	(1,060,550)	(2,368,783)
Repayments of advances	(2,327,432)	(1,816,518)
Cash distribution	(1,746,034)	-
Cash Contribution	-	344,943
Net cash provided by (used in) financing activities	(1,718,741)	227,879

Net increase in cash	(159,985)	185,381

Cash, beginning of period	301,012	54,795

Cash, end of period	$141,027	$240,176

Supplemental disclosures of cash flow information:
Cash paid during period for interest	$119,625	$187,462

Supplemental disclosures of non-cash investing and financing activities:
Non cash Notes proceeds	$221,801	$-
Non cash notes payment	$87,822	$31,151
Notes proceeds for equipment	$766,500	$275,000
Contribution of equipment	$155,800	$-
Non cash distribution	$-	$748,973

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EMPIRE SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

September 30, 2021 (Unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Empire Services, Inc. (“Empire” or the “Company”) operates 11 metal recycling facilities in Virginia and North Carolina. The Company was incorporated in the State of Virginia on February 12, 2004.

The accompanying condensed consolidated  financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Our consolidated financial statements include the accounts of Liverman Metal Recycling, Inc., our wholly-owned subsidiary. All intercompany transactions were eliminated during consolidation.

Basis of Presentation

The interim unaudited condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly the Company’s results of operations for nine months ended September 30, 2021 and 2020, its cash flows for the nine months ended September 30, 2021 and 2020, and its financial position as of September 30, 2021 have been made. The results of operations for such interim periods are not necessarily indicative of the operating results to be expected for the full year.

Certain information and disclosures normally included in the notes to the annual consolidated financial statements have been condensed or omitted from these interim unaudited condensed consolidated financial statements. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Current Report on Form 8-K for the fiscal year ended December 31, 2020.  The December 31, 2020 balance sheet is derived from those statements.

NOTE 2 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of September 30, 2021, the Company had cash of $141,027 and a working capital deficit (current liabilities in excess of current assets) of $8,623,838. During the nine months ended September 30, 2021, although the net profit was $2,457,940 and net cash generated by operating activities was $1,838,065, Empire’s historical losses raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the audited consolidated financial statements.

During the nine months ended September 30, 2021, the Company received proceeds of $2,692,500, $543,275, and $179,500 from the issuance of advances, a paycheck protection program loan, and non-convertible notes, respectively. The Company may not have sufficient cash to fund operations for the next fiscal year.

The Company’s primary source of operating funds since inception has been cash proceeds from operating activities. The Company has occasionally experienced net losses and negative cash flows from operations. The Company’s ability to continue its operations is dependent upon its ability to obtain additional capital through public or private equity offerings, debt financings or other sources; however, financing may not be available to the Company on acceptable terms, or at all. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue its business strategy, and the Company may be forced to curtail or cease operations.

Management’s plans regarding these matters encompass the following actions: 1) obtain funding from new and current investors to alleviate the Company’s working capital deficiency; and 2) implement a plan to increase revenues. The Company’s continued existence is dependent upon its ability to raise additional capital.  However, the outcome of management’s plans cannot be determined with any degree of certainty.

Accordingly, the accompanying condensed unaudited  consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for one year from the date the consolidated financial statements are issued. The carrying amounts of assets and liabilities presented in the audited consolidated financial statements do not necessarily purport to represent realizable or settlement values. The audited consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, customers, economies, and financial markets globally, leading to an economic downturn. It has also disrupted the normal operations of many businesses, including ours. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak of COVID-19 and its effects on our business including our financial condition, liquidity, or results of operations at this time. Management is actively monitoring the global situation and its impact on the Company’s financial condition, liquidity, operations, customers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects that the COVID-19 outbreak will have on its results of operations, financial condition, or liquidity for fiscal year 2022. As of the date these financial statements were issued, the Company has experienced delays in securing new customers and related revenues and the longer this pandemic continues there may be additional impacts. Furthermore, the COVID-19 outbreak has and may continue to impact the Company’s ability to raise capital.

Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have a material adverse effect on the Company’s results of future operations, financial position, liquidity, and capital resources, and those of the third parties on which the Company relies in fiscal year 2022.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Empire Services, Inc. and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the incremental borrowing rate of the lease liabilities,  and environmental remediation calculations. Actual results may differ from these estimates.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 825-10, “Financial Instruments” (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The estimated fair value of certain financial instruments, including cash, accounts payable and accrued liabilities are carried at historical cost basis, which approximates their fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

The Company follows ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Cash

For purposes of the consolidated statements of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. At September 30, 2021 and December 31, 2020 the Company had no cash equivalents. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At September 30, 2021 and December 31, 2020, the uninsured balances amounted to $0 and $57,041, respectively.

Property and Equipment, net

We state property and equipment at cost or, if acquired through a business combination, fair value at the date of acquisition. We calculate depreciation and amortization using the straight-line method over the estimated useful lives of the assets, except for our leasehold improvements, which are depreciated over the shorter of their estimated useful lives or their related lease term. Upon the sale or retirement of assets, the cost and related accumulated depreciation are removed from our accounts and the resulting gain or loss is credited or charged to income. We expense costs for repairs and maintenance when incurred. Property and equipment includes assets recorded under finance leases, see “Note 9—Leases.” We pledge property and equipment as collateral for our line of credit. See “Note 8—Long Term Debt.”

Revenue Recognition

The Company recognizes revenue when services are realized or realizable and earned, less estimated future doubtful accounts.

The Company’s revenues are accounted for under ASC Topic 606, “Revenue From Contracts With Customers” (“ASC 606”) and generally do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable consideration.

In accordance with ASC 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue in accordance with that core principle by applying the following:

(i)	Identify the contract(s) with a customer;

(ii)	Identify the performance obligation in the contract;

(iii)	Determine the transaction price;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) the Company satisfies a performance obligation.

The Company primarily generates revenue by purchasing scrap metal from businesses and retail customers, processing it, and selling the ferrous and non-ferrous metals to clients.

The Company realizes revenue upon the fulfillment of its performance obligations to customers. As of September 30, 2021 and December 31, 2020, the Company had a contract liability of $0 and $52,955, respectively, for scrap metal customers had paid for and the Company had not yet delivered.

Inventories

We maintain minimal inventories as we ship the ferrous and non-ferrous metals we purchase to customers multiple times per day. We calculate the value of the minimal inventories we do carry, which consist of processed and unprocessed scrap metal (ferrous and nonferrous), used and salvaged vehicles, and supplies, based on the net realizable value or the cost of the inventories, whichever is less. We calculate the value of the inventory based on the first-in-first-out (FIFO) methodology. The value of our inventories was $0 and $0, respectively, at September 30, 2021 and December 31, 2020.

Advertising

The Company charges the costs of advertising to expense as incurred. Advertising costs were $5,764 and $807 for the nine months ended September 30, 2021 and 2020, respectively.

Income Taxes

The Company is organized as a Corporation and has elected to be taxed as S-Corporation for state and federal tax purposes. Income taxes are not payable by the Company. Shareholders of S-Corporations are taxed individually on their applicable share of earnings. Accordingly, no provision for income taxes is reflected in these financial statements. Net income or loss is allocated to the shareholder of the corporation.

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Intangible assets are stated at cost and reviewed annually to examine any impairments, usually assuming an estimated useful life of three to five years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the Chief Executive Officer, or decision-making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company’s core business.

Environmental Remediation Liability

The operations of the Company, like those of other companies in its industry, are subject to various domestic and foreign environmental laws and regulations. These laws and regulations not only govern current operations and products, but also impose potential liability on the Company for past operations. Management expects environmental laws and regulations to impose increasingly stringent requirements upon the Company and the industry in the future. Management believes that the Company conducts its operations in compliance with applicable environmental laws and regulations and has implemented various programs designed to protect the environment and promote continued compliance.

The Company is involved with environmental investigation and remediation activities at some of its currently operated sites. In addition, the Company, together with other parties, has been designated a potentially responsible party under federal and state environmental protection laws for the investigation and remediation of environmental matters. In general, these laws provide that potentially responsible parties may be held jointly and severally liable for investigation and remediation costs regardless of fault.

The Company initially provides for estimated costs of environmental-related activities relating to its past operations for which commitments or clean-up plans have been developed and when such costs can be reasonably estimated based on industry standards and professional judgment. These estimated costs, which are undiscounted, are determined based on currently available facts regarding each site. If the reasonably estimable costs can only be identified as a range and no specific amount within that range can be determined more likely than any other amount within the range, the minimum of the range is provided.

The Company continuously assesses its potential liability for investigation and remediation-related activities and adjusts its environmental-related accruals as information becomes available upon which more accurate costs can be reasonably estimated and as additional accounting guidelines are issued. At September 30, 2021 and December 31, 2020, the Company had accruals reported on the balance sheet as current liabilities of $71,017 and $140,000, respectively.

Actual costs incurred may vary from the accrued estimates due to the inherent uncertainties involved including, among others, the nature and magnitude of the wastes involved, the various technologies that can be used for remediation and the determination of acceptable remediation with respect to a particular site. Additionally, costs for environmental-related activities may not be reasonably estimable and therefore would not be included in our current liabilities.

Management expects these contingent environmental-related liabilities to be resolved over the next fiscal year.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-02, Leases (Topic 842), which, among other things, requires lessees to recognize substantially all leases on their balance sheets and disclose key information about leasing arrangements. The new standard establishes a right of use (“ROU”) model that requires a lessee to recognize a ROU asset and liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The new standard became effective for the Company on January 1, 2019.

We adopted Topic 842 utilizing the modified retrospective adoption method with an effective date of January 1, 2019. We made the election to not apply the recognition requirements in Topic 842 to short-term leases (i.e., leases of 12 months or less) for all classes of underlying assets. Instead, we recognize lease payments in profit or loss on a straight-line basis over the lease term. In addition, in accordance with Topic 842, variable lease payments in the period in which the obligation for those payments is incurred are not included in the recognition of a lease liability or right-of-use asset. We elected to not separate non-lease components from the associated lease component for all underlying classes of assets with lease and non-lease components. The adoption of Topic 842 resulted in the recognition of operating lease liabilities of $3,729,219 and $4,678,108 and operating ROU assets of $3,585,961 and $4,533,747  as of September 30, 2021 and December 31, 2020, respectively, primarily related to leases for the company’s metal recycling facilities. There was no cumulative effect adjustment to beginning Stockholders’ Deficit on the consolidated balance sheet. The accounting for our finance leases remained substantially unchanged, as finance lease liabilities and their corresponding ROU assets were already recorded on the consolidated balance sheets under the previous guidance. The adoption of Topic 842 did not have a significant effect on our results from operations or cash flows. See “Note 9—Leases” for additional disclosures required by Topic 842.

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. We expect the elimination of these models will reduce reported interest expense and increase reported net income for the Company’s convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The adoption of this update is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes certain disclosure requirements, including the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. ASU 2018-13 also adds disclosure requirements, including changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments on changes in unrealized gains and losses, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. ASU 2018-13 became effective for us on January 1, 2020. The adoption of this update did not have a material impact on the Company’s consolidated financial statements and related disclosures.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2021 and December 31, 2020 is summarized as follows:

	September 31, 2021	December 31, 2020
Equipment	$5,511,568	$4,310,229
Less accumulated depreciation	(2,287,191)	(1,939,638)
Property and equipment, net	$3,224,377	$2,370,591

Depreciation expense for the nine months ended September 30, 2021 and 2020 was $347,554 and $327,532, respectively.

NOTE 5 – MERCHANT CASH ADVANCES

During the nine months ended September 30, 2021 and 2020, the Company received proceeds from the issuance of merchant cash advances of $2,692,500 and $2,963,237 and repaid an aggregate of $2,327,432 and $1,816,518, respectively, of the advances. The advances have final payment dates ranging from June 19, 2020 to March 31, 2022. The advances are secured against the assets of the Company. As of September 30, 2021 and December 31, 2020, the Company owed $4,072,799 and $2,843,525 on the advances, net of issuance discounts of $903,141 and $707,646, respectively. The Company paid interest and penalties of $6,786 and $3,526 on these advances during the nine months ended September 30, 2021 and 2020, respectively.  There was amortization of debt discount of $864,206 and $744,874 during the nine months ended September 30, 2021 and 2020, respectively.

The Company realized gain on debt settlements of $0 and $19,440 during the nine months ended September 30, 2021 and 2020, respectively, for the early payoff of advances.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At September 30, 2021 and December 31, 2020, the Company owed accounts payable and accrued expenses of $845,349 and $1,488,713, respectively. These are primarily comprised of accounts payable balances to vendors of $735,087 and $1,285,788, accrued interest on debt of $49,818 and $16,944, and accrued credit card balances of $60,444 and $142,998 as of September 30, 2021 and December 31 2020, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCES

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

On June 30, 2021, the Company entered into a Consent Order with the Virginia State Water Control Board. Under the Consent Order, the Company is required to pay a civil penalty of $90,000, improve its internal control plans regarding recycled and waste materials, remediate certain environmental concerns on the properties it leases, among other requirements. The Company believes it is appropriate to recognize an environmental remediation liability as a regulatory claim was asserted in the Notices of Violations issued to the Company in November 2019, for which the June 2021 Consent Order rectifies.

The Company has recognized a $71,017 and $140,000 environmental remediation liability as of September 30, 2021 and December 31, 2020, respectively, of which the Company believes a balance of $15,017 and $50,000, respectively, are a fair estimate of the cost to remediate the properties it leases and a balance of $56,000 and $90,000, respectively, for the civil penalty. The Company paid $34,983 towards the remediation of the properties and $34,000 towards the civil penalty during the nine months ended September 30, 2021. The Company is committed to improving its processes and controls to ensure its operations have minimal environmental impact with the goal of minimizing the number of comments and citations received by the Department of Environmental Quality going forward.

NOTE 8 – NON-CONVERTIBLE NOTES PAYABLE, EIDL NOTE PAYABLE AND PPP NOTE PAYABLE

On July 5, 2019, the Company entered into a secured promissory note in amount of $1,360,800 bearing an interest rate of 10.495% with a maturity date of August 5, 2022. There was an additional financing cost of $11,474 assessed in fiscal year 2020. There were late fees of $30,330 assessed during the nine months ended September 30, 2021. The note is secured by assets of the Company. During the nine months ended September 30, 2021, the Company made principal payments of $302,400. At September 30, 2021 and December 31, 2020, the note had a principal balance of $764,464 and $1,066,864. As of September 30, 2021 and December 31, 2020, the note had a carrying value of $707,644 and $957,817, respectively. There was accrued interest on the note of $30,330 and $0 at September 30, 2021 and December 31, 2020, respectively.

On August 15, 2019, the Company entered into a secured promissory note in the amount of $652,680 bearing an interest rate of 10.495% with a maturity date of November 15, 2025. There was an additional financing cost of $2,313 assessed in fiscal year 2020. There were late fees of $7,896 assessed during the nine months ended September 30, 2021. The note is secured by assets of the Company. During the nine months ended September 30, 2021, the Company made payments towards the principal of the note of $72,560. At September 30, 2021 and December 31, 2020, the note had a principal balance of $524,381 and $596,941, respectively. At September 30, 2021 and December 31, 2020, the note had a carrying value of $450,268 and $509,324, respectively. There was accrued interest on the note of $7,896 and $0 at September 30, 2021 and December 31, 2020, respectively.

On December 30, 2019, the Company entered into a secured promissory note in the principal amount of $2,000,000 bearing an interest rate of 4.75% with a maturity date of December 30, 2023. The note is secured by all assets of the Company and property owned by the Company’s Chief Executive Officer. During the nine months ended September 30, 2021, the Company made payments towards the principal of the note of $384,181 and payments towards interest of $59,053. At September 30, 2021 and December 31, 2020, the note had a remaining principal balance of $1,223,530 and $1,607,712, respectively.

On December 30, 2019, the Company entered into a secured, demand promissory note in the principal amount of $1,000,000 bearing an interest rate of 4.75% with a maturity date of January 30, 2024. Under the terms of the note, any principal amount that is paid off can be reborrowed. The note is secured by all assets of the Company and property owned by the Company’s Chief Executive Officer. During the nine months ended September 30, 2021, the Company received proceeds of the note of $179,500. During the nine months ended September 30, 2021, the Company made payments towards the principal of the note of $241,205 and payments towards interest of $34,357. At September 30, 2021 and December 31, 2020, the note had a carrying value of $888,555 and $950,260, respectively.

On April 19, 2020, the Company received proceeds of $500,000 from an Economic Injury Disaster Loan (“EIDL”) note. The note has a maturity date of April 19, 2040 and bears 3.75% interest per annum. During the nine months ended September 30, 2021, the Company made payments towards the principal of the note of $0 and $14,622 towards the interest on the note. At September 30, 2021 and December 31, 2020, the Company owed $500,000 and $500,000 in principal and $12,501 and $13,151 in accrued interest on this note, respectively.

On April 20, 2020, the Company received proceeds of $543,000 from a Paycheck Protection Program (“PPP”) note. The note has a maturity date of April 20, 2022 and bears 1% interest per annum. At December 31, 2020, the Company owed $543,000 in principal and $3,794 in accrued interest on this note. On April 1, 2021, the Small Business Administration forgave $543,000 in principal and $7,294 in interest due under this note and the note was retired. The Company recorded a $548,218 gain on forgiveness of debt.

On August 12, 2020, the Company entered into a secured promissory note in the amount of $335,760, bearing an interest rate of 10.495% with a maturity date of September 12, 2024. The note is secured by assets of the Company. There were late fees of $4,897 assessed during the nine months ended September 30, 2021. During the nine months ended September 30, 2021, the Company made payments towards the principal of the note of $55,960. At September 30, 2021 and December 31, 2020, the note had a principal balance of $258,815 and $314,775, respectively. At September 30, 2021 and December 31, 2020, the note had a carrying value of $220,657 and $259,757, respectively. There was accrued interest on the note of $4,897 and $0 at September 30, 2021 and December 31, 2020, respectively.

On October 28, 2020, the Company entered into a secured promissory note in the amount of $273,960 bearing an interest rate of 10.015% with a maturity date of November 5, 2023. The note is secured by assets of the Company. There were late fees of $4,186 assessed during the nine months ended September 30, 2021. During the nine months ended September 30, 2021, the Company made payments towards the principal of the note of $60,880. At September 30, 2021 and December 31, 2020, the note had a principal balance of $213,080 and $273,960, respectively. At September 30, 2021 and December 31, 2020, the note had a carrying value of $188,812 and $237,109, respectively. There was accrued interest on the note of $4,186 and $0 at September 30, 2021 and December 31, 2020, respectively.

On March 16, 2021, the Company received proceeds of $543,275 from a Paycheck Protection Program (“PPP”) note. The note has a maturity date of March 16, 2023 and bears 1% interest per annum. At September 30, 2021, the Company owed $543,000 in principal and $2,902 in accrued interest on this note.

On June 21, 2021, the Company entered into a secured promissory note in the amount of $522,000 bearing an interest rate of 10.015% with a maturity date of June 21, 2024. The note is secured by assets of the Company. There were late fees of $7,896 assessed during the nine months ended September 30, 2021. During the nine months ended September 30, 2021, the Company made payments towards the principal of the note of $29,000. At September 30, 2021, the note had a principal balance of $493,000. At September 30, 2021, the note had a carrying value of $431,201. There was accrued interest on the note of $7,896 at September 30, 2021.

On July 7, 2021, the Company entered into a secured promissory note in the amount of $202,500 bearing an interest rate of 10.015% with a maturity date of June 21, 2024. The note is secured by assets of the Company. There were late fees of $844 assessed during the nine months ended September 30, 2021. During the nine months ended September 30, 2021, the Company made payments towards the principal of the note of $0. At September 30, 2021, the note had a principal balance of $202,500. At September 30, 2021, the note had a carrying value of $172,893. There was accrued interest on the note of $844 at September 30, 2021.

On August 23, 2021, the Company entered into a secured promissory note in the amount of $257,400 bearing an interest rate of 10.015% with a maturity date of August 23, 2024. The note is secured by assets of the Company. There were late fees of $215 assessed during the nine months ended September 30, 2021. During the nine months ended September 30, 2021, the Company made payments towards the principal of the note of $0. At September 30, 2021, the note had a principal balance of $257,400. At September 30, 2021, the note had a carrying value of $223,036. There was accrued interest on the note of $358 at September 30, 2021.

On September 7, 2021, the Company entered into a secured promissory note in the amount of $154,980 bearing an interest rate of 10.015% with a maturity date of September 7, 2024. The note is secured by assets of the Company. There were late fees of $358 assessed during the nine months ended September 30, 2021. During the nine months ended September 30, 2021, the Company made payments towards the principal of the note of $0. At September 30, 2021, the note had a principal balance of $154,980. At September 30, 2021, the note had a carrying value of $135,420. There was accrued interest on the note of $215 at September 30, 2021.

There was interest expense and amortization of debt discount of $1,122,610 and $990,428 for the nine months ended September 30, 2021 and 2020, respectively.

The following is a summary of the notes payable balances at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Note balance	$6,018,555	5,564,978
Less: current portion	(1,953,981)	(1,924,645)
Less: debt discount	(333,974)	-
Long-term portion	$3,730,681	$3,640,333

Aggregate minimum future principal payment maturities at September 30, 2021 were as follows:

Year ended December 31,
2021	$494,447
2022	2,175,250
2023	1,989,322
2024	783,733
2025	200,090
Thereafter	375,713
Total principal payments	$6,018,555

NOTE 9 – LEASES

Property Leases (Operating Leases)

The Company leases its facilities and certain office equipment under operating leases which expire on various dates through 2025 and thereafter. The Company determines if an arrangement is a lease at inception and whether they are finance or operating leases. Right of Use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. When readily determinable, the Company uses the implicit rate in determining the present value of lease payments. The ROU asset also includes any fixed lease payments, including in-substance fixed lease payments and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Lease term is determined at lease commencement and includes any non-cancellable period for which the Company has the right to use the underlying asset, together with any options to extend that the Company is reasonably certain to exercise.

On December 29, 2017, the Company entered into a lease agreement for the leasing of an automobile. Under the terms of the lease, the Company is required to pay $7,500 for the first month and $700 per month thereafter for 47 months. The lease expires on December 29, 2021 and the Company does not have an option to renew or extend. The Company is responsible to any damage to the automobile under the terms of the lease.

Effective January 1, 2019, the Company entered into leasing agreements with a company owned by the Chief Executive Officer of Empire for the leasing of the Company’s metal recycling locations. Under the terms of the leases, the Company is required to pay an aggregate of $137,450 per month for the facilities beginning January 1, 2019 and increasing by 3% on the first of every year thereafter. The leases expire on January 1, 2024 and the Company has two options to extend the leases by 5 years per option. In the event the Company does not exercise the options, the leases will continue on a month-to-month basis. The Company cannot sublease any of the properties under the lease agreements.

On February 18, 2019, the Company entered into a lease agreement for the leasing of an automobile. Under the terms of the lease, the Company is required to pay $18,200 for the first month and $750 per month thereafter for 59 months. The lease expires on February 18, 2023 and the Company does not have an option to renew or extend. The Company is responsible to any damage to the automobile under the terms of the lease.

On February 15, 2021, the Company entered into a lease agreement for the leasing of an automobile. Under the terms of the lease, the Company is required to pay $12,450 for the first month and $650 per month thereafter for 59 months. The lease expires on February 15, 2026 and the Company does not have an option to renew or extend. The Company is responsible to any damage to the automobile under the terms of the lease.

On March 2, 2021, the Company entered into leasing agreements for office space beginning on March 15, 2021. Under the terms of the leases, the Company is required to pay a $631 for March 15 to March 31, 2021, $1,150 per month for the facilities beginning April 1, 2021 and increasing by 3% on April 1st of every year thereafter. The leases expire on March 31, 2024 and the Company was required to make a security deposit of $1,150. The Company does not have an option to extend the lease. The Company cannot sublease any of the properties under the lease agreements.

ROU assets and liabilities consist of the following:

	September 30, 2021	December 31, 2020
Operating leases - ROU assets (included in Other assets)	$3,551,700	$4,553,747
Finance lease ROU asset - net	$34,261	$-

Current portion of lease liabilities	$1,822,869	$1,766,552
Long term lease liabilities, net of current portion	1,906,350	2,911,556
Total lease liabilities	$3,729,219	$4,678,108

Aggregate minimum future commitments under non-cancelable operating leases, finance leases and other obligations at September 30, 2021 were as follows:

Year ended December 31,
2021	$446,513
2022	1,833,297
2023	1,887,781
2024	11,600
2025	7,800
2026	1,300
Total Minimum Lease Payments	$4,188,291
Less: Imputed Interest	$(459,072)
Present Value of Lease Payments	$3,729,219
Less: Current Portion	$1,822,869
Long Term Portion	$1,906,350

The Company leases its facilities, automobiles, and offices under operating leases which expire on various dates through 2026. Rent expense related to these leases is recognized based on the payment amount charged under the lease. Rent expense for the nine months ended September 30, 2021 and 2020 was $1,336,413 and $1,282,421, respectively. At September 30, 2021, the leases had a weighted average remaining lease term of 2.25 years and a weighted average discount rate of 10%.

NOTE 10 – CONCENTRATIONS OF REVENUE

Customer Concentrations

The Company has a concentration of customers. For the nine months ended September 30, 2021 and 2020, one customer represented approximately 90.78% and 84.38% of revenue, respectively. Sims Metal Management accounted for $17,845,073 and $7,732,025 in revenue.

The Company’s sales are concentrated in the Virginia and northeastern North Carolina markets.

NOTE 11 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 5,000 shares of common stock, par value $1.00 per share. There were 1,000 shares of common stock outstanding at December 31, 2019, and December 31, 2020.

During nine months ended September 30, 2021 and 2020, there were contributions for lease rent of $894,448 and $1,289,516, respectively. During the nine months ended September 30, 2021 and 2020, there were cash contributions of $0 and $346,256, respectively, and contributions of fixed assets of $155,800 and $0, respectively. There were cash distributions of $1,746,034 and $0 during the nine months ended September 30, 2021 and 2020, respectively. During the nine months ended September 30, 2021 and 2020, there were non-cash distributions of $133,979 and $0, respectively.

NOTE 12 – WARRANTS

The Company does not have any outstanding warrants to purchase common stock.

NOTE 13 – STOCK OPTIONS

The Company does not have any outstanding options to purchase shares of common stock.

NOTE 14 – INCOME TAXES

The Company, with stockholder’s consent, has elected to be taxed as an “S Corporation” under the provisions of the Internal Revenue Code and comparable state income tax law. As an S Corporation, the Company is generally not subject to corporate income taxes and the Company’s net income or loss is reported on the individual tax return of the stockholder of the Company. Therefore, no provision or liability for income taxes is reflected in the financial statements.

The Company has not been audited by the Internal Revenue Service, and accordingly the business tax returns since 2016 are open to examination. Management has evaluated its tax positions and has concluded that the Company had taken no uncertain tax positions that could require adjustment or disclosure in the financial statements to comply with provisions set forth in Accounting Standards Codification (ASC) Section 740, Income Taxes.

NOTE 15 – RELATED PARTY DUE FROM AFFILIATE

During the nine months ended September 30, 2021, Empire paid $1,515,778 in bills, operating costs, and settlements of legal matters, debt, and warrants on behalf of MassRoots, Inc. under notes payable agreements and advances. Under the notes payable agreements, Empire had accrued interest receivable of $22,206 at September 30, 2021. Empire’s owner, Danny Meeks, is the Chairman and Chief Executive Officer of Greenwave Technology Solutions, Inc. (“Greenwave”) (formerly known as MassRoots, Inc.). The balance of this note and accrued interest was eliminated as an inter-company debt upon consummation of the merger with Greenwave.

NOTE 16 – SUBSEQUENT EVENTS

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued.

On September 30, 2021, MassRoots, Inc. entered into definitive agreements to acquire the Company for consideration of (i) 482,504,742 shares of Common Stock, (ii) within 3 business days of the closing of the Company’s next capital raise, repayment of a $1 million advance made to purchase Empire’s Virginia Beach location and (iii) a promissory note in the principal amount of $3.7 million with a maturity date of September 30, 2023. The acquisition was effective October 1, 2021 upon the effectiveness of a Certificate of Merger in Virginia.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF DECEMBER 31, 2020

AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

Pro Forma Condensed Combined Financial Statements

On September 30, 2021, Greenwave Technology Solutions, Inc. (the “Company” or “Greenwave”) formerly known as MassRoots, Inc. entered into an agreement and plan of merger (the “Merger Agreement”) with Empire Merger Corp., a Delaware corporation (“Merger Sub”), Empire Services, Inc., a Virginia corporation (“Empire”), and Danny Meeks, the sole shareholder of Empire (the “Stockholder”), to acquire Empire.

Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Empire (the “Merger”), with Empire as the surviving corporation (the “Surviving Corporation”). The Merger was consummated upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the State Corporation Commission of Virginia on October 1, 2021.

The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the estimated effects of the Acquisition. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical consolidated balance sheets of Greenwave and Empire, giving effect to the Acquisition as if it had been completed on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 combine the historical consolidated income statements of Greenwave and Empire, giving effect to the Acquisition as if it had been completed on January 1, 2020.

These unaudited pro forma condensed combined financial statements are based on, and should be read in conjunction with the accompanying notes as well as the historical audited consolidated financial statements of both Greenwave and Empire as of and for the year ended December 31, 2020, which are incorporated by reference.

The unaudited pro forma condensed combined financial information is provided for illustrative and information purposes only and is not intended to represent or necessarily be indicative of the combined company’s results of operations or financial condition had the Acquisition been completed on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not include any expected cost savings or operating synergies, which may be realized subsequent to the combination, or the impact of any non-recurring activity and one-time transaction-related or integration-related items. Moreover, the pro forma adjustments represent best estimates based upon the information available to date and are preliminary and subject to change after more detailed information is obtained.

Empire and Greenwave Technology Solutions, Inc.

Unaudited Proforma Combined Balance Sheet

as of September 30, 2021

			Transaction		Other
	Historical	Historical	Accounting		Transaction	Pro Forma
	Greenwave	Empire	Adjustments		Adjustments	Combined
	(As Restated)
ASSETS
Current assets:
Cash	$1,082	$141,027	$-		$-	$142,109
Deposits	-	1,150	-		-	$1,150
Total current assets	1,082	142,177	-		-	143,259

Equipment - net of accumulated depreciation	-	3,224,377	-		-	3,224,377
Operating lease right of use assets	-	3,551,700	-		-	3,551,700
Finance lease right of use assets	-	34,261	-		-	34,261
Due from a related party	-	1,515,778	(1,515,778	)(A)	-	-
Licenses	-	-	10,000,000	(B)	-	10,000,000
Customer base	-	-	5,000,000	(B)	-	5,000,000
Intellectual property	-	-	2,500,000	(B)	-	2,500,000
Goodwill	-	-	11,548,753	(B)	-	11,548,753
Total assets	$1,082	$8,468,293	$27,532,975		$-	$36,002,350

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$4,242,821	$845,349	$-		$-	$5,088,170
Advances	122,000	4,072,799	(25,000	)(A)	-	4,169,799
Accrued payroll and related expense	4,037,298	-	-		-	4,037,298
Deferred revenue	25,000	-	-		-	25,000
Finance lease, current portion	-	7,800	-		-	7,800
Operating lease liability, current portion	-	1,815,069	-		-	1,815,069
Notes payable, current portion	1,760,082	1,953,981	(1,490,778	)(A)	-	2,223,285
Convertible notes payable	3,063,970	-	-		-	3,063,970
Derivative liabilities	4,289,634	-	-		-	4,289,634
Environmental remediation liability	-	71,017	-		-	71,017
Total current liabilities	17,540,805	8,766,015	(1,515,778)		-	24,791,042

Related party notes payable	-	-	4,700,000	(C)	-	4,700,000
Operating lease liability, net current portion	-	1,887,500	-		-	1,887,500
Finance lease liability, net current portion	-	18,850	-		-	18,850
PPP note payable	-	535,880	-		-	535,880
EIDL note payable	-	470,756	-		-	470,756
Notes payable, net of debt discounts and current portion	128,364	2,724,045	-		-	2,852,409
Total liabilities	17,669,169	14,403,046	3,184,222		-	35,256,437

Commitments and contingencies (See Note 7)

Shareholders’ deficit:
Preferred stock - 10,000,000 shares authorized:
Preferred stock - Series X, $0.001 par value, $20,000 stated valued, 100 shares authorized; 26.05 shares issued and outstanding	-	-	-		-	-
Preferred stock - Series Y, $0.001 par value, $20,000 stated valued, 1,000 shares authorized; 720.515674 shares issued and outstanding	1	-	-		-	1
Preferred stock - Series Z, $0.001 par value, $20,000 stated value, 500 shares authorized; 500 and 0 shares issued; 0 and 0 shares outstanding, and 500 and 0 to be issued, respectively	1	-				1
Preferred stock - Series C, $0.001 par value, $20,000 stated valued, 1,000 shares authorized; 1,000 shares issued and outstanding	1	-	-		-	1
Preferred stock - Series A, $0.001 par value, 6,000 shares authorized; 6,000 shares issued and outstanding	-	-	-		-	-
Preferred stock - Series B, $0.001 par value, 2,000 shares authorized; 2,000 shares issued and outstanding	-	-	-		-	-
Common stock, 500,000,000 shares authorized; 499,871,337 shares issued and outstanding	499,871	1,000	494,000	(D)	-	994,871
Common stock to be issued, 906,373,564 shares	906,374	-	-		-	906,374
Additional paid in capital	306,046,151	2,417,778	15,501,222	(D)	-	323,965,151
Accumulated deficit	(325,120,486)	(8,353,531)	8,353,531	(E)	-	(325,120,486)
Total shareholders’ deficit	(17,668,087)	(5,934,753)	24,348,753		-	745,913
Total liabilities and shareholders’ deficit	$1,082	$8,468,293	$27,532,975		$-	$36,002,350

The accompanying notes are an integral part of these condensed consolidated financial statements.

Empire and Greenwave Technology Solutions, Inc.

Unaudited Proforma Combined Statement of Operating Statement

For the nine months ended September 30, 2021

			Transaction		Other
	Historical	Historical	Accounting		Transaction	Pro Forma
	Greenwave	Empire	Adjustments		Adjustments	Combined
	(As Restated)

Revenues	$1,660	$19,657,726	$-		$-	$19,659,386
Cost of revenues	297	10,656,628	-		-	10,656,925
Gross Profit	1,363	9,001,098	-		-	9,002,461

Operating Expenses:
Advertising	18,125	-	-		-	18,125
Rent, utilities, and property maintenance	-	1,689,544	-		-	1,689,544
Consulting, accounting, and legal	-	165,792	-		-	165,792
Payroll and related expense	225,603	2,242,961	-		-	2,468,564
Depreciation expense	-	347,554	-		-	347,554
Environmental remediation expense	-	6,850	-		-	6,850
Hauling and equipment maintenance	-	952,163	-		-	952,163
Other general and administrative expenses	953,927	563,902	-		-	1,517,829
Total Operating Expenses	1,197,655	5,968,766	-		-	7,166,421

Profit (Loss) From Operations	(1,196,292)	3,032,332	-		-	1,836,040

Other Income (Expense):
Interest income (expense)	(2,159,564)	(1,122,610)	(282,000	)(P)	-	(3,564,174)
Change in derivative liability for authorized shares shortfall	(159,633,797)	-	-		-	(159,633,797)
Change in fair value of derivative liabilities	300,885	-	-		-	300,885
Gain (loss) on conversion of convertible notes	(880)	-	-		-	(880)
Gain on settlement of convertible notes payable and accrued interest, warrants and accounts payable in exchange for Series Y Preferred shares	173,361,276	-	-			173,361,276
Gain on forgiveness of debt	192,521	548,218	-		-	740,739
Amortization of intangible assets	-	-	(1,500,000	)(O)	-	(1,500,000)
Total Other Income (Expense)	12,060,441	(574,392)	(1,782,000)		-	9,704,049

Net Income (Loss) Before Income Taxes	10,864,149	2,457,940	(1,782,000)		-	11,540,089

Provision for Income Taxes (Benefit)	-	-	-		-	-

Net Income (Loss)	10,864,149	2,457,940	(1,782,000)		-	11,540,089

Deemed dividend resulting from amortization of preferred stock discount	(34,798,923)	-	-		-	(34,798,923)

Net Income (Loss) Available to Common Stockholders	$(23,934,774)	$2,457,940	$(1,782,000)		$-	$(23,258,834)

Net Income (Loss) per Common Share:
Basic	$(0.02)					$(0.01)
Diluted	$(0.02)					$(0.01)

Weighted Average Common Shares Outstanding:
Basic	1,405,511,082		495,000,000	(d)	-	1,900,511,082
Diluted	1,405,511,082		495,000,000	(d)	-	1,900,511,082

The accompanying notes are an integral part of these condensed consolidated financial statements.

Empire and Greenwave Technology Solutions, Inc.

Unaudited Proforma Combined Statement of Operating Statement

For the year ended December 31, 2020

			Transaction		Other
	Historical	Historical	Accounting		Transaction	Pro Forma
	Greenwave	Empire	Adjustments		Adjustments	Combined

Revenues	$6,964	$12,956,728	$-		$-	$12,963,692
Cost of revenues	1,283	6,879,413	-		-	6,880,696
Gross Profit	5,681	6,077,315	-		-	6,082,996

Operating Expenses:
Rent, utilities, and property maintenance	-	2,374,860	-		-	2,374,860
Consulting, accounting, and legal	-	295,364	-		-	295,364
Payroll and related expense	303,850	2,405,871	-		-	2,709,721
Depreciation expense	-	382,244	-		-	382,244
Hauling and equipment maintenance	-	2,043,551	-		-	2,043,551
Other general and administrative expenses	862,042	1,038,708	-		-	1,900,750
Total Operating Expenses	1,165,892	8,540,598	-		-	9,706,490

Profit (Loss) From Operations	(1,160,211)	(2,463,283)	-		-	(3,623,494)

Other Income (Expense):
Interest income (expense)	(5,139,321)	(1,328,527)	(376,000	)(P)	-	(6,843,848)
Change in derivative liability for authorized shares shortfall	(170,319,590)	-	-		-	(170,319,590)
Change in fair value of derivative liabilities	(451,351)	-	-		-	(451,351)
Gain (loss) on conversion of convertible notes	882	-	-		-	882
Gain on settlement of convertible notes payable and accrued interest, warrants and accounts payable in exchange for Series Y Preferred shares	162,109,131	-	-		-	162,109,131
Gain on forgiveness of debt	250,000	-	-		-	250,000
Gain of settlement of debt	-	19,440	-		-	19,440
Amortization of intangible assets	-	-	(2,000,000	)(O)		(2,000,000)
Other income	-	23,000	-		-	23,000
Total Other Income (Expense)	(13,550,249)	(1,286,087)	(2,376,000)		-	(17,212,336)

Net Income (Loss) Before Income Taxes	(14,710,460)	(3,749,370)	(2,376,000)		-	(20,835,830)

Provision for Income Taxes (Benefit)	-	-	-		-	-

Net Income (Loss)	(14,710,460)	(3,749,370)	(2,376,000)		-	(20,835,830)

Deemed dividend resulting from amortization of preferred stock discount	(1,074,539)	-	-		-	(1,074,539)
Deemed dividend from warrant price protection	(95,838,488)	-	-		-	(95,838,488)

Net Income (Loss) Available to Common Stockholders	$(111,623,487)	$(3,749,370)	$(2,376,000)		$-	$(117,748,857)

Net Income (Loss) per Common Share:
Basic	$(0.08)					$(0.07)
Diluted	$(0.08)					$(0.07)

Weighted Average Common Shares Outstanding:
Basic	1,390,934,274		495,000,000	(d)	-	1,885,934,274
Diluted	1,390,934,274		495,000,000	(d)	-	1,885,934,274

The accompanying notes are an integral part of these condensed consolidated financial statements.

Greenwave Technology Solutions, Inc. and Empire

Notes to the unaudited pro forma combined financial information

Note 1 — Description of the Acquisition

On September 30, 2021, Greenwave Technology Solutions, Inc. (the “Company” or “Greenwave”) entered into an agreement and plan of merger (the “Merger Agreement”) with Empire Merger Corp., a Delaware corporation (“Merger Sub”), Empire Services, Inc., a Virginia corporation (“Empire”), and Danny Meeks, the sole shareholder of Empire (the “Stockholder”), to acquire Empire.

Empire, a company headquartered in Virginia, operates 11 metal recycling facilities in Virginia and North Carolina, where it collects, classifies and processes raw scrap metals (ferrous and nonferrous) for recycling, such as iron, steel, aluminum, copper, lead, stainless steel and zinc. Empire’s business consists of purchasing scrap metals from retail customers, municipal governments and large corporations, and selling both processed and unprocessed scrap metals to steel mills and others purchasers across the country. Empire utilizes technology to create operating efficiencies and competitive advantages over other scrap metal recyclers. As of October 2021, Empire has 73 employees.

Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Empire (the “Merger”), with Empire as the surviving corporation (the “Surviving Corporation”). The Merger became effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware on September 30, 2021 and articles of merger with the with the State Corporation Commission of Virginia.

At the effective time of the Merger (the “Effective Time”), each share of Empire’s common stock held by the Stockholder was converted into the right to receive consideration consisting of: (i) a number of newly-issued restricted shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) resulting in the Stockholder holding an aggregate of 495,000,000 shares of Common Stock at and as of the Effective Time (the “Merger Share Consideration”), (ii) within 3 business days of the closing of the Company’s next capital raise, repayment of a $1 million advance made to purchase Empire’s Virginia Beach location and (iii) a promissory note in the principal amount of $3.7 million with a maturity date of September 30, 2023.

The Merger Agreement contains representations, warranties and covenants customary for transactions of this type. Investors in, and security holders of, the Company should not rely on the representations and warranties as characterizations of the actual state of facts since they were made only as of the date of the Empire Acquisition Agreement. Moreover, information concerning the subject matter of such representation and warranties may change after the date of the Empire Acquisition Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Note 2 — Basis of Presentation

The following unaudited pro forma condensed combined financial information of the combined company is presented to illustrate the proposed effects of the Acquisition. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by Securities and Exchange Commission (“SEC”) Final Rule Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaced the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The combined company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the Acquisition involving Greenwave and Empire under the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, with Greenwave treated as the accounting acquirer. Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Empire are recognized and measured as of the acquisition date at fair value, defined in ASC 820, Fair Value Measurement, and added to those of Greenwave which are based on its respective historical financial information.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to the Company in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Management has made significant estimates and assumptions in its determination of the Transaction Accounting Adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded might differ materially from the information presented.

Upon consummation of the Acquisition, a final determination of the fair value of Empire’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the Company’s statement of operations following the consummation of the Acquisition. The final consideration allocation may be materially different than the preliminary allocation presented in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for illustrative and information purposes only and is not intended to represent or necessarily be indicative of the combined company’s results of operations or financial condition had the Acquisition been completed on the dates indicated, nor do they purport to project Company’s results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not include any expected cost savings or operating synergies, which may be realized subsequent to the combination or the impact of any non-recurring activity and one-time transaction-related or integration-related items. Moreover, the pro forma adjustments represent best estimates based upon the information available to date and are preliminary and subject to change after more detailed information is obtained.

Note 3 — Accounting Policies and Reclassification Adjustments

The Company has not identified all adjustments necessary to conform Empire’s accounting policies to Greenwave’s accounting policies. Upon consummation of the Acquisition, or as more information becomes available, the Company will perform a more detailed review of Empire’s accounting policies. Upon consummation of the Acquisition, the Company will perform a comprehensive review of its accounting policies. The Company may, as a result, identify additional differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined consolidated financial statements.

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Empire are recognized and measured as of the acquisition date at fair value and added to those of Greenwave. The determination of fair value used in the pro forma adjustments are presented herein.

Note 4 — Acquisition Consideration

The accompanying unaudited pro forma condensed combined financial statements reflect a purchase price of approximately $23,114,000 (the “Acquisition Consideration”) comprised of the following:

Purchase Price:	Fair Value
Stock (MSRT Common Shares)	$18,414,000
Promissory Note ($3.7M)	3,700,000
Promissory Note ($1M)	1,000,000
Total Purchase Price	$23,114,000

Note 5 — Purchase Price Allocation

Greenwave has performed a preliminary allocation of the Acquisition Consideration to the identifiable assets acquired and liabilities assumed of Empire. Using the total Acquisition Consideration for the Acquisition, the Company has valued the allocations to such assets and liabilities. The purchase price allocation is based on financial information of Empire as of the closing date which represents the best information available to management at the time of this filing.

The following table summarizes the allocation of the estimated preliminary Acquisition Consideration:

Fair Value
Assets acquired
Cash and cash equivalents	$141,027
Deposits	1,150
Notes receivable – related party	1,515,778
Property and equipment, net	3,224,337
Other assets	3,585,961
Total assets acquired	8,468,293

Liabilities assumed
Accounts payable	(845,349)
Advances	(4,072,799)
Environmental remediation liabilities	(71,017)
Note payable	(5,684,662)
Other liabilities	(3,729,219)
Total liabilities assumed	(14,403,046)
Net tangible liabilities	$(5,934,753)

Intangible Assets Acquired
Licenses	10,000,000
Intellectual Property	2,500,000
Customer Base	5,000,000
Goodwill (1)	11,548,753
Total Intangible Assets Acquired	$29,048,753
Purchase price allocated	$23,114,000

(1)	Goodwill represents the excess of Acquisition Consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill will not be amortized but rather subject to annual impairment test, absent any indicators of impairment. Goodwill recorded in the Acquisitions is not expected to be deductible for tax purposes. Greenwave management is still in the process of valuing any identifiable intangible assets, to which the valuation may impact the final goodwill amount.

This purchase price allocation has been used to prepare the Transaction Accounting Adjustments in the condensed combined pro forma balance sheet and statements of operations and is described in more detail in the explanatory notes in Note 6 — Pro Forma Adjustments.

Note 6 — Pro Forma Adjustments

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

(A)	Represents the elimination of inter-company loans and interest from Empire to Greenwave.

(B)	The fair value of intangible assets acquired from Empire upon acquisition

(C)	Represents the fair value of the $3,700,000 and $1,000,000 notes payable issued to Danny Meeks upon acquisition.

(D)	Represents the (i) $18,414,000 fair value of the 495,000,000 shares of Common Stock issued to the owner of Empire upon acquisition, less the (ii) close out of Empire’s net intangible assets of $29,048,753.

(E)	Adjustment to eliminate Empire’s historical accumulated deficit

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(O)	The intangible assets acquired in the acquisition are amortized as follows:

		Nine Months	One Year
	Life (in years)	Expense
Licenses	10	750,000	1,000,000
Intellectual Property	5	375,000	500,000
Customer Base	10	375,000	500,000
		1,500,000	2,000,000

(P)	Represents interest expense on note payable issued upon acquisition

4,525,795,918 Shares of Common Stock

PROSPECTUS

December    , 2021

PART II- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by Greenwave Technology Solutions, Inc. (the “Registrant”, the Company”, “we” or “us”) in connection with the issuance and distribution of the securities being registered hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fees	$25,172.48
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$50,000.00
Miscellaneous	$4,827.52
Total	$90,000.00

Item 14. Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation of the Company provides that:

●	The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys” fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, the Company shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

●	The Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified.

Any indemnification as outlined above is not exclusive of any other rights to indemnification afforded by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

Item 15. Recent Sales of Unregistered Securities.

Each of the below issuances was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Regulation D thereunder, as a transaction by an issuer not involving a public offering.

●	In December 2018, we issued a twelve-month secured convertible notes with an aggregate principal amount of $2,250,000 for gross proceeds of $2,000,000.

●	From January to June 2019, we issued and sold six-month convertible notes in the principal amount of $389,000 for gross proceeds of $350,000.

●	From July 1, 2019 to August 30, 2019, the Company entered into subscription agreements pursuant to which it sold an aggregate of 296 units (the “Units”) for a purchase price of $1,250 per Unit, for aggregate gross proceeds of $370,000. Each Unit consists of one share of the Company’s Series B Preferred Stock and a warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.075 per share.

●	From September 6, 2019 to September 12, 2019, the Company entered into subscription agreements pursuant to which it sold an aggregate of 60 units (the “Units”) for a purchase price of $1,250 per Unit, for aggregate gross proceeds of $75,000. Each Unit consists of one share of the Company’s Series B Preferred Stock and a warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.075 per share.

●	From November 5, 2019 to November 15, 2019, the Company entered into subscription agreements pursuant to which it sold an aggregate of 610 units (the “Units”) for a purchase price of $1,250 per Unit, for aggregate gross proceeds of $762,500. Each Unit consists of one share of the Company’s Series B Preferred Stock and a warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.075 per share.

●	On November 23, 2019, we issued and sold six-month convertible notes in the principal amount of $108,900 for gross proceeds of $99,000.

●	On December 6, 2019, we issued and sold six-month convertible notes in the principal amount of $110,000 for gross proceeds of $100,000.

●	On January 7, 2020, we issued and sold a six-month convertible note in the principal amount of $55,000 for gross proceeds of $50,000.

●	On March 5, 2020, we issued and sold a six-month convertible note in the principal amount of $72,000 for gross proceeds of $66,000.

●	On March 17, 2020, we issued and sold a six-month convertible note in the principal amount of $17,600 for gross proceeds of $16,000.

●	On April 17, 2020, we issued and sold six-month convertible notes in the principal amount of $330,000 for gross proceeds of $300,000.

●	On July 13, 2020, we issued and sold six-month convertible notes in the principal amount of $110,000 for gross proceeds of $100,000.

●	On August 31, 2020, we issued and sold a six-month convertible note in the principal amount of $66,000 for gross proceeds of $60,000.

●	On September 1, 2020, we issued and sold a six-month convertible note in the principal amount of $49,500 for gross proceeds of $45,000.

●	On November 25, 2020, the Company entered into a securities purchase agreement with an accredited investor for the sale of 3.3 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $66,000. The purchase and issuance of such shares of Series X Preferred Stock closed on December 1, 2020.

●	On December 21, 2020, the Company entered into a securities purchase agreement with an accredited investor for the sale 7.5 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $150,000. The purchase and issuance of such shares of Series X Preferred Stock closed on December 23, 2020.

●	On December 22, 2020, the Company entered into a securities purchase agreement with an accredited investor for the sale 5.25 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $105,000. The purchase and issuance of such shares of Series X Preferred Stock closed on December 29, 2020.

●	On February 16, 2021, the Company entered into a securities purchase agreement with an accredited investor for the sale 5 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $100,000. The purchase and issuance of such shares of Series X Preferred Stock closed on February 18, 2021.

●	On February 22, 2021, the Company entered into a securities purchase agreement with an accredited investor for the sale 1.25 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $25,000. The purchase and issuance of such shares of Series X Preferred Stock closed on February 24, 2021.

●	On March 10, 2021, the Company entered into a securities purchase agreement with an accredited investor for the sale 3.75 shares of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, resulting in aggregate proceeds of $75,000. The purchase and issuance of such shares of Series X Preferred Stock closed on March 12, 2021.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedule

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(5) For determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For determining liability under the Securities Act, if securities are offered or sold to a purchaser by means of any of the following communications, the Company will be a seller to such purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv)	Any other communication that is an offer in the offering made by the Company to a purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, State of Virginia, on December 20, 2021.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Danny Meeks
Danny Meeks
Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Danny Meeks	Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer),	December 20, 2021
Danny Meeks	Chairman of the Board of Directors

EXHIBIT INDEX

No.	Description
2.1	Plan of Reorganization, dated March 18, 2014 (Incorporated by reference to our Registration Statement on Form S-1 filed with the SEC on June 13, 2014)
2.2	Agreement and Plan of Merger between MassRoots, Inc. and Whaxy Inc. and DDDigtal Inc. and Zachary Marburger and the Stockholders of DDDigtal Inc., dated December 15, 2016 (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 16, 2016)
2.3	Agreement and Plan of Merger between MassRoots, Inc. and MassRoots Compliance Technology, Inc. and Odava, Inc. and Scott Kveton and the Stockholders of Odava, Inc. (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 5, 2017)
2.4	Agreement and Plan of Merger between MassRoots, Inc., MassRoots Supply Chain, Inc., COWA Science Corporation and Christopher Alameddin, as the representative of the Stockholders of COWA Science Corporation, dated February 11, 2019 (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 12, 2019)
2.5	Agreement and Plan of Merger between MassRoots, Inc., Empire Merger Corp., Empire Services, Inc. and Danny Meeks, as the sole shareholder of the Target, dated September 30, 2021 (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 6, 2021)
3.1	Second Amended and Restated Certificate of Incorporation of MassRoots, Inc. (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on June 19, 2018)
3.2	Bylaws of the Company (Incorporated by reference to our Registration Statement on Form S-1 filed with the SEC on June 13, 2014)
3.3	State of Delaware Certificate of Merger of Domestic Corporation Into Domestic Corporation, for MassRoots Compliance Technology, Inc. and Odava Inc., effective as of July 13, 2017 (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 14, 2017)
3.4	Certificate of Designations, Preferences and Rights of the Series A Preferred Stock (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 12, 2019)
3.5	Certificate of Designations, Preferences and Rights of the Series B Preferred Stock (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 12, 2019)
3.6	Certificate of Designations, Preferences and Rights of the Series C Preferred Stock (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 22, 2019)
3.7	Certificate of Correction to the Certificate of Designations, Preferences and Rights of the Series C Preferred Stock (Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on July 16, 2020)
3.8	Certificate of Designations, Preferences and Rights of the Series X Convertible Preferred Stock. (Incorporated by reference to our Quarterly Report on Form 10-Q filed with the SEC on December 18, 2020)
3.9	Certificate of Designations, Preferences and Rights of the Series Y Preferred Stock (Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on April 15, 2021)
3.10	Certificate of amendment of the certificate of incorporation of the Company effective May 24, 2021, amending Certificate of Designations, Preferences, and Rights of the Series X Convertible Preferred Stock filed with the Secretary of State on May 24, 2021 (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 25, 2021)
3.11	Certificate of amendment of the certificate of incorporation of the Company effective May 24, 2021, amending Certificate of Designations, Preferences, and Rights of the Series Y Convertible Preferred Stock filed with the Secretary of State on December 30, 2020 (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 25, 2021)
3.12	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of MassRoots, Inc. effective September 30, 2021, field with the Secretary of State on September 30, 2021 (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 6, 2021)
3.13	Certificate of Designations, Preferences and Rights of the Series Z Convertible Preferred Stock. (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 20, 2021)
3.14*	Certificate of Elimination of Series C Convertible Preferred Stock of Greenwave Technology Solutions, Inc.
5.1**	Opinion of Pryor Cashman LLP
10.1+	2014 Equity Incentive Plan and forms of stock option agreement and stock award agreement thereunder (Incorporated by reference to our Registration Statement on Form S-1 filed with the SEC on June 13, 2014)

10.2+	2015 Equity Incentive Plan and forms of stock option agreement and stock award agreement thereunder (Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on March 30, 2016)
10.3+	2016 Equity Incentive Plan and forms of stock option agreement and stock award agreement thereunder. (Incorporated by reference to our Current Report on Form 8-K filed on September 23, 2016)
10.4+	2017 Equity Incentive Plan and forms of stock option agreement and stock award agreement thereunder (Incorporated by reference to our Definitive Schedule 14C Information Statement filed with the SEC on December 9, 2016)
10.5	Form of Joinder Agreement to Agreement and Plan of Merger made by each stockholder of Odava, Inc. and agreed to and acknowledged by MassRoots, Inc. and MassRoots Compliance Technology, Inc. (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 5, 2017)
10.6+	Employment Agreement by and between the Company and Isaac Dietrich (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 14, 2017)
10.7+	2018 Equity Incentive Plan (Incorporated by reference to our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 11, 2018)
10.8+	2021 Equity Incentive Plan (Incorporated by reference to our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 12, 2021)
10.9+	Employment Agreement by and between the Company and Danny Meeks (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 6, 2021)
10.10	Form of Warrant (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 6, 2021)
10.11	Form of Senior Note (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 6, 2021)
10.12	Securities Purchase Agreement, dated November 29, 2021, by and between MassRoots, Inc. and the parties thereto (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 6, 2021)
10.13	Pledge and Security Agreement, dated November 30, 2021, by and between MassRoots, Inc. and the parties thereto (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 6, 2021)
10.14	Registration Rights Agreement, dated November 29, 2021, by and between MassRoots, Inc. and the parties thereto (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 6, 2021)
14.1	Code of Ethics of the Company (Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on April 1, 2015)
21.1*	List of Subsidiaries
23.1*	Consent of RBSM, LLP
23.2**	Consent of Pryor Cashman LLP (included in their opinion filed as Exhibit 5.1)
101.INS*	Inline XBRL Instance Document (the Instance Document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	filed herewith.

**	to be filed by amendment.

+	Denotes a management contract or compensatory plan.